As filed with the U.S. Securities and Exchange Commission on July 19, 2022.
Registration No. 333-253521

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7 TO
FORM F-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Building DreamStar Technology Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7380 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
Suite 2016, King Building, No.5002 Shennan East Road
Luohu District, Shenzhen, Guangdong
People’s Republic of China 518001
+00852-21274570
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 212-530-2206	Richard I. Anslow, Esq. Jonathan H. Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated July 19, 2022
PRELIMINARY PROSPECTUS
4,600,000 Ordinary Shares
Building DreamStar Technology Inc.
This is an initial public offering of our ordinary shares. We are offering on a firm commitment basis our ordinary shares, par value $0.0001 per share (“Ordinary Shares”). Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price to be in the range of $5.00 to $6.00 per Ordinary Share. We have reserved the symbol “BDS” for purposes of listing our Ordinary Shares on the Nasdaq Capital Market under the symbol “BDS.”
Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying our Ordinary Shares.
We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no operations of our own, we conduct our operations through our subsidiaries in the People’s Republic of China. Investors in our Ordinary Shares are purchasing equity interests in our Cayman Islands holding company. This structure involves unique risks to investors.
From November 3, 2020 to February 2022, we operated all of our business in the People’s Republic of China (the “PRC” or “China”) through a variable interest entity (the “VIE”), Shenzhen Building DreamStar Technology Ltd., a limited liability company organized in the PRC (the “former VIE” or “Shenzhen Building DreamStar”), and the former VIE’s subsidiaries. In February 2022, we restructured our corporate structure and acquired 100% of the equity ownership in Shenzhen Building DreamStar from its former shareholders for RMB1 million ($155,000). As a result, the VIE structure was unwound. We consolidated the financial results of Shenzhen Building DreamStar and its subsidiaries in accordance with U.S. GAAP during the period when the VIE arrangements were effective, but Shenzhen Building DreamStar was not an entity in which we owned equity. Since the unwinding of the VIE structure, we directly hold 100% of the equity interests in our subsidiaries, and we do not currently use a VIE structure.
As used in this prospectus, “we,” “us,” “our Company,” or “our” refers to Building DreamStar Technology Inc. and, when describing Building DreamStar Technology Inc.’s consolidated financial information for the fiscal years ended December 31, 2021 and 2020, also includes its subsidiaries, the former VIE and the former VIE’s subsidiaries in China. As used in this prospectus, “the PRC operating entities” refers to Shenzhen Building DreamStar and its subsidiaries, which conduct business in China.
We are subject to certain legal and operational risks associated with the PRC operating entities being based in China. The government of the PRC has significant authority to exert influence on the ability of China-based companies, such as our PRC subsidiaries, to conduct their business. PRC laws and regulations governing our PRC subsidiaries’ current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in their operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors, or cause the value of our Ordinary Shares to significantly decline or become worthless. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to data security and anti-monopoly concerns. As of the date of this prospectus, our Company or our subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. On August 8, 2006, six Governmental Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange (the “SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules require that offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. Article 11 of the M&A Rules regulates “affiliated mergers”, which refers to the circumstance where a domestic company or enterprise, or a domestic natural person, through an overseas company established or controlled by it/him, acquires a domestic company which is related to or connected with it/him, an approval from Ministry of Commerce, or MOFCOM of the PRC is required. Under M&A Rules, our Company is not required to submit an application to CSRC for its approval of our proposed initial public offering and proposed listing on Nasdaq Stock Market, because the acquisition of 1% interest in Shenzhen Building DreamStar by an independent third-party on January 12, 2022 as part of our recent restructuring did not fall within the definition of “affiliated mergers” under the M&A Rules and is not subject to approval from MOFCOM. Also, on the basis that Shenzhen Building DreamStar has been a foreign invested enterprise, or FIE, since January 12, 2022, the legal nature of the transfer of 100% of the equity interests in Shenzhen Building DreamStar by the former shareholders of Shenzhen Building DreamStar to Hangzhou Building Dream Star Chuangxiang Technology Company Limited, or Hangzhou Building Dream Star, a limited liability company organized in the PRC was a transfer of an equity interest in an FIE rather than a merger or acquisition of a domestic enterprise as defined in the M&A Rules. Therefore, the acquisition of 100% of the equity interests in Shenzhen Building DreamStar by Hangzhou Building Dream Star did not fall under the M&A Rules. As such, pursuant to the M&A Rules, our Company is not required to obtain approval from the CSRC for overseas listing. The Company believes neither the M&A Rules nor other PRC laws and regulations explicitly prohibit our Company whose entity interests are within the PRC from listing on overseas stock exchanges. As of the date of this prospectus, our Company and our subsidiaries have not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require us or our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S.
In addition, our Ordinary Shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditor for three consecutive years. Our auditor is headquartered in Houston, Texas and has been inspected by the PCAOB on a regular basis, and it is therefore not subject to the determination announced by the PCAOB on December 16, 2021. However, because we have substantial operations within the PRC through the PRC operating entities, the audit workpapers prepared by our independent registered public accounting firm for auditing our Company might not be inspected by the PCAOB without the approval of the Chinese authorities. If trading in our Ordinary Shares is prohibited under the Holding Foreign Companies Accountable Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, the Nasdaq Stock Market may determine to delist our Ordinary Shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years, instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted. See “Risk Factors — Risks Relating to Our Business and Industry — Recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”
As of the date of this prospectus, no cash transfer or transfer of other assets have occurred between our Company and our subsidiaries. As of the date of this prospectus, the consideration of RMB1 million ($155,000) in connection with our corporate restructuring has been paid in full. We distributed the consideration to the former shareholders of Shenzhen Building DreamStar using cash transfers. See our consolidated financial statements and the related notes included elsewhere in this prospectus starting from page F-1. Our Cayman Islands holding company has not declared or paid dividends in the past, nor any dividends or distributions were made by a subsidiary to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Ordinary Shares in the foreseeable future after this offering. See “Risk Factors — Risks Relating to Our Ordinary Shares and This Offering — Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the Ordinary Shares for a return on your investment.” Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and our subsidiaries. If needed, our Cayman Islands holding company can transfer cash to our PRC subsidiaries through loans and/or capital contributions, and our PRC subsidiaries can transfer cash to our Cayman Islands holding company through issuing dividends or other distributions. Cash transfers from our Cayman Islands holding company are subject to applicable PRC laws and regulations on loans and direct investment. For details, see “Risk Factors — Risks Related to Doing Business in China —PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” In addition, current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. For details, see

“Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material and adverse effect on our ability to conduct our business.”
We are an “emerging growth company” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements. Please read the disclosures beginning on pages 12 to 13 of this prospectus for more information.
	Per Share		Total
Initial public offering price(1)	US$	5.50	US$	25,300,000
Underwriting discounts(2)	US$	0.495	US$	2,277,000
Proceeds, before expenses, to us(3)	US$	5.005	US$	23,023,000

(1)
Initial public offering price per ordinary share is assumed as $5.50, the midpoint of the range set forth on the cover page of this prospectus.

(2)
We have agreed to pay the underwriters a discount equal to 9.0% of the gross proceeds of the offering, with the exception that the underwriters shall receive a discount of 4.5% for ordinary shares purchased by investors within our direct placement program. Underwriting discounts to be paid by us are calculated based on the assumption that no shares are purchased by investors within our direct placement program. See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriters.

(3)
We expect our total cash expenses for this offering (including cash expenses payable to the Representative for its out-of-pocket expenses) to be approximately $833,463, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. We have granted the Representative an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the Representative exercises the option in full, the total underwing discounts payable will be $2,618,550 based on an assumed offering price of $5.50 per Ordinary Share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $29,095,000.
The underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting,” on or about            , 2022.
Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated             , 2022.

You should rely on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the Ordinary Shares, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares.
Neither we nor the underwriters has taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.
Until           , 2022 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares discussed under “Risk Factors,” before deciding whether to invest our Ordinary Shares. This prospectus contains information from an industry report which we commissioned from Frost & Sullivan, Inc., Shanghai Branch Co. (“Frost & Sullivan”), a third-party independent research firm, to prepare. We refer to this report as the Frost & Sullivan Report.
Our Corporate Structure
We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no operations of our own, we conduct our operations through our subsidiaries in China.
The following diagram illustrates our corporate structure, including our significant subsidiaries, as of the date of this prospectus and upon the completion of this offering based on proposed number of 4,600,000 Ordinary Shares being offered. For more detail on our corporate history, please refer to “Corporate History and Structure.”

Dream Star Houde BVI
Dream Star Bamboo BVI
Dream Star Moyi BVI
Dream Star Fusheng BVI
Dream Star Fuhua BVI
Dream Star Mofeng BVI
Dream Star Guangsheng BVI
Other Shareholders(1)
Public Shareholders/Investors
46.69%/41.40%
9.45%/8.38%
7.56%/6.70%
7.12%/6.31%
6.26%/5.55%
5.67%/5.03%
5.20%/4.61%
12.05%/10.68%
0%/11.33%
Pre-IPO/ Post-IPO
Building DreamStar Technology Inc.
(Cayman Islands)
(entity in which investors are purchasing equity intersts)
100%
Building DreamStar Technology Limited
(the BVI)
100%
HK Building DreamStar Technology Limited
(Hong Kong)
Offshore
100%
100%
Onshore
Hangzhou Building Dream Star Chuangxiang Technology Company Limited
(PRC)
Shenzhen Building Dream Star Chuangxiang Technology Company Limited
(PRC)
100%
Shenzhen Building DreamStar Technology Ltd.
(PRC)
(operating entity)
Equity Interest

(1) Other shareholders include six minority shareholders of Building DreamStar Technology Inc., each holding less than 5% of the outstanding ordinary shares on a pre-IPO and post-IPO basis.

Recent Regulatory Developments
We are subject to certain legal and operational risks associated with being based in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in our operations, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors, or cause the value of our Ordinary Shares to significantly decline or become worthless. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to variable interest entities, data security, and anti-monopoly concerns. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — The Chinese government exerts substantial influence over the manner in which the PRC operating entities must conduct their business activities. If the Chinese government significantly regulate the business operations of the PRC operating entities in the future and the PRC operating entities are not able to substantially comply with such regulations, the business operations of the PRC operating entities may be materially adversely affected and the value of our Ordinary Shares may significantly decrease.”
On November 14, 2021, the CAC released the Regulations on the Network Data Security (Draft for Comments) and accepted public comments until December 13, 2021. The draft Regulations provided that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users would like to list overseas, it shall apply for a cybersecurity review according to the draft Regulations. Besides, data processors that are listed overseas shall carry out an annual data security assessment.
On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures which took effect on February 15, 2022, and replaced the original Cybersecurity Review Measures promulgated on April 13, 2020. Pursuant to the 2022 Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas. We believe that our business operations do not currently involve the procurement of network products and services as critical information infrastructure operators, or data processing as network platform operators. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning or sanction in such respect. If our proposed offering was deemed to “affect or may affect national security,” we may be required to apply for cybersecurity review, but there can be no assurance that we will be able to obtain approval from the regulatory authorities in a timely manner. Any failure to obtain such approval or clearance from the regulatory authorities could materially constrain our liquidity and have a material adverse impact on our business operations and financial results.
On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions regarding offshore offering from the CSRC or any other PRC governmental authorities.
As of the date of this prospectus, our Company and our subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. On December 24, 2021, the CSRC released the Provisions of the

State Council on the Administration of Overseas Securities Offering and Listing by Domestic Enterprises (Draft for Comments) (the “Draft Overseas Listing Administration Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Enterprises (Draft for Comments) (the “Draft Overseas Listing Filing Measures”) for public comments, which require, among others, that PRC domestic enterprises that seek to offer and list securities in overseas markets, either directly or indirectly, to file the required documents with the CSRC within three business days after its application for overseas offering is submitted. At the press conference held for these draft regulations, officials from the CSRC clarified that implementation of the Draft Overseas Listing Regulations will follow the non-retroactive principle, which means only the offering by PRC domestic companies and financing by existing overseas listed PRC domestic companies to be conducted after the foregoing regulations become effective will be required to complete the filing process. In addition, the new regulations and rules will grant a proper transition period for existing overseas-listed companies that do not have subsequent financing activities to comply with the filing requirement. As of the date of the prospectus, the Draft Overseas Listing Administration Provisions and the Draft Overseas Listing Filing Measures had been released for public comments only and the final version and effective date of such regulations are subject to change with substantial uncertainty. The Company believes we are not currently required to obtain approval from the CSRC to issue securities to foreign investors, but we may be subject to the approval or other requirements of the CSRC or other PRC governmental authorities in connection with future offering activities. As of the date of this prospectus, our Company and our subsidiaries have not received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. There is no guarantee that this will continue to be the case in the future, or even in the event that such permission or approval is required and obtained, it will not be subsequently revoked or rescinded. Unless described elsewhere in this prospectus, we have received all requisite permissions and approvals, and we have not been denied any permission or approval. See “Risk Factors — Risks Related to Doing Business in China — Any noncompliance with fire prevention examination and inspection requirements mandated by PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations” and “Risk Factors — Risks Related to Doing Business in China — Noncompliance with filing requirements imposed by the PRC Law on Administration of Urban Real Estate may have an adverse impact on our business, financial condition and results of operations.” If we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.
Our Mission
Our mission is to provide convenient and flexible co-working space solutions to enterprises.
Our Vision
Our vision is to build an internationally renowned co-working space ecosystem.
Overview
The rapid growth of cities and urban areas in the PRC and the transformation of work culture in China has led to a growing demand for shared working spaces, and has contributed to the growth of the co-working space industry in the PRC. Shenzhen Building DreamStar and its subsidiaries, or the PRC operating entities, are a fast-growing integrated co-working space operator in China. According to Frost & Sullivan, as of December 31, 2021, among all co-working space operators in China, we ranked second for the number of cities covered, and fifth for the number of co-working spaces under operation.
The co-working spaces operated by the PRC operating entities are concentrated in urban areas in the PRC, including many tier one, tier two and tier three cities. The nationwide coverage and network of the

PRC operating entities provides their customers with flexible, convenient office space solutions at affordable costs. As the PRC operating entities attract corporate customers and non-corporate customers to their space, the cities and surrounding neighborhoods may also benefit economically from the growing work population and demand for goods and services.
The customers of the PRC operating entities typically spend eight hours in their spaces during weekdays. To build a vibrant community on their co-working spaces, the PRC operating entities offer various services to meet their customers’ needs and preferences. Cooperating with third-party business partners, the PRC operating entities provide their customers with a wide selection of ancillary services, such as access to conference rooms, printing services, high-speed internet, reception services, facilities and amenities maintenance, and social events, and value-added services, such as business consultation, business education, internal policy consultation, legal services, and tax services. The PRC operating entities engage third party business partners with professional experience and expertise to provide those value-added services. The PRC operating entities generate revenue from our customers for selected services they provide on a transactional basis.
While office spaces constitute their core service offering, the PRC operating entities support their corporate customers at most of their stages of development by offering business incubation and acceleration programs to start-ups and SMEs at selected spaces. As of December 31, 2021, the PRC operating entities had a total of 46 spaces, with 26 spaces with business incubation and acceleration programs and a total of 1,101 customers moved in to such spaces with business incubation and acceleration programs. Currently, as part of their efforts to attract additional customers to their programs, the PRC operating entities offer business incubation and acceleration program services for free to their program participants. Revenues generated in connection with such services are from workspace leasing and government subsidies. The PRC operating entities do not generate revenues from their incubation and acceleration programs.
The PRC operating entities have experienced growth since their inception. However, due to the negative impact of the COVID-19 pandemic, the number of the PRC operating entities’ customers decreased from 2,384 as of December 31, 2020 to 2,216 as of December 31, 2021, representing a decrease of 7.0%. The number of their co-working spaces decreased from 49 as of December 31, 2020 to 46 as of December 31, 2021, representing a decrease of 6.1%. The occupancy rate for all operating spaces decreased from 81% as of December 31, 2020 to 73% as of December 31, 2021. Meanwhile, the number of co-working spaces without business incubation and acceleration programs decreased from 38 as of December 31, 2020 to 30 as of December 31, 2021, and the occupancy rate for spaces without business incubation and acceleration programs increased from 82% as of December 31, 2020 to 83% as of December 31, 2021.
In addition, our total revenues increased from $34,645,881 in the fiscal year ended December 31, 2020 to $38,789,552 in the fiscal year ended December 31, 2021. Our cost of revenues decreased from $42,115,810 in 2020 to $39,259,843 in 2021. As a result, our net loss significantly decreased from $19,681,935 in the fiscal year ended December 31, 2020 to $9,838,608 in the fiscal year ended December 31, 2021. We believe that the quality of services offered by the PRC operating entities combined with the increasing needs of businesses and individuals for shared office space and business services have contributed to our growth.
Our Competitive Strengths
We believe that the following strengths have contributed to our success and differentiate us from our competitors:
•
one of the fast-growing integrated co-working office space operators in the PRC;

•
integrated co-working ecosystem empowering corporate customers;

•
highly effective digital marketing strategies and established business partnership with real estate agents allowing us to maintain high occupancy rates; and

•
visionary and innovative management with proven track record.

Our Growth Strategies
•
strengthen our market position by pursuing expansion to additional regions in the PRC;

•
continue to invest in technology to enhance our operating efficiency;

•
further expand our lines of business; and

•
selectively pursue acquisition and investment opportunities.

Summary of Risk Factors
An investment in our Ordinary Shares is subject to a number of risks, including risks related to our business and industry, risks related to doing business in China, and risks related to our Ordinary Shares and this offering. You should carefully consider all of the information in this prospectus before making an investment in the Ordinary Shares. The following list summarizes some, but not all, of these risks. Please read the information in the section titled “Risk Factors” for a more thorough description of these and other risks.
Risks Related to the Business and Industry of The PRC operating entities
We and our subsidiaries are subject to risks and uncertainties related to the business and industry of the PRC operating entities, including, but not limited to, the following. For a detailed discussion, please see “Risk Factors — Risks Related to the Business and Industry of The PRC operating entities” beginning on page 17.

•
The limited operating history of the PRC operating entities may not be indicative of their future growth and makes it difficult to predict our future prospectus, business and financial performance. See “Risk Factors — Risks Related to the Business and Industry of The PRC operating entities — The limited operating history of the PRC operating entities may not be indicative of their future growth and makes it difficult to predict our future prospectus, business and financial performance” on page 17;

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The PRC operating entities may not be able to retain existing customers, especially those who enter into short-term contracts with them, or continue to attract new customers in sufficient numbers or at sufficient rates to sustain or grow their business. See “Risk Factors — Risks Related to the Business and Industry of The PRC operating entities — The PRC operating entities may not be able to retain existing customers, especially those who enter into short-term contracts with them, or continue to attract new customers in sufficient numbers or at sufficient rates to sustain or grow their business” on pages 17 and 18;

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We have a history of net losses and we may not achieve profitability in the future. See “Risk Factors —  Risks Related to the Business and Industry of The PRC operating entities — We have a history of net losses and we may not achieve profitability in the future” on pages 18 and 19;

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We have engaged in substantial transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on our business, financial conditions and results of operations. See “Risk Factors — Risks Related to the Business and Industry of The PRC operating entities — We have engaged in substantial transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on our business, financial conditions and results of operation” on page 24;

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The PRC government’s significant oversight over our business could result in a material change in our operations and the value of our Ordinary Shares. The Chinese government may intervene or influence, or exert more oversight and control over our operations at any time, which could result in a material change in the operations of the PRC operating entities and/or the value of our Ordinary Shares. See “Risk Factors —  Risks Related to the Business and Industry of The PRC operating entities — The Chinese government exerts substantial influence over the manner in which the PRC operating entities must conduct their business activities. If the Chinese government significantly regulate the business operations of the PRC operating entities in the future and the PRC operating entities are not able to substantially comply with such regulations, the business operations of the PRC operating entities may be materially adversely affected and the value of our Ordinary Shares may significantly decrease” on page 29; and

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Our Ordinary Shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditor. The PCAOB has been able to inspect our auditor, MaloneBailey, LLP, an independent public accounting firm with its headquarter in Houston, Texas. Our auditor is not subject to the determination announced by the PCAOB on December 16, 2021. However, because we have substantial operations within the PRC through the PRC operating entities, the audit workpapers prepared by our independent registered public accounting firm for auditing our Company might not be inspected by the PCAOB without the approval of the Chinese authorities. The delisting and the cessation of trading of our Ordinary Shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspection deprives our investors with the benefits of such inspection. See “Risk Factors — Risks Related to the Business and Industry of The PRC operating entities — Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act an act passed by the US Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on pages 30 and 31.
Risks Related to Doing Business in China
We and our subsidiaries face risks and uncertainties related to our doing business in China in general, including, but not limited to, the following. For a detailed discussion, please see “Risk Factors — Risks Related to Doing Business in China” beginning on page 32.

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From November 2020 to February 2022, through VIE arrangements, we operated our business through the former VIE and its subsidiaries. If the PRC government determines that these contractual arrangements did not comply with PRC regulations relating to the relevant industries, we could be subject to penalties or be forced to relinquish our interests in those operations, which would likely result in a material adverse change in our operations, and our Ordinary Shares may decline significantly in value or become worthless. See “Risk Factors — Risks Related to Doing Business in China — From November 2020 to February 2022, through VIE arrangements, we operated our business through the former VIE and its subsidiaries. If the PRC government determines that these contractual arrangements did not comply with PRC regulations relating to the relevant industries, we could be subject to penalties or be forced to relinquish our interests in those operations, which would likely result in a material adverse change in our operations, and our Ordinary Shares may decline significantly in value or become worthless” on pages 32 and 33;

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Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. The enforcement of laws and rules and regulations in China may change quickly with little advance notice, which could result in a material adverse change in our operations and the value of our Ordinary Shares. See “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions, as well as possible interventions or influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our Ordinary Shares” on page 33;

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Uncertainties with respect to the PRC legal system could adversely affect us. See “Risk Factors —  Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us” on pages 33 and 34;

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We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business” on page 36;

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Any noncompliance with fire prevention examination and inspection requirements mandated by PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Any noncompliance with fire prevention examination and inspection requirements mandated by PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations” on page 37;

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Noncompliance with filing requirements imposed by the PRC Law on Administration of Urban Real Estate may have an adverse impact on our business, financial condition and results of operations. See “Risk Factors — Risks Related to Doing Business in China — Noncompliance with filing requirements imposed by the PRC Law on Administration of Urban Real Estate may have an adverse impact on our business, financial condition and results of operations” on page 37;

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PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors —  Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on pages 38 and 39;

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The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. See “Risk Factors — Risks Related to Doing Business in China — The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” on page 41; and

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The PRC operating entities may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, our listing on Nasdaq, and this offering. See “Risk Factors — Risks Related to Doing Business in China — The PRC operating entities may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, our listing on Nasdaq, and this offering” on pages 42 to 44.

Risks Related to the Ordinary Shares and This Offering
We and our subsidiaries are also subject to risks and uncertainties related to the Ordinary Shares and this offering, including, but not limited to, the following. For a detailed discussion, please see “Risk Factors — Risks Related to the Ordinary Shares and This Offering” beginning on page 45.

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The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our share price may be volatile. See “Risk Factors — Risks Related to the Ordinary Shares and This Offering — The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our share price may be volatile” on page 45;

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You will experience immediate and substantial dilution. See “Risk Factors — Risks Related to the Ordinary Shares and This Offering — You will experience immediate and substantial dilution” on page 46;

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You will experience immediate and substantial dilution upon exercise of the Motian Star Option. In the event that Motian Star does not exercise this option, we will be liable to pay back the Outstanding Balance, and we may suffer from negative consequences as a result. See “Risk Factors —  Risks Related to the Ordinary Shares and This Offering — You will experience immediate and substantial dilution upon exercise of the Motian Star Option. In the event that Motian Star does not exercise this option, we will be liable to pay back the Outstanding Balance, and we may suffer from negative consequences as a result” on page 46; and

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Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the Ordinary Shares for a return on your investment. See “Risk Factors —  Risks Related to the Ordinary Shares and This Offering — Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the Ordinary Shares for a return on your investment” on page 46.

We also face other challenges, risks and uncertainties that may materially adversely affect our business, financial condition, results of operations and prospects. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our Ordinary Shares.
Transfer of Cash or Assets
Dividend Distributions
As of the date of this prospectus, no cash transfer or transfer of other assets have occurred between our Company and our subsidiaries. As of the date of this prospectus, the consideration of RMB1 million ($155,000) in connection with our corporate restructuring has been paid in full. We distributed the consideration to the former shareholders of Shenzhen Building DreamStar using cash transfers. See our consolidated financial statements and the related notes included elsewhere in this prospectus starting from page F-1. As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company.
We intend to retain most, if not all, of our available funds and any future earnings after this offering to the development and growth of our business. We do not expect to pay dividends in the foreseeable future after this offering.
Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we may rely on dividends and other distributions on equity from our PRC subsidiaries for cash requirements, including the funds necessary to pay dividends and other cash contributions to our shareholders.
The ability of our PRC subsidiaries to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, if a wholly foreign-owned enterprise such as a PRC subsidiary of ours distributes its after-tax profits for the current financial year, it is required to set aside 10% of its after-tax profits, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiaries incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.
The PRC government also imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any.
In addition, cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.
In order for us to pay dividends to our shareholders, we will rely on the distribution of payments made from Shenzhen Building DreamStar to Hangzhou Building Dream Star, and the distribution of payments from Hangzhou Building Dream Star to HK Building DreamStar, and in turn to Building DreamStar BVI and finally to the Company as dividends. Certain payments from the Shenzhen Building DreamStar to Hangzhou Building Dream Star are subject to PRC taxes, including business taxes and VAT.
Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by Hangzhou Building Dream Star to HK Building DreamStar. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. HK Building DreamStar intends to apply for the tax resident certificate when Hangzhou Building Dream Star plans to declare and pay dividends to HK Building DreamStar. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business.”
Condensed Consolidating Schedule
The following tables present selected consolidated financial data of Building DreamStar, its subsidiaries, the former VIE and its subsidiaries for the fiscal years ended December 31, 2021 and 2020, and consolidated balance sheets data as of December 31, 2021 and 2020, which have been derived from our audited consolidated financial statements for those periods. Building DreamStar records its investments in its subsidiaries under the equity method of accounting. Such investments are presented in the selected condensed consolidated balance sheets of Building DreamStar as “Investment in subsidiaries, VIE and VIE’s subsidiaries” and the loss of the subsidiaries is presented as “Loss from investment in subsidiaries, VIE and VIE’s subsidiaries” in the selected consolidated statements of operations and comprehensive loss.
Selected Condensed Consolidated Balance Sheet Data
	As of December 31, 2021
	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Total current assets	$795	$—	$6,832,151	$—	$6,832,946
Total non-current assets	$—	$—	$75,963,984	$—	$75,963,984
Total assets	$795	$—	$82,796,135	$—	$82,796,930
Total current liabilities	$795	$—	$43,287,703	$—	$43,288,498
Investment in subsidiaries, VIE and VIE’s subsidiaries	$43,383,425	$—	$—	$(43,383,425)	$—
Total non-current liabilities	$43,383,425	$—	$82,687,958	$(43,383,425)	$82,687,958
Total liabilities	$43,384,220	$—	$125,975,661	$(43,383,425)	$125,976,456

	As of December 31, 2020
	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Total current assets	$—	$—	$7,829,054	$—	$7,829,054
Total non-current assets	$—	$—	$153,059,146	$—	$153,059,146
Total assets	$—	$—	$160,888,200	$—	$160,888,200
Total current liabilities	$—	$—	$52,497,009	$—	$52,497,009
Investment in subsidiaries, VIE and VIE’s subsidiaries	$32,222,214	$—	$—	$(32,222,214)	$—
Total non-current liabilities	$32,222,214	$—	$140,204,840	$(32,222,214)	$140,204,840
Total liabilities	$32,222,214	$—	$192,701,849	$(32,222,214)	$192,701,849
Selected Condensed Consolidated Statement of Operations Data
	For the Year Ended December 31, 2021
	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Revenue, net	$—	$—	$38,789,552	$—	$38,789,552
Loss from investment in subsidiaries, VIE and VIE’s subsidiaries	$(9,517,125)	$—	$—	$9,517,125	$—
Net loss	$(9,517,125)	$—	$(9,838,608)	$9,517,125	$(9,838,608)
	For the Year Ended December 31, 2020
	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Revenue, net	$—	$—	$34,645,881	$—	$34,645,881
Loss from investment in subsidiaries, VIE and VIE’s subsidiaries	$(18,347,877)	$—	$—	$18,347,877	$—
Net loss	$(18,347,877)	$—	$(19,681,935)	$18,347,877	$(19,681,935)
Selected Consolidated Statement of Cash Flows
	For the Year Ended December 31, 2021
	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Net cash used in operating activities	$—	$—	$(6,979,156)	$—	$(6,979,156)
Net cash used in investing activities	$—	$—	$(1,856,650)	$—	$(1,856,650)
Net cash provided by financing activities	$795	$—	$6,392,610	$—	$6,393,405
	For the Year Ended December 31, 2020
	Parent	Subsidiaries	VIE and its subsidiaries	Eliminations	Consolidated
Net cash used in operating activities	$—	$—	$(4,663,692)	$—	$(4,663,692)
Net cash provided by investing activities	$—	$—	$223,062	$—	$223,062
Net cash provided by financing activities	$—	$—	$4,543,889	$—	$4,543,889
Recent Development
Assignment Agreement
On January 2, 2020, Shenzhen Xindao Positioning Enterprise Consulting Co., Ltd. (“Shenzhen Xindao”) entered into a loan agreement with Shenzhen Building DreamStar (the “Loan Agreement”), pursuant to which Shenzhen Xindao agreed to lend to Shenzhen Building DreamStar RMB30 million, due on June 30, 2022.

On March 5, 2021, Shenzhen Xindao, Motian Star and Shenzhen Building DreamStar entered into an assignment agreement (the “Assignment Agreement”), pursuant to which Shenzhen Xindao agreed to assign to Motian Star its claims against Shenzhen Building DreamStar arising from the Loan Agreement, and Motian Star agreed to accept the assignment and pay Shenzhen Xindao an aggregate of RMB30 million.
Debt-for-equity Agreement
As a result of the Assignment Agreement and a series of related party borrowings from January 18, 2016 to November 30, 2018, Shenzhen Building DreamStar had an aggregate outstanding balance due to Motian Star of RMB139,152,216.27 (US$21,883,408.2) as of March 19, 2021 (the “Outstanding Balance”).
On March 19, 2021, Motian Star, Shenzhen Building DreamStar, and the Company entered into a debt-for-equity agreement (the “Debt-for-equity Agreement”), pursuant to which the Company agreed to grant Motian Star an irrevocable option to purchase certain number of Ordinary Shares at a purchase price of par value, with the maximum number of Ordinary Shares purchasable under the option equal to the Outstanding Balance divided by the initial public offering price of our Ordinary Shares (the “Motian Star Option”). In consideration, Motian Star agreed to, in the event it elects to exercise the Motian Star Option, release Shenzhen Building DreamStar from the obligations to pay the Outstanding Balance. Under the Debt-for-equity Agreement, the amount of the Outstanding Balance will remain the same throughout the term of the agreement and is not subject to change. If the Company fails to be listed on Nasdaq, Motian Star has a right to give up this option and regain its claims related to the Outstanding Balance against Shenzhen Building DreamStar.
Changes to Our Corporate Structure
From November 3, 2020 to February 2022, we operated all of our business in the PRC through a variable interest entity, Shenzhen Building DreamStar, or the former VIE, and the former VIE’s subsidiaries. The business operations of the former VIE and the former VIE’s subsidiaries are not subject to the restrictions or prohibitions in the “negative list” issued by the State Council or listed as an encouraged industry in the Industry Guidelines on Encouraged Foreign Investment (2020 Version). However, it is uncertain whether the co-working space industry, in which the PRC operating entities operate, will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued in the future. To avoid risks that any future PRC’s laws and regulations to be enacted may prohibit or restrict foreign ownership in companies in the PRC co-working space industry, a series of contractual arrangements, including voting rights proxy agreement, powers of attorney, equity pledge agreement, spousal consent letters, exclusive business cooperation agreement, and exclusive option agreement, were entered into among Hangzhou Building Dream Star, our wholly owned PRC subsidiary, Shenzhen Building DreamStar, and the shareholders of Shenzhen Building DreamStar.
In February 2022, we restructured our corporate structure and acquired 100% of the equity ownership in Shenzhen Building DreamStar from its former shareholders for RMB1 million ($155,000). As a result, the VIE structure was unwound. We consolidated the financial results of Shenzhen Building DreamStar and its subsidiaries in accordance with U.S. GAAP during the period when the VIE arrangements were effective and Shenzhen Building DreamStar was considered a VIE effectively controlled by us. For risks associated with our corporate restructure, see “Risk Factors — Risks Related to Doing Business in China — From November 2020 to February 2022, through VIE arrangements, we operated our business through the former VIE and its subsidiaries. If the PRC government determines that these contractual arrangements did not comply with PRC regulations relating to the relevant industries, we could be subject to penalties or be forced to relinquish our interests in those operations, which would likely result in a material adverse change in our operations, and our Ordinary Shares may decline significantly in value or become worthless.”

Corporate Information
Our principal executive offices are located at Suite 2016, King Building, No.5002 Shennan East Road, Luohu District, Shenzhen, Guangdong, People’s Republic of China, 518001. Our telephone number at this address is +00852-21274570. Our registered office in the Cayman Islands is located at Landmark Square, 1st Floor, 64 Earth Close, P.O. Box 715, Grand Cayman, KY1-1107, Cayman Islands, and the phone number of our registered office is +1-345-769-4423.
Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is http://www.zmzxbd.com/. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is located at Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.
Implications of Being an Emerging Growth Company
As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As long as we remain an emerging growth company, we may rely on exemptions from some of the reporting requirements applicable to public companies that are not emerging growth companies. In particular, as an emerging growth company, we:

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may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A;”

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are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

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are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

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are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

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are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

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will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.
Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, herein referred to as the Securities Act, occurred, if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Ordinary Share held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.
Foreign Private Issuer Status
We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

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we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

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for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

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we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

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we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

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we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

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we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Conventions that Apply to this Prospectus
Unless we indicate otherwise, references in this prospectus to:

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“Building DreamStar BVI” are to Building DreamStar Technology Limited, a BVI (as defined below) business company incorporated with limited liability under the laws of the BVI;

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“BVI” are to the British Virgin Islands;

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“China” and the “PRC” are to the People’s Republic of China;

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“Dream Star Bamboo BVI” are to Dream Star Bamboo Holdings Limited, a BVI business company incorporated in the BVI with limited liability in July 2019 and is wholly owned by Wangxia Liu;

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“Dream Star Fuhua BVI” are to Dream Star Fuhua Holdings Limited, a BVI business company incorporated in the BVI with limited liability in July 2019 and is wholly owned by Yin Zhan;

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“Dream Star Fusheng BVI” are to Dream Star Fusheng Holdings Limited, a BVI business company incorporated in the BVI with limited liability in July 2019 and is wholly owned by Kaipeng Li;

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“Dream Star Guangsheng BVI” are to Dream Star Guangsheng Holdings Limited, a BVI business company incorporated in the BVI with limited liability in July 2019 and is wholly owned by Houde Li;

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“Dream Star Houde BVI” are to Dream Star Houde Holdings Limited, a BVI business company incorporated in the BVI with limited liability in July 2019 and is wholly owned by Houde Li;

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“Dream Star Mofeng BVI” are to Dream Star Mofeng Holdings Limited, a BVI business company incorporated in the BVI with limited liability in July 2019 and is wholly owned by Hanbin Huang;

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“Dream Star Moyi BVI” are to Dream Star Moyi Holdings Limited, a BVI business company incorporated in the BVI with limited liability in July 2019 and is wholly owned by Qingnv Li;

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“Hangzhou Building Dream Star” are to Hangzhou Building Dream Star Chuangxiang Technology Company Limited, a limited liability company organized in the PRC on November 2, 2020;

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“HK Building DreamStar” are to HK Building DreamStar Technology Limited, a limited liability company organized in Hong Kong;

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“HK$” and “Hong Kong dollars” are to the legal currency of Hong Kong;

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“new tier-one cities” refer to the relatively developed cities, namely Chengdu, Hangzhou, Nanjing, Qingdao, Kunming, Shenyang, Tianjin, Wuhan, Xi’an, Changsha, Chongqing, Suzhou, Ningbo, Zhengzhou, and Dongguan;

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“the PRC operating entities” are to Shenzhen Building DreamStar and its subsidiaries;

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“Shenzhen Building DreamStar” are to Shenzhen Building DreamStar Technology Ltd., a limited liability company organized in the PRC on January 18, 2016;

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“RMB” and “Renminbi” are to the legal currency of China;

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“shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.0001 per share;

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“Shenzhen Chuangxiang” are to Shenzhen Building Dream Star Chuangxiang Technology Company Limited, a limited liability company organized in the PRC on September 1 ,2020;

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“SMEs” are to small and medium enterprises;

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“tier one cities” refer to Beijing, Shanghai, Guangzhou, and Shenzhen;

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“tier two cities” refer to regional central cities in economically developed regions, with relatively strong business activity. Most tier two cities are provincial capital cities, or regional central cities in the developed regions. There are approximately 30 tier two cities in the PRC;

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“tier three cities” refer to cities with complete urban infrastructure, commercial facilities and transportation facilities, whose non-agricultural population are normally above one million. There are approximately 70 tier three cities in the PRC;

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“US$,” “$” and “U.S. dollars” are to the legal currency of the United States; and

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“we,” “us,” “our company,” “our” or “Building DreamStar” are to Building DreamStar Technology Inc., a Cayman Islands holding company, and, when describing Building DreamStar Technology Inc.’s consolidated financial information for the fiscal years ended December 31, 2021 and 2020, also includes its subsidiaries, the former VIE and the former VIE’s subsidiaries in China.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Representative of its options to purchase additional Ordinary Shares.
We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.
Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

THE OFFERING
Offering Price per Ordinary Share
We currently estimate that the initial public offering price will be between US$5.00 and US$6.00 per Ordinary Share.
Ordinary Shares offered by us
4,600,000 Ordinary Shares (or 5,290,000 Ordinary Shares if the Representative exercises in full the over-allotment option).
Ordinary Shares outstanding prior to the completion of this offering
36,000,000 Ordinary Shares
Ordinary Shares outstanding immediately after this offering
40,600,000 Ordinary Shares (or 41,290,000 Ordinary Shares if the Representative exercises in full the over-allotment option and assuming no exercise of the Motian Star Option).
Over-Allotment Option
We have granted to the Representative an option, exercisable within 45 days from the date of this prospectus, to purchase up to an aggregate of 690,000 additional Ordinary Shares at the initial public offering price, less underwriting discounts.
Use of Proceeds
We estimate that we will receive net proceeds of approximately US$22.19 million (or US$25.64 million if the Representative exercises its options to purchase additional Ordinary Shares in full) from this offering, assuming an initial public offering price of US$5.50 per Ordinary Share, which is the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We anticipate using the net proceeds of this offering primarily for (i) expanding our spaces and services offerings, (ii) strengthening our technologies and building our information management system, (iii) potential strategic investment and acquisitions, and (iv) general corporate purposes. See “Use of Proceeds” on page 54 for more information.
Lock-up
We, our directors and executive officers, our 5% or greater existing shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities or any securities convertible into or exchangeable or exercisable for our Ordinary Shares, for a period of twelve (12) months after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”
Listing
We have applied to have our Ordinary Shares listed on the Nasdaq Capital Market under the symbol “BDS.”
Payment and settlement
The underwriters expect to deliver the Ordinary Shares against payment on            , 2022, through the facilities of The Depository Trust Company, or DTC.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our Ordinary Shares.

RISK FACTORS
Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.
Risks Related to the Business and Industry of The PRC operating entities
The limited operating history of our PRC operating entities may not be indicative of their future growth and makes it difficult to predict our future prospects, business and financial performance.
The PRC operating entities launched their first co-working space in 2016, and they have since experienced rapid growth in their business. As of December 31, 2021, the PRC operating entities had operations in 29 cities in the PRC. The short operating history of the PRC operating entities may not serve as an adequate basis for predicting our prospects and future operating results, including our key operating data, revenue, cash flows and operating margins. In addition, the co-working space industry in China is at an early stage of development and will continue to evolve in the future. As a result, you may not be able to fully discern the market dynamics that we are subject to and to assess our business prospects.
The PRC operating entities have encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, including those relating to their ability to adapt to the industry, to maintain and monetize our customer base, to introduce new offerings and services and to maintain consistent business growth. If the PRC operating entities are unable to successfully address these risks, challenges and uncertainties, our business, financial condition and results of operations could be materially and adversely affected.
The PRC operating entities may not be able to retain existing customers, especially those who enter into short-term contracts with them, or continue to attract new customers in sufficient numbers or at sufficient rates to sustain or grow their business.
Rental fees constitute an important part of our net revenue, and the PRC operating entities depend on the enlargement of their customer base to build the vibrant community that they envision. Any failure to attract existing customers or bring new customers in adequate numbers may materially and adversely affect their business. To sustain their growth, the PRC operating entities endeavor to retain their existing customers and continually add new customers to maintain or improve their occupancy rate.
Because the co-working space industry is relatively new and rapidly evolving, the PRC operating entities face uncertainties and challenges in maintaining and growing their customer base. A significant number of our existing and prospective customers of the PRC operating entities consists of SMEs and startups. These customers frequently have limited budgets and are more vulnerable to adverse economic conditions and unfavorable changes in the regulatory environment. If these businesses experience economic hardship, they may be unwilling or unable to use the services offered by the PRC operating entities, which would reduce demand for their services, increase customer attrition and adversely affect our business, financial condition and results of operations. In addition, the PRC operating entities may lose customers due to adverse changes in general economic conditions or the regulatory environment in the regions in which the PRC operating entities operate or the industries in which the customers of the PRC operating entities operate.
The number of customers of the PRC operating entities decreased from 2,384 as of December 31, 2020 to 2,216 as of December 31, 2021. The PRC operating entities may continue to experience fluctuations in their customer base in the future. For example, customers of the PRC operating entities may want to terminate their lease agreements for workstations or spaces and conditions to termination vary on a client by client basis and are subject to negotiation. Furthermore, the existing spaces of the PRC operating entities may become unsuitable to customers for a number of reasons. For example, community of the spaces could become less attractive because of a shift in the local economic landscape, or the products and service offerings of the PRC operating entities could become less attractive to their customers because of a change in the customers’ business plans or operations. Launching new spaces, as mentioned above, is expensive and involves certain risks. Likewise, it would be costly and risky to develop and introduce new lines of products or service offerings.
Even if the PRC operating entities attract new customers, these new customers may not maintain the same level of involvement in our community. For example, they may not use or continue to use any value-added services. In addition, our revenue generated from new customers might be impacted by the discounts and other incentives offered by the PRC operating entities to attract new customers and any marketing or other expenses to attract new customers. For these and other reasons, we could experience a decline in our revenue growth, which could adversely affect our results of operations.
The growth of the PRC operating entities leads to increasing risks and uncertainties. If the PRC operating entities are unable to manage their growth effectively, our business and results of operations may be materially and adversely affected.
The PRC operating entities have experienced growth in their business in the past few years. Even though the total number of operating co-working spaces facilities of the PRC operating entities decreased from 49 as of December 31, 2020 to 46 as of December 31, 2021, our revenue increased from $34,645,881 for the fiscal year ended December 31, 2020 to $38,789,552 for the fiscal year ended December 31, 2021. We cannot assure you that the PRC operating entities will be able to continue growing their business. Our growth rates may decline for a number of reasons, some of which are beyond our control, including declining growth of the co-working space industry generally in the PRC, increasing competition within the industry, or changes in government policies or general economic conditions. For example, a significant portion of the existing and target customer base of the PRC operating entities consists of SMEs and startups, whose growth and expansion have benefited from favorable policies encouraging entrepreneurship and innovation in recent years in China. If changes in policies adversely affect the growth of SMEs and startups in the future, our growth rate may decline due to the reduction in co-working needs in general.
Rapid growth leads to increasing risks and uncertainties, and our failure to manage such growth will materially and adversely affect our business. As the PRC operating entities grow, we expect their need for capital and other resources to increase significantly. Among other things, the PRC operating entities would need to secure significant capital to invest in their infrastructure and technology systems, to attract, train and retain workforce to support their operations, and to establish, manage and maintain current and additional relationships with third-party business partners to upgrade our service to their customers. If the PRC operating entities are not able to secure such resources effectively, they may not be able to execute managerial, operating or financial strategies to keep pace with our historical growth. In addition, controls, systems and procedures of the PRC operating entities need ongoing development in order to support our growth. In light of our fast development, failure to implement a variety of advanced systems of internal control and management would result in the erosion of the brand image of the PRC operating entities in general and could materially and adversely affect our business.
We have a history of net losses and we may not achieve profitability in the future.
We had net losses of $19,681,935 and $9,838,608, respectively, in 2020 and 2021. We also had negative cash flows from operating activities of $4,663,692 and $6,979,156, respectively, in 2020 and 2021. The changes in our net losses and negative cash flows from operating activities in 2021 were because the PRC operating entities discontinued six spaces generating significant negative cash flows, resulting in decreased operating costs. We cannot assure you that we will be able to generate net profits or positive cash flow from operating activities of the PRC operating entities in the future. Our ability to achieve profitability will depend in large part on our ability to increase our operating margin, either by growing our revenue at a rate faster than our costs and operating expenses increase, or by reducing our costs and operating expenses as a percentage of our net revenues. Accordingly, in order to increase operating margin and achieve profitability, the PRC operating entities intend to continue to invest to acquire those office spaces with greater profit potential, terminate or assign leases of spaces generating significant negative cash flows with lower potential to attract new customers, expand their business operations with an emphasis on services provided to customers, and attract talents. These efforts may be more costly than we expect, and our net revenues may not increase sufficiently to offset the expenses. We may continue to take actions and make investments that do not generate optimal financial results and may even result in significantly increased operating and net losses in the short term with no assurance that we will eventually achieve our intended long-term benefits or profitability. These factors, among others set out in this “Risk Factors” section, may negatively affect our ability to achieve profitability in the near term, if at all.
The PRC operating entities may fail to implement new business lines, or introduce new services to their customers, or the PRC operating entities may fail to successfully expand their business.
Our ability to achieve profitability in the future is dependent upon the ability of the PRC operating entities to implement new business lines and offer new services. See “— We have a history of net losses and we may not achieve profitability in the future.” There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed or subject to substantial competition. We may invest significant time and resources in developing and marketing new lines of business and/or new services. Timetables for the introduction and development of new lines of business and/or new services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. In addition, new service offerings may not be accepted by the market or be as profitable as we expect. Furthermore, any new line of business and/or new service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new services could have a material adverse effect on our business, results of operations and financial conditions.
Our financial condition and operational results are affected by the occupancy rates of the spaces operated by the PRC operating entities.
In pre-opening process, co-working spaces typically require a few months of vacancy period for the PRC operating entities to conduct pre-opening preparation work. The vacancy period may be longer than expected if the PRC operating entities cannot attract enough customers to their new spaces or maintain customers of their existing spaces.
In case the customers choose not to continue using the spaces of the PRC operating entities, the PRC operating entities may experience difficulty in having new customers to use the current space or would need additional time and cost to redevelop the space, which may result in longer vacancy periods and adversely affect our operational results.
We may require a significant amount of capital to fund the operations and future growth of the PRC operating entities. If we cannot obtain sufficient capital on reasonable terms, our business, financial conditions and prospects may be materially and adversely affected.
We may require a significant amount of capital and resources for the operations and continued growth of the PRC operating entities. We expect to make significant investments in the operations of the spaces of the PRC operating entities and their acquisition of new spaces in the PRC, which may significantly increase our net cash used in operating activities. Our sales and marketing expenses may also increase in an effort to keep attracting new customers and retaining existing customers. Furthermore, we will continue to invest in the technology systems of the PRC operating entities, which are crucial to their daily operations. It may take a long time to realize returns on such investments, if at all.
To date, we have historically funded our cash requirements primarily through capital contributions from our shareholders and borrowings from our related parties. Upon the completion of this offering, we also plan to utilize the net proceeds we receive from this offering for funding the operations and growth of the PRC operating entities. Our ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including those relating to the future business development of the PRC operating entities, our financial condition and results of operations, general market conditions for financing activities by companies in our industry, and macro-economic and other conditions in China and globally. If we cannot obtain sufficient capital on reasonable terms to meet our capital needs, we may not be able to execute our growth strategies, and our business, financial condition and prospects may be materially and adversely affected.

The PRC operating entities face vigorous competition. If the PRC operating entities are not able to compete effectively with others, our business, financial conditions and results of operations may be materially and adversely affected.
While the PRC operating entities have a significant presence in co-working space industry in the PRC in terms of the number of cities they operate in and the number of co-working spaces under operation, according to Frost & Sullivan, the industry is still in its early stage of development with numerous opportunities. If new companies provide competing solutions in the markets the PRC operating entities operate, the PRC operating entities may face increased competition for customers. The current competitors of the PRC operating entities include other co-working space operators and owners of traditional working spaces or offices in the PRC. Some of the competitors of the PRC operating entities may have more resources than they do, operate in more geographic areas, be more capitalized than they are, have access to better lease terms than they do, or offer products and services at a more competitive price. The inability of the PRC operating entities to compete effectively could hinder our growth or adversely impact our operating results.
Our success depends on the continuing efforts of our key management and capable personnel as well as our ability to recruit new talent. If we fail to hire, retain or motivate our staff, our business may suffer.
Our future success depends largely on the continued service of our key management members, especially our founder and chairman of the board of directors, Mr. Houde Li. If we lose the services of any member of our key management, we may not be able to hire suitable or qualified replacements, and may incur additional expenses to recruit and train new staff which could severely disrupt our business and growth. If any member of our key management joins a competitor or forms a competing business, we may lose customers, know-how and key professionals and staff customers.
Our rapid growth also requires us to continually hire, train, and retain a wide range of personnel that can adapt to a dynamic, competitive and challenging business environment and are capable of helping us conduct effective marketing, innovate new service offerings, and develop technological capabilities. We may need to offer attractive compensation and other benefits package to attract and retain them. We also need to provide our employees with sufficient training to help them realize their career development and grow with us. Any failure to attract, train, retain or motivate experienced and capable personnel could severely disrupt our business and growth.
Unexpected termination of leases or other arrangements, failure to negotiate satisfactory terms for or duly perform leases or other arrangements, failure to renew the leases or other arrangements of the existing premises of the PRC operating entities or to renew such leases or other arrangements at acceptable terms could materially and adversely affect our business, financial condition, results of operations and prospects.
The PRC operating entities currently lease real estate for all of their space locations. The ability of the PRC operating entities to increase the number of spaces and to operate them profitably depends on the due execution and performance of the leases or other arrangements they enter into with lessors and whether they are able to negotiate these leases and other arrangements on satisfactory terms. Lessors may also not duly perform their obligations under the leases or other arrangements due to various reasons, such as lessors’ failure to deliver the possession of the premises as agreed.
The length of the initial term of the leases the PRC operating entities entered into ranges from three to 12.5 years. The increases in rental rates, particularly those markets where initial terms under the leases are shorter, could adversely affect our business, financial condition, results of operations and prospects. Additionally, the ability of the PRC operating entities to negotiate favorable terms to extend an lease agreement or in connection with an alternate space will depend on then-prevailing conditions in the real estate market, such as overall changes in lease expenses, competition from other would-be tenants for desirable leased spaces and the relationships of the PRC operating entities with current and prospective building owners and landlords, or other factors that are not within their control. If the PRC operating entities are not able to renew or replace an expiring lease agreement, they will incur significant costs related to vacating that space or redeveloping the space, which could result in loss of customers who may have chosen that space based on the design, location or other attributes of that particular space.

Growth of our business will partially depend on the recognition of the brand of the PRC operating entities. Failure to maintain, protect and enhance their brand could limit the ability of the PRC operating entities to expand or retain their customer base and materially and adversely affect our business, financial condition and results of operations.
We believe the recognition of the PRC operating entities’ brand among the customers of the PRC operating entities and business partners has helped the PRC operating entities in managing their customer acquisition costs and contributed to the growth of our business. As a result, maintaining, protecting and enhancing the recognition of the PRC operating entities’ brand is critical to our business and market position, which depends on several factors, including, the ability of the PRC operating entities to:

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maintain and enhance the quality and attractiveness of the co-working spaces and services they offer;

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maintain healthy business relationships with landlords and other business partners;

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increase brand awareness and brand image through marketing activities;

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comply with applicable laws and regulations;

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compete effectively against existing and future competitors; and

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preserve their reputation and goodwill generally and in the event of any negative publicity on their services and data security, or other issues affecting them, and China’s co-working space industry in general.

A public perception that the PRC operating entities, or other industry participants do not provide satisfactory services, even if factually incorrect or based on isolated incidents, could damage the reputation of the PRC operating entities, diminish the value of their brand, undermine the trust and credibility the PRC operating entities have established and have a negative impact on their ability to attract and retain customers, and our business, financial conditions and results of operations may be materially and adversely affected.
The PRC operating entities are exposed to risks associated with the redevelopment and construction of the spaces they occupy.
Opening new spaces subjects us to risks that are associated with redevelopment projects in general, such as delays in construction, contract disputes and claims, fines or penalties levied by government authorities relating to the construction activities conducted by the PRC operating entities. The PRC operating entities may also experience delays when opening a new space as a result of building owners or landlords not completing their base building work on time or as a result of delays of the PRC operating entities in obtaining all necessary land-use, building, occupancy and other required governmental permits and authorizations. Failure to open a space on schedule may cost the PRC operating entities the lost revenue from that space and may damage their brand and cause them to incur expenses in order to rent and provide temporary space for their customers.
In developing their spaces, the PRC operating entities rely in part on the continued availability and satisfactory performance of third-party general contractors and subcontractors to perform the actual construction work of their co-working spaces, and in many cases to select and obtain the related building materials. As such, the timing and quality of the redevelopment of the occupied spaces of the PRC operating entities depends on the performance of these third-party contractors acting on behalf of the PRC operating entities.
The contractors the PRC operating entities engage in connection with a construction project are subject to the usual hazards associated with providing construction and related services on construction project sites, which can cause personal injury, damage to or destruction of property, plant and equipment, and environmental damage.
Despite the detailed specifications and inspection of the PRC operating entities, project management and quality control procedures, in some cases, general contractors and their subcontractors may use improper construction practices or defective materials. Improper construction practices or defective materials can result in the need to perform extensive repairs to the spaces of the PRC operating entities and potentially lead to personal injury. The PRC operating entities could also suffer damage to their reputation, and may be exposed to possible liability, if these third parties fail to comply with applicable laws.
Supply chain interruptions may increase our costs or reduce our revenues.
The PRC operating entities depend on the effectiveness of their supply chain management systems to ensure reliable and sufficient supply, on reasonably favorable terms, of materially used in the construction and development of spaces and operating activities, such as furniture, lighting, millwork, flooring, security equipment and consumables. The materials the PRC operating entities purchase and use in the ordinary course of business are sourced from a wide variety of suppliers in the PRC. Disruptions in the supply chain may result from weather-related events, natural disasters, acts of war, terrorist attacks, pandemics, third-party strikes or ineffective cross dock operations, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond our control. In the event of disruptions in the existing supply chain of the PRC operating entities, the labor and materials they rely on in the ordinary course of our business may not be available at reasonable rates or at all. In some cases, the PRC operating entities may rely on a single source for procurement of construction materials or other supplies in a given region. Any disruption in the supply of certain materials could disrupt operations at our existing locations or significantly delay the opening of a new location, which may cause harm to the reputation of the PRC operating entities and our results of operations.
The PRC operating entities incur costs relating to the maintenance, refurbishment and remediation of our spaces.
The terms of the lease agreements entered into by and between the PRC operating entities and landlords generally require that the PRC operating entities ensure that the spaces they occupy are kept in good status throughout the term of the lease and the PRC operating entities typically bear the obligation of maintenance and repair for spaces they decorated during the period. The costs associated with this maintenance, removal and repair work may be significant.
The PRC operating entities also anticipate that they will be required to periodically refurbish their spaces to keep pace with the changing needs of their customers. Extensive refurbishments may be more costly and time-consuming than we expect and may adversely impact our operational results and financial performance. The customer experience of the PRC operating entities may also be adversely affected if extensive refurbishments disrupt their operations at their spaces.
Some customers of the PRC operating entities pay rent for apportioned common area in the co-working spaces. The PRC operating entities may be exposed to disputes with their customers on this pricing policy.
Monthly rents paid by the customers of the PRC operating entities may be calculated based on the number of workstations they lease or on the basis of the square footage they lease. For those customers whose rents are calculated on the basis of square footage, in addition to the actual usable square footage exclusive to each customer, the PRC operating entities apportion a percentage of the total square footage of the common areas in that co-working space to them. As a result, a customer may pay its rent based on a larger number of square footage than the actual number of square footage of its rented office space. The extra number of square footage customers pay is closely related to the actual number of square footage they rent. As a result of this pricing policy, the PRC operating entities have been involved, and may continue to get involved in legal or other disputes in the ordinary course of their business with their customers who disagree with this pricing policy. Although the PRC operating entities specify this pricing policy with their customers in the leases, we cannot assure you that such disputes, which may result in significant legal and other costs, will not arise in the future.
The long-term and fixed cost nature of the leases entered into by the PRC operating entities may limit their operating flexibility and could adversely affect our liquidity.
The PRC operating entities currently lease a significant majority of their spaces under long-term leases with terms ranging from three to 12.5 years. Under these agreements, the obligations of the PRC operating entities to landlords extend for periods that significantly exceed the length of their rental agreements with our customers. The leases generally require fixed monthly payments, which are not tied to customer usage or the size of the customer base of the PRC operating entities, and all of such leases contain minimum lease payment obligations. As a result, if customers at a particular space terminate their lease agreements with the PRC operating entities and if the PRC operating entities are unable to attract their customers to actively use their spaces or services, our lease expenses may exceed our net revenue. In addition, in an environment where retail cost for real estate is decreasing, the PRC operating entities may not be able to lower their fixed monthly payments under our leases to rates that are commensurate with prevailing market rates. At the same time, the PRC operating entities would also be pressured to lower their rental fees charged to the customers, potentially resulting in our lease expense exceeding our net revenue. In such events, we would not have the ability to reduce our lease expenses or otherwise terminate the lease in accordance with its terms.
If we experience a prolonged reduction in net revenue at a particular space, our results of operations in respect of that space would be adversely affected unless and until either the lease expires, or the PRC operating entities are able to assign the lease or sublease the space to a third party, or the PRC operating entities default under the terms of the lease and cease operations at the leased spaces. The ability of the PRC operating entities to assign a lease or sublease the space to a third party may be constrained by provisions in the lease that restrict these transfers without the prior consent of the landlord. Additionally, the PRC operating entities could incur significant costs if they decide to assign or sublease unprofitable leases, as they may incur transaction costs associated with finding and negotiating with potential transferees, and the ultimate transferee may require upfront payments or other inducements. A default under a lease could expose the PRC operating entities to breach of contract and other claims which could result in direct and indirect costs to the PRC operating entities, and could result in operational disruptions that could harm the reputation and brand of the PRC operating entities.
If the promotional and marketing plans of the PRC operating entities are not effective, our business and prospects may be negatively affected.
The PRC operating entities have invested and they expect to continue investing in sales and marketing activities to promote their brand and our spaces and to deepen their relationship with customers. The PRC operating entities also pay for online advertisements to platforms to sustain their exposure and publicity. To foster their customer base, the PRC operating entities may offer discounts or other incentives to certain prospective customers, which incur costs. Moreover, the sales and marketing activities of the PRC operating entities may not be well received by their existing customers, and may not attract new ones as anticipated. The evolving market landscape may require the PRC operating entities to experiment with new marketing methods to keep pace with industry trends and customers’ preference. Failure of the PRC operating entities to refine their existing marketing approaches or to introduce new marketing approaches in a cost-effective manner could reduce the number of their customers, occupancy rate and market share. We cannot assure you that the PRC operating entities will be able to recover the costs of their sales and marketing activities or that these activities will be effective in attracting new customers and retaining existing ones or as successful as those of their competitors. In such events, our revenue, customer base and market share could decrease, thereby adversely impacting our results of operations.
Many customers of the PRC operating entities are concentrated in major metropolitan areas. An economic downturn in any of these areas may result in reduction of their customers and could adversely affect our results of operations.
A significant portion of the existing customer base of the PRC operating entities and their potential customers consists of SMEs and startups who may be disproportionately affected by adverse economic conditions. In addition, the concentration of the operations of the PRC operating entities in specific cities magnifies the risk of localized economic conditions in those cities or the surrounding regions to any business. For the years ended December 31, 2020 and 2021, we generated the majority of our net revenue from the co-working spaces operated by the PRC operating entities located in Shenzhen, Shanghai, Beijing and other major metropolitan areas. Adverse changes in general economic conditions or real estate market as well as relevant regulatory environment in these cities may have a disproportionate effect on their customer base, occupancy rates and/or pricing. The business of the PRC operating entities may also be affected by generally prevailing economic conditions in the markets where they operate, which may exert significant impacts on the real estate activity, demand for occupancy and their services and pricing of their spaces and services.

The PRC operating entities are exposed to risks relating to their cooperation with their business partners.
The PRC operating entities select and rely on a number of third-party business partners to provide various value-added services, such as business consultation, internal policy consultation, legal services and tax services to meet the needs of their corporate customers. Due to the reliance on such business partners, any interruption in the operations of such business partners, any failure of them to accommodate the fast growing business scale of the PRC operating entities, any termination or suspension of the partnership arrangements between the business partners and the PRC operating entities, any change in cooperation terms, or any deterioration of cooperative relationships with them may materially and adversely affect the brand image of the PRC operating entities and impact our operations.
In addition, the PRC operating entities have limited control over their business partners. Failure by third parties to provide satisfactory services or comply with laws and regulations could subject the PRC operating entities to reputational harm based on the association of such business partners with the PRC operating entities and their brand. In the event that the PRC operating entities become subject to claims arising from services provided by their business partners, the PRC operating entities may attempt to seek compensation from the relevant business partners. However, such compensation may be limited. If no claim can be asserted against a business partner, or amounts that the PRC operating entities claim cannot be fully recovered from business partners, the PRC operating entities may be required to bear such losses and compensation at their own costs. This could have a material and adverse effect on our business, financial condition and results of operations.
We have engaged in substantial transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on our business, financial conditions and results of operations.
We have entered into a substantial number of transactions with related parties. As of December 31, 2021 and 2020, our amounts due to related parties were $28,050,461 and $23,938,327, respectively. Our amounts due to Shenzhen Motian Star Enterprise Management Co., Ltd., a company controlled by Mr. Houde Li, our chairman of the board of directors and controlling shareholder, were $22,040,670 as of December 31, 2021 and $16,721,390 as of December 31, 2020, representing 78.6% and 69.9% the total amount due to related parties for the respective periods. For details, see “Related Party Transactions.” We may in the future enter into additional transactions with entities in which members of our management, board of directors and other related parties hold ownership interests.
Transactions with related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of our shareholders. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.
Our board of directors intends to authorize the audit committee, upon its formation, to review and approve all material related party transactions. We rely on the laws of the Cayman Islands, which provides that directors owe a duty of care and a duty of loyalty to our Company. Under the laws of the Cayman Islands, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonable prudent person would exercise in comparable circumstances. See “Description of Share Capital — Differences in Corporate Law” for additional information. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.
We face risks arising from strategic transactions such as acquisitions and investments that we evaluate, pursue or undertake.
From time to time, we evaluate potential strategic or investment opportunities, and from time to time, we may pursue and undertake certain of those opportunities, some of which may be material and may not create the value that we expect. Any transactions that we enter into could be material to our financial condition and results of operations. We have limited experience in completing and integrating major acquisitions.

The process of acquiring and integrating other companies could create unforeseen difficulties and expenditures and could entail unforeseen liabilities that are not recoverable under the relevant transaction agreements or otherwise.
The PRC operating entities may make investments in, or enter into arrangements with, start-ups and SMEs and these investments or arrangements might not be profitable and could have negative impacts on our business.
The PRC operating entities have and will continue to make investments in, or enter into arrangements with, start-ups and SMEs to acquire their equity interests. See “Business — Service Offerings — Business Incubation and Acceleration Programs — Equity-for-Rent Services.” Entering into these types of arrangements entails many risks, any of which could materially harm our business, including:
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the business operations of invested companies may fail;

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the valuation of invested companies may not increase;

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diversion of management’s attention from other business concerns; and

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incurring of significant costs.

Any of the foregoing or other factors could harm our ability to achieve anticipated levels of profitability from our investments or to realize other anticipated benefits of such investments. As a result, our profitability and results of operations may be materially and adversely affected.
The PRC operating entities may not be able to effectively protect our intellectual property from unauthorized use by others.
The trademarks and other intellectual properties of the PRC operating entities are critical to their business. Any of the intellectual property rights of the PRC operating entities could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide them with competitive advantages. We cannot assure you that (i) the pending application submitted by the PRC operating entities for intellectual property rights will be approved, (ii) all of the intellectual property rights owned by the PRC operating entities will be adequately protected, or (iii) the intellectual property rights of the PRC operating entities will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Third parties may also take the position that we are infringing their rights, and we may not be successful in defending these claims. Additionally, we may not be able to enforce and defend our proprietary rights or prevent infringement or misappropriation, without incurring substantial expenses to us and a significant diversion of management time and attention from our business strategy.
To protect the trademarks, copyrights and other proprietary rights of the PRC operating entities, the PRC operating entities rely on and expect to continue to rely on a combination of protective agreements with the team customers and third parties including their business partners, physical and electronic security measures, and trademark, copyright, patent and trade secret protection laws. If the measures the PRC operating entities have taken to protect their proprietary rights are inadequate to prevent the use or misappropriation by third parties or such rights are diminished due to successful challenges, the value of their brand and other intangible assets may be diminished and the ability of the PRC operating entities to attract and retain customers may be adversely affected.
The proper functioning of technology the PRC operating entities use is essential to their business, and any difficulty experienced by such system would materially and adversely affect them.
The PRC operating entities use technology provided by their third-party service providers to support their business and customer experience. For example, the PRC operating entities maintain a data management system, which enables them to manage their leases with their landlords and customers. The PRC operating entities are in the process of developing their own mobile app for their customers that consolidate various functions and services.
To the extent that the technologies and systems that the PRC operating entities use to manage the daily operations of their business malfunction, the ability to operate their business, retain existing customers and attract new customers may be impaired. The PRC operating entities may not be able to attract and retain sufficiently skilled and experienced professionals to operate and maintain these technologies and systems, and the current service offerings of the PRC operating entities may not continue to be, and new service offerings may not be, supported by the applicable third-party service providers on commercially reasonable terms or at all. In addition, any harm to the personal computers of the PRC operating entities’ customers or other devices caused by the software owned by the PRC operating entities, or other sources of harm, such as hackers or computer viruses, could have an adverse effect on the customer experience and the reputation of the PRC operating entities.
The PRC operating entities need to invest heavily on their technology in order to sustain or grow their business, and the uncertainties associated with the evolving customer needs and emerging industry standards create risks with respect to such investment. On one hand, the ongoing investment in technology may not generate the expected level of returns; on the other hand, any failure of the PRC operating entities to adopt new technologies to adapt to such changing environment may materially and adversely impact our business.
If the proprietary information and/or data collected and stored by the PRC operating entities, particularly billing and personal data, were to be accessed by unauthorized persons, our reputation, competitive advantages and relationships with our customers could be harmed and our business could be materially and adversely affected.
The PRC operating entities generate significant amounts of proprietary, sensitive and otherwise confidential information relating to the business and operations of the PRC operating entities, and our PRC operating entities collect, store and process confidential and personal data regarding their customers, including customer names and billing data. The collection, protection and use of personal data are governed by privacy laws and regulations enacted in the PRC. These laws and regulations continue to evolve. Compliance with applicable privacy laws and regulations may lead to increase in our operating costs and adversely impact the ability of the PRC operating entities to conduct their business and market their products and services to their customers and potential customers.
Similar to other companies, the information technology systems of the PRC operating entities face the threat of cyber-attacks, such as security breaches, phishing scams, malware and denial-of-service attacks. The systems of the PRC operating entities or the systems of third-party service providers could experience unauthorized intrusions or inadvertent data breaches, which could result in exposure or destruction of the proprietary information and/or customers’ data stored by the PRC operating entities.
Because techniques used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against us or the third parties the PRC operating entities rely on, the PRC operating entities and their partners may be unable to anticipate these attacks or implement adequate preventative measures. In addition, any party who is able to illegally obtain identification and password credentials could potentially gain unauthorized access to the systems of the PRC operating entities or those of third parties the PRC operating entities rely on. If any such event occurs, the PRC operating entities may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent such future events of that nature from occurring. From time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. These can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may disrupt operations or result in unauthorized disclosure of confidential information.
If a cybersecurity incident occurs, or is perceived to occur, the PRC operating entities may be the subject of negative publicity and the perception of the effectiveness of the security measures of the PRC operating entities and their reputation may be harmed, which could damage their relationships with and result in the loss of existing or potential customers. In addition, even if there is no compromise of customer information, the PRC operating entities could incur significant fines or lose the opportunity to support electronic payments from customers, which would limit the full effectiveness and efficiency of the payment processing of the PRC operating entities.
The wide variety of payment methods that the PRC operating entities accept subjects third-party payment processing-related risks.
The PRC operating entities accept a variety of payment methods including bank transfers, online payments, and WeChat Pay and Alipay through third-party payment processors. Our PRC operating entities pay these payment processors varying service fees, which may increase over time and raise our operating costs of the PRC operating entities. The PRC operating entities may also be subject to fraud, security breaches and other illegal activities in connection with the various payment methods they offer. Furthermore, the PRC operating entities are subject to various applicable regulations governing electronic funds transfers, which may continue to evolve in the future. If the PRC operating entities fail to comply with these applicable regulations, they may be subject to fines, higher transaction fees, or restrictions on their ability to process electronic funds transfers, which could materially and adversely affect their business, financial condition and results of operations.
The PRC operating entities may receive complaints from their customers, or adverse publicity involving their spaces and services.
The PRC operating entities face an inherent risk of complaints from their customers. Most of the complaints the PRC operating entities received from their customers in the past were related to the facilities of their spaces. The PRC operating entities take these complaints seriously and endeavor to reduce such complaints by implementing various remedial measures. Nevertheless, we cannot assure you that the PRC operating entities can successfully prevent or address all complaints.
Any complaints or claims against the PRC operating entities, even if meritless and unsuccessful, may divert management attention and other resources from our business and adversely affect our business and operations. Customers may lose confidence in the PRC operating entities and their brand, which may adversely affect their reputation, business and our results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to co-working spaces industry, whether or not accurate, and whether or not concerning the spaces operated by the PRC operating entities, can adversely affect our business, results of operations and reputation.
Pending or future litigation could have a material and adverse impact on our business, financial condition and results of operations.
From time to time, we have been, and may in the future be, subject to lawsuits or other legal proceedings brought on by the customers of the PRC operating entities, their competitors, third-party business partners, government agencies or other entities against us, in matters relating to contractual disputes. At times, the outcomes of actions we institute may not be successful or favorable to us. Lawsuits against us may also generate negative publicity that significantly harms our reputation, which may adversely affect the ability of the PRC operating entities to expand their customer base. Claims against us, whether meritorious or not, could require significant expenses. In addition, managing and defending litigation and related indemnity obligations can significantly divert our management’s attention from operating our business. If any of these legal proceedings were to be determined adversely to us, or if we were to enter into settlement arrangements, we may be exposed to monetary damages or be forced to change the way in which we operate our business, which could have an adverse effect on our business, financial condition, results of operations and cash flows.
After we become a publicly listed company, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.
A severe or prolonged downturn in the PRC or global economy could materially and adversely affect our business and our financial condition.
COVID-19 had a severe and negative impact on the Chinese and the global economy. Even before the outbreak of COVID-19, the global macroeconomic environment was facing challenges, including the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the ongoing global trade disputes and tariffs. The growth of the Chinese economy has slowed down since 2012 compared to the previous decade and the trend may continue. According to the National Bureau of Statistics of China, China’s gross domestic product (GDP) growth was

2.3% in 2020 and 8.1% in 2021. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In addition, there is uncertainty about the future relationship between China and the United States with respect to trade policies, treaties, government relations and tariffs between the two countries. It is unclear whether these challenges and uncertainties will be contained or resolved and what effects they may have on the global political and economic conditions in the long term.
Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, China’s economic growth may materially decline in the near future. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect our business, results of operations and financial condition.
If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the Ordinary Shares may be materially and adversely affected.
Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2021, we identified one material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
The material weakness that has been identified relates to lack of sufficient accounting personnel with appropriate experience and knowledge in financial reporting in accordance with U.S. GAAP. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. To remedy the identified material weakness, we have adopted and will adopt further measures to improve our internal control over financial reporting. We plan to engage additional personnel to implement and develop a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide accounting operation and end of period reporting work. We plan to recruit additional staffs with knowledge of U.S. GAAP and SEC regulations in our finance and accounting department. Also we intend to enhance internal training and development programs for financial reporting personnel. Additionally, when entering into complex transactions, we will utilize a third party consultant for accounting services as additional resources. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” However, we cannot assure you that these measures may fully address the material weakness in our internal control over financial reporting or that we may conclude that they have been fully remediated.
Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report in our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting because of the existence of a material weakness if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our businesses, financial condition, results of operations and prospects, as well as the trading price of the Ordinary Shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.
The Chinese government exerts substantial influence over the manner in which the PRC operating entities must conduct their business activities. If the Chinese government significantly regulate the business operations of the PRC operating entities in the future and the PRC operating entities are not able to substantially comply with such regulations, the business operations of the PRC operating entities may be materially adversely affected and the value of our Ordinary Shares may significantly decrease.
The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of the PRC operating entities to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.
As such, the business operations of the PRC operating entities and the co-working space industry may be subject to various government and regulatory interference in the provinces in which they operate. The PRC operating entities could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The PRC operating entities may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In the event that the PRC operating entities are not able to substantially comply with any existing or newly adopted laws and regulations, the business operations of the PRC operating entities may be materially adversely affected and the value of our Ordinary Shares may significantly decrease.
Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with substantial business operations in China. Such actions taken by the PRC government authorities may intervene or influence the operations of the PRC operating entities at any time, which are beyond our control and could result in a material change in the operations of the PRC operating entities and/or the value of our Ordinary Shares. Therefore, any such action may adversely affect the operations of the PRC operating entities and significantly limit or hinder our ability to offer or continue to offer securities to you, reduce the value of such securities and cause the value of such securities to significantly decline or be worthless.

Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.
On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.
On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.
On May 20, 2020, the Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it’s not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange.
On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.
On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. The decrease in non-inspection years would reduce the time period before our Ordinary Shares may be prohibited from trading or delisted.
On September 22, 2021, the PCAOB adopted a final rule implementing the Holding Foreign Companies Accountable Act, which provides a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.
On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction.
On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such determination as mandated under the Holding Foreign Companies Accountable Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

Because we have substantial operations within the PRC through the PRC operating entities, the audit workpapers prepared by our independent registered public accounting firm for auditing our Company might not be inspected by the PCAOB without the approval of the Chinese authorities. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Furthermore, if the PCAOB is unable to inspect our accounting firm in the future. Such lack of inspection could cause trading in our Ordinary Shares to be prohibited under the Holding Foreign Companies Accountable Act, and as a result, an exchange may determine to delist our Ordinary Shares. The delisting and the cessation of trading of our Ordinary Shares, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment.
The recent developments would add uncertainties to our offering and may result in prohibitions on the trading of our Ordinary Shares on the Nasdaq Stock Market, if our auditors fail to meet the PCAOB inspection requirement in time.
We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”
Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.
We expect the rules and regulations applicable to us after we become a public company to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.
After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.
We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.
China has in the past experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic diseases, and any similar event could materially impact our business in the future. If a disaster or other disruption were to occur in the future that affects the regions where the PRC operating entities operate their business, their operations could be materially and adversely affected due to loss of personnel and damage to property. Even if the PRC operating entities are not directly affected, such a disaster or disruption could affect the operations or financial condition of the ecosystem participants of the PRC operating entities, which could harm our results of operations.
Since early 2020, the disease caused by a novel strain of coronavirus, or the COVID-19, has severely impacted China and the rest of the world. The COVID-19 pandemic has led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on freedom of movement, gatherings of large numbers of people, and business operations such as travel bans, border closings, business closures, quarantines, shelter-in-place orders and social distancing measures. As a result, the COVID-19 pandemic and its consequences have caused many companies and individuals to work from home, resulting in a decline in the demand for co-working spaces.
The COVID-19 pandemic has subjected our business, operations and financial conditions to a number of risks:
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The outbreak of COVID-19 has caused a decline in the demand for office space for companies and individuals from many industries. Depending on the individual circumstances of our customers, the PRC operating entities offered rent relief to some customers as part of their efforts to retain existing customers.

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In addition to the decrease in demand for co-working space by the customers of the PRC operating entities, the number of customers of the PRC operating entities has also been adversely affected by the outbreak. The number of customers of the PRC operating entities as of December 31, 2021 decreased by 168, or 7.0% from 2,384 as of December 31, 2020 to 2,216 as of December 31, 2021. In addition, customers may require additional time to pay the PRC operating entities or fail to pay them at all, which has increased the amount of accounts receivable and may require them to record additional allowance for doubtful accounts, write-off of bad debts, or reduction of recognized revenues and profits. The turnover days for the accounts receivable is likely to be affected as a result.

The impact of the COVID-19 pandemic is rapidly evolving, and the continuation or a future resurgence of the pandemic could precipitate or aggravate the other risk factors that we face, which in turn could further materially and adversely affect our business, financial condition, liquidity, results of operations and profitability, including in ways that are not currently known to us or that we do not currently consider to be present significant risks. The extent of the impact of the COVID-19 on our operational and financial performance in the longer term will depend on future developments, including the duration of the outbreak and related restrictions on businesses, and the impact of the COVID-19 on overall demand for co-working space, all of which are highly uncertain and beyond our control.
In addition to COVID-19, our business could also be adversely affected by the outbreak of Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS, or other epidemics.
Risks Related to Doing Business in China
From November 2020 to February 2022, through VIE arrangements, we operated our business through the former VIE and its subsidiaries. If the PRC government determines that these contractual arrangements did not comply with PRC regulations relating to the relevant industries, we could be subject to penalties or be forced to relinquish our interests in those operations, which would likely result in a material adverse change in our operations, and our Ordinary Shares may decline significantly in value or become worthless.
We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our PRC subsidiaries are currently considered foreign-invested enterprises. Prior to the termination of the VIE arrangements, we operated our business in China through the former VIE and its subsidiaries under the contractual arrangements with the former VIE and its shareholders. As a result of these contractual agreements, we were regarded as the primary beneficiary of the former VIE and its subsidiaries during the period when the VIE arrangements were effective. We treated these entities as our consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in its consolidated financial statements in accordance with U.S. GAAP. In February 2022, we terminated the VIE arrangements and acquired 100% of the equity interests in the former VIE from its former shareholders for RMB1 million ($155,000).

As of the date of this prospectus, the operations of our PRC subsidiaries are not restricted or limited by PRC laws and regulations for foreign investment. In the opinion of Zhong Lun Law Firm, our PRC legal counsel, our use of the VIE structure in China was not in violation of PRC laws and regulations at the time such structure existed, and was valid and binding upon each party to such arrangements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations at the time thereof. However, our PRC legal counsel has also advised us that, even though we terminated the VIE structure in February 2022, there are still substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules; accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel.
Changes in China’s economic, political or social conditions, as well as possible interventions and influences of any government policies and actions, could have a material adverse effect on our business and operations and the value of our Ordinary Shares.
All of our operations are conducted through the PRC operating entities located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, social conditions and government policies in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.
While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for the services of the PRC operating entities and adversely affect our competitive position. COVID-19 has had a severe and negative impact on Chinese and global economy. Whether this will lead to a prolonged downturn in the economy is still unknown. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. In addition, in the past the PRC government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.
Furthermore, the enforcement of laws and rules and regulations in China may change quickly with little advance notice, which could result in a material adverse change in our operations and the value of our Ordinary Shares. As such, our Company, our subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect our financial performance and operations. We cannot assure you that the PRC government will not initiate possible governmental actions or scrutiny to us, which could substantially affect our operation and the value of our Ordinary Shares may depreciate quickly. As of the date of this prospectus, neither our Company nor any of our PRC subsidiaries has applied for permission from Chinese authorities to list on U.S. exchanges. However, there is no guarantee that our Company or any of our PRC subsidiaries will not be required to obtain permission, receive or not be denied permission from Chinese authorities to list on U.S. exchanges in the future. China’s economic, political and social conditions, as well as interventions and influences of any government policies, laws and regulations are uncertain and could have a material adverse effect on our business.
Uncertainties with respect to the PRC legal system could adversely affect us.
The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.
In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.
Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.
In addition, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, limitations on foreign ownership of co-working space operators and regulatory review of overseas listing of PRC companies through special purpose vehicles. In the event that we are influenced by any future actions of the PRC government in such regard, we may experience a material change in our operations, and the value of our Ordinary Shares may depreciate significantly or become worthless.
Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our current corporate structure, corporate governance, and operations.
On March 15, 2019, the PRC National People’s Congress approved the PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the PRC State Council approved the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020. The PRC Foreign Investment Law and its Implementation Rules embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since the PRC Foreign Investment Law is relatively new, substantial uncertainties exist with respect to its interpretation and implementation.
Under the PRC Foreign Investment Law, “foreign investment” refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. The PRC Foreign Investment Law sets out the basic regulatory framework for foreign investments and proposes to implement a management system of pre-establishment national treatment with a “negative list” for foreign investments, pursuant to which (i) an FIE under PRC law shall not invest in any sector forbidden by the negative list for access of foreign investment, (ii) for any sector restricted by the negative list, an FIE shall conform to the investment conditions provided in the negative list, and (iii) sectors not included in the negative list shall be managed under the principle that domestic investment and foreign investment shall be treated equally.
The PRC Foreign Investment Law also sets forth necessary mechanisms to facilitate, protect and manage foreign investments and proposes to establish a foreign investment information report system in which FIE shall submit the investment information to competent departments of commerce through the enterprise registration system and the enterprise credit information publicity system. It is uncertain whether the co-working space industry, in which the PRC operating entities operate, will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued in the future. There are uncertainties as to how the PRC Foreign Investment Law would be further interpreted and implemented. We cannot assure you that the interpretation and implementation of the PRC Foreign Investment Law made by the relevant governmental authorities in the future will not materially impact our corporate governance and business operations in any aspect.
Uncertainties exist with respect to the enactment timetable and final content of Overseas Listing Rules and how it may impact the viability of our current corporate structure and business operations.
On December 24, 2021, CSRC published Circular on Seeking Public Comments on the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) and Circular on Seeking Public Comments on the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comment) (collective referred as “Overseas Listing Rules”). According to Overseas Listing Rules, companies that seek to offer and list securities in overseas markets shall operate in compliance with laws and regulations, abide by national laws and regulations concerning foreign investment into China, state owned asset administration, industry regulation, and overseas investments by Chinese companies, and shall not commit any misconduct that may disrupt market order, harm investors’ legal rights, or undermine public interests in the domestic market. Where a domestic company seeks to directly offer and list securities in an overseas market, the issuer shall, as the filing entity, fulfil the due filing and reporting obligations. Where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity, which shall, as the filing entity, fulfil the due filing and reporting obligations. Where an issuer makes an application for initial public offering and listing in an overseas market, the filing entity shall submit to the CSRC filing documents.
On December 27, 2021, the NDRC and MOFCOM, jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective and replaced the previous version on January 1, 2022. Pursuant to the Negative List, if a PRC company, which engages in any business where foreign investment is prohibited under the Negative List, or prohibited businesses, seeks an overseas offering or listing, it must obtain the approval from competent governmental authorities. Based on a set of Q&A published on the NDRC’s official website, a NDRC official indicated that after a PRC company submits its application for overseas listing to the CSRC and where matters relating to prohibited businesses under the Negative List are implicated, the CSRC will consult the regulatory authorities having jurisdiction over the relevant industries and fields.
Because the Overseas Listing Rules are currently in draft form and given the novelty of the Negative List, there remain substantial uncertainties as to whether and what requirements, including filing requirements, will be imposed on a PRC company with respect to its listing and offerings overseas as well as with the interpretation and implementation of existing and future regulations in this regard. For example, it is unclear as to whether the approval requirement under the Negative List will apply to follow-on offerings by PRC companies engaged in prohibited businesses and whose offshore holding company is listed overseas. If such approval is in fact required and given the NDRC’s indication of CSRC’s involvement in the approval process, there is also a lack of clarity on the application procedure, requirement and timeline which may not be resolved until the Overseas Listing Rules, which provide for the filing procedures of the overseas offering and listing of a PRC company with the CSRC, is enacted. If the Overseas Listing Rules are enacted in the current form before the completion of this offering, we will be required to make a filing with the CSRC in connection with this offering within three business days after its completion.
The Company’s business is not currently subject to foreign investment restrictions set forth in the Negative List. However, should the Company’s business become subject to foreign investment restrictions then the viability of our current corporate structure, corporate governance and business operations may be materially impacted in many aspects.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business.
We are a Cayman Islands holding company and we may rely on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and for services of any debt we may incur.
The ability of our PRC subsidiaries to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, if a wholly foreign-owned enterprise such as Hangzhou Building Dream Star distributes its after-tax profits for the current financial year, it is required to set aside 10% of its after-tax profits, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.
In response to the persistent capital outflow and RMB’s depreciation against U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the SAFE have implemented a series of capital control measures over recent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the People’s Bank of China issued the Circular on Further Clarification of Relevant Matters Relating to Offshore RMB Loans Provided by Domestic Enterprises, or the PBOC Circular 306, on November 22, 2016, which provides that offshore RMB loans provided by a domestic enterprise to offshore enterprises that it holds equity interests in shall not exceed 30% of the domestic enterprise’s ownership interest in the offshore enterprise. The PBOC Circular 306 may constrain the ability of our PRC subsidiaries to provide offshore loans to us. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.
Under the EIT Law and related regulations, dividends, interests, rent or royalties payable by a foreign invested enterprise to any of its foreign non-resident enterprise investors, and proceeds from any such foreign enterprise investor’s disposition of assets (after deducting the net value of such assets) are subject to a 10% withholding tax, unless the foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax. Undistributed profits earned by foreign-invested enterprises prior to January 1, 2008 are exempted from any withholding tax. The Cayman Islands, where Building DreamStar is incorporated, does not have such a tax treaty with China. Hong Kong has a tax arrangement with China that provides for a 5% withholding tax on dividends subject to certain conditions and requirements, such as the requirement that the Hong Kong resident enterprise own at least 25% of the PRC enterprise distributing the dividend at all times within the 12-month period immediately preceding the distribution of dividends and be a “beneficial owner” of the dividends. If our PRC subsidiaries declares and distributes profits to us, such payments will be subject to withholding tax, which will increase our tax liability and reduce the amount of cash available to our company.
Discontinuation of any of the government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.
The PRC operating entities have entered into cooperation agreements with PRC local government authorities, through which we received financial subsidies from these PRC local government authorities. The financial subsidies result from policies adopted by PRC local government authorities and are determined based on evaluations conducted by these local governments. Local governments may decide to discontinue with their current policies, or choose not to enter into such cooperation agreements with us in the future. The discontinuation of such financial subsidies or imposition of any additional taxes could adversely affect our financial condition and results of operations.
Any noncompliance with fire prevention examination and inspection requirements mandated by PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations.
In accordance with applicable PRC laws and regulations, the PRC operating entities are required to comply with fire prevention examination and inspection requirements for their spaces, and the PRC operating entities are obliged to make fire safety filing with competent authorities. In addition, the PRC operating entities are required to complete property leasing registration and filings with competent authorities. See “Regulation — Regulations Relating to Leasing Properties.”
If the PRC operating entities fail to comply with applicable laws and regulations to our business, they may be subject to fines, confiscation of revenues generated from incompliance operations or suspension of relevant operations. The PRC operating entities may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact their corporate image.
As of the date of this prospectus, the PRC operating entities have not completed the required fire prevention examination and inspection or fire safety filing for 12 out of the 46 spaces they currently operate. The PRC operating entities may be ordered to stop using the spaces or suspend business, and may be imposed a fine ranging from RMB30,000 to RMB300,000 for each space for their spaces that fail to complete such required examination and inspection on fire prevention as required by the Fire Prevention Law. The PRC operating entities may be ordered by the housing and urban-rural development department to rectify and be imposed a fine of not more than RMB5,000 for each space that fails to complete such fire safety filing following such examination and inspection on fire prevention. As of the date of this prospectus, the PRC operating entities have not received any penalties or fines with respect their non-compliance with fire prevention examination and inspection requirements.
Noncompliance with filing requirements imposed by the PRC Law on Administration of Urban Real Estate may have an adverse impact on our business, financial condition and results of operations.
The PRC Law on Administration of Urban Real Estate, promulgated in July 1994 by the Standing Committee of the National People’s Congress (the “SCNPC”) and most recently amended in August 2019, provides that written lease contracts shall be registered and filed with competent real estate administration authorities. See “Regulation — Regulations Relating to Leasing Properties.”
As of the date of this prospectus, the PRC operating entities have not registered and filed a majority of their leases with their landlords and tenants with competent authorities, and as such, the PRC operating entities may be ordered by the authorities to rectify within a stipulated period of time. If the PRC operating entities do not rectify as required within stipulated period of time, they may be subject to fine ranged from RMB 1,000 to 10,000 for each lease contract. As of the date of this prospectus, the PRC operating entities have not received any penalties or fines with respect to their non-compliance with the filing requirements imposed by the RPC Law on Administration of Urban Real Estate.
Fluctuations in exchange rates could have a material adverse impact on our results of operations and the value of your investment.
The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.
Significant fluctuation of the Renminbi may have a material adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.
Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any material hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.
Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.
The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a significant portion of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.
In light of the recent flood of capital outflows of China due to the weakening of RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Ordinary Shares.
PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to our PRC subsidiaries are subject to the information report with the MOFCOM or their respective local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, any foreign loan procured by our PRC subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches.
We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to complete such registrations, our ability to use the proceeds of this offering, and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.
On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may limit our ability to use Renminbi converted from the net proceeds of this offering, to fund the establishment of new entities in China by our PRC subsidiaries, or to invest in or acquire any other PRC companies through our PRC subsidiaries, which may adversely affect our business, financial condition and results of operations.
On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.
In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we receive from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.
In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. If our shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, our PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.
We have requested PRC residents who we know hold direct or indirect interest in the Company to make the necessary applications, filings and registrations as required under SAFE Circular 37, and we are aware that most of these shareholders have completed the initial foreign exchange registrations with relevant banks. We cannot assure you, however, that all of these individuals may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such individuals to comply with SAFE regulations may subject us to fines or legal sanctions, restrict our cross-border investment activities, and limit our PRC subsidiaries’ ability to distribute dividends to us. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.
Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.
It may be difficult for overseas regulators to conduct investigation or collect evidence within China.
Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “— Risks related to the Ordinary Shares and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
Among other things, the M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. Such regulation requires, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that the anti-monopoly law enforcement authority shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the State Council that became effective in March 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.
Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.
If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and holders of our Ordinary Shares.
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board customers or senior executives habitually reside in the PRC.
We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Building DreamStar is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from interest or dividends we pay to our noteholders and shareholders that are non-resident enterprises, including the holders of our Ordinary Shares. In addition, non-resident enterprise noteholders and shareholders (including holders of our Ordinary Shares) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of the Ordinary Shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the holders of Ordinary Shares) and any gain realized on the transfer of the Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Ordinary Shares.
The PRC operating entities may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, our listing on Nasdaq, and this offering.
The business of the PRC operating entities involves collecting and retaining certain internal and customer data. The PRC operating entities also maintain information about various aspects of their operations as well as regarding their employees. The integrity and protection of customer, employee and company data is critical to our business. The customers and employees of the PRC operating entities expect that we will adequately protect their personal information. The PRC operating entities are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.
The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.
The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.
The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the State Administration for Market Regulation, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In December 28, 2021, the Cyberspace Administration of China and other related authorities jointly released the Cybersecurity Review Measures, or the 2022 Review Measures. The 2022 Review Measures has been effective from February 15, 2022 and the Cybersecurity Review Measures promulgated on April 13, 2020 has been repealed simultaneously. Under the 2022 Review Measures:
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companies who are engaged in data processing are also subject to the regulatory scope;

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the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

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the operators (including both operators of critical information infrastructure and relevant parties who are engaged in data processing) holding more than one million users/users’ (which to be further specified) individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

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the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and during the listing of securities, the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously by foreign governments as well as any network information security risk shall be collectively taken into consideration during the cybersecurity review process.

Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, as an operator of co-working spaces through the PRC operating entities in China, we have not been included within the definition of “operator of critical information infrastructure” by competent authority, nor have we been informed by CAC or any PRC governmental authority of any requirement that we file for a cybersecurity review on such basis. As of the date of this prospectus, we have not received any inquiry, notice, warning or sanction in such respect. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, or if our proposed offering was deemed to “affect or may affect national security,” we could be subject to PRC cybersecurity review. There can be no assurance that we will be able to obtain approval from the regulatory authorities in a timely manner.
As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the Cyber Administration of China or related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. We believe that we are in compliance with the aforementioned regulations and policies that have been issued by the Cyber Administration of China.
On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.
As of the date of this prospectus, the current PRC laws on cybersecurity or data security do not have a material adverse impact on our business operations and this offering. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.
You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.
We are an exempted company incorporated under the laws of the Cayman Islands. Through the PRC operating entities, we conduct all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers reside within China for a significant portion of the time and all of them are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.
The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.
The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong holding subsidiary.
On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiary is determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

Risks Related to the Ordinary Shares and This Offering
The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our share price may be volatile.
Prior to the completion of this offering, our Ordinary Shares were not traded on any market. Any active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell our Ordinary Shares at a price equal to or greater than the price paid by you in this offering.
The following factors could affect our share price:
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our operating and financial performance;

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quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

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the public reaction to our press releases, our other public announcements and our filings with the SEC;

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strategic actions by our competitors;

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changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

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speculation in the press or investment community;

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the failure of research analysts to cover our Ordinary Shares;

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sales of our Ordinary Shares by us or other shareholders, or the perception that such sales may occur;

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changes in accounting principles, policies, guidance, interpretations or standards;

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additions or departures of key management personnel;

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actions by our shareholders;

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domestic and international economic, legal and regulatory factors unrelated to our performance; and

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the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, diver our management’s attention and resources and harm our business, operating results and financial condition.
There may not be an active, liquid trading market for our Ordinary Shares.
Prior to the completion of this offering, there has been no public market for our Ordinary Shares. An active trading market for our Ordinary Shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and our advisors based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

You will experience immediate and substantial dilution.
The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Ordinary Shares. Assuming the completion of the offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $6.04 per share or approximately 110% from the offering price of $5.50 per share, and after deducting estimated underwriter fees and discounts and estimated offering expenses payable by us. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”
You will experience immediate and substantial dilution upon exercise of the Motian Star Option. In the event that Motian Star does not exercise this option, we will be liable to pay back the Outstanding Balance, and we may suffer from negative consequences as a result.
Pursuant to the Debt-for-equity Agreement, we agreed to grant Motian Star an irrevocable option to purchase certain number of Ordinary Shares at a purchase price of par value, with the maximum number of Ordinary Shares purchasable under the option equal to the Outstanding Balance divided by the initial public offering price of our Ordinary Shares. See “Prospectus Summary — Recent Development.” Upon exercise of the Motian Star Option, you will incur immediate and substantial dilution of your holdings. Motian Star may, but is not required to, exercise this option. In the event that Motian Star does not exercise this option, we will still be obligated to pay off the Outstanding Balance in the total amount of $21.88 million.
In the event that we are obligated to pay off the Outstanding Balance, we may suffer from negative consequences as a result of the substantial amount of indebtedness. For instance, we may have less cash flow available to fund our future working capital, capital expenditure, acquisitions and other general corporate purposes, become vulnerable to general adverse economic and industry conditions, suffer from additional restrictions on strategic acquisitions or business opportunities, and place us at a competitive disadvantage compared to our competitors that may have less debt. In addition, our ability to make payments will depend on prevailing market conditions and certain financial, business and other factors, many of which are beyond our control. If our cash flows and capital resources are insufficient to fund our debt obligations, we may reduce or delay capital expenditures, sell material assets or operations, or obtain additional capital or restructure our debt.
Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the Ordinary Shares for a return on your investment.
We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Ordinary Shares as a source for any future dividend income.
A sale or perceived sale of a substantial number of our Ordinary Shares may cause the price of our Ordinary Shares to decline.
If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Ordinary Shares. These sales also make it more difficult for us to sell equity-related securities in the future at a time and price that we deem reasonable or appropriate.
There can be no assurance that we will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our Ordinary Shares to significant adverse United States federal income tax consequences.
A non-United States corporation will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such taxable year is passive income or (ii) at least 50% of the value of its assets (based on average of the quarterly values of the assets) during such year is attributable to assets that that produce or are held for the production of passive income. Based on the current and anticipated value of our assets and the composition of our income assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year ended December 31, 2021 or in the foreseeable future. However, the determination of whether or not we are a PFIC according to the PFIC rules is made on an annual basis and depend on the composition of our income and assets and the value of our assets from time to time. Therefore, changes in the composition of our income or assets or value of our assets may cause us to become a PFIC. The determination of the value of our assets (including goodwill not reflected on our balance sheet) may be based, in part, on the quarterly market value of Ordinary Shares, which is subject to change and may be volatile.
The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations guidance is potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one of more taxable years.
If we are a PFIC for any taxable year during which a United States person holds Ordinary Shares, certain adverse United States federal income tax consequences could apply to such United States person. For more information see “Taxation — Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company.”
For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.
To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.
If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.
Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attention report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weakness in internal control over financial reporting could result in financial statement errors, which, in turn, could lead to error our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. We will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.
If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Ordinary Shares may not be able to remain listed on the exchange.
Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.
We have engaged Frost & Sullivan to prepare a commissioned industry report that analyzes the PRC co-working space industry. Information and data relating to the PRC co-working space industry have been derived from Frost & Sullivan’s industry report. Statistical data included in the Frost & Sullivan report also include projections based on a number of assumptions. The PRC co-working space industry may not grow at the rate projected by market data, or at all. Any failure of the PRC co-working space industry to grow at the projected rate may have a material adverse effect on our business and the market price of our Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.
We have not independently verified the data and information contained in the Frost & Sullivan report or any third-party publications and reports Frost & Sullivan has relied on in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.
As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.
As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by Cayman Islands requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Ordinary Shares.
As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.
As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq listing standards that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Currently, we do not intend to rely on home country practice with respect to our corporate governance after we complete with this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.
We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
We are an exempted company incorporated under the laws of the Cayman Islands. Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.
As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Cayman Islands Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”
Certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands company and substantially all of our assets are located outside of the United States. In addition, substantially all of our current directors and officers are nationals and/or residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforceability of Civil Liabilities.”
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.
Our management team lacks experience in managing a U.S.-listed company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial conditions and results of operations.
Our current management team lacks experience in managing a company publicly traded in the U.S., interacting with public company investors and complying with the increasingly complex laws pertaining to U.S.-listed public companies. Prior to the completion of this offering, we mainly operate our businesses as a private company in the PRC. As a result of this offering, our company will become subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S.-listed public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial conditions and results of operations.
We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.
To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.
The price of the Ordinary Shares and other terms of this offering have been determined by us along with our underwriters.
If you purchase our Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our underwriters. The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.
You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting within twenty-one (21) days from the date of the deposit of the requisition proceed to convene the meeting. Advance notice of seven (7) clear days is required for the convening of any general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of the Company.
The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.
Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.
You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:
•
our goals and strategies;

•
the PRC operating entities’ business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

•
the PRC operating entities’ future business development and our financial condition and results of operations;

•
expected changes in our revenues, costs or expenditures;

•
our dividend policy;

•
our expectations regarding demand for and market acceptance of the PRC operating entities’ products and services;

•
our expectations regarding the PRC operating entities’ relationships with their customers, third-party and business partners;

•
the trends in, expected growth in and market size of the co-working space industry in China and globally;

•
our ability to maintain and enhance the PRC operating entities’ market position;

•
our ability to continue to develop new technologies and/or upgrade our existing technologies;

•
developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations, in particular in the co-working space industry;

•
relevant governmental policies and regulations relating to the PRC operating entities’ businesses and industry;

•
competitive environment, competitive landscape and potential competitor behavior in the PRC operating entities’ industry; overall industry outlook in the PRC operating entities’ industry;

•
our ability to attract, train and retain executives and other employees;

•
our proposed use of proceeds from this offering;

•
the development of the global financial and capital markets;

•
fluctuations in inflation, interest rates and exchange rates;

•
general business, political, social and economic conditions in China and the overseas markets our subsidiaries have business;

•
the future development of the COVID-19 pandemic and its future impact on the PRC operating entities’ business and industry; and

•
assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary — Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, the PRC operating entities operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.
This prospectus contains information derived from government and private publications. These publications include forward-looking statements, which are subject to risks, uncertainties and assumptions. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. The co-working space industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the Ordinary Shares. In addition, the rapidly evolving nature of the co-working space industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. Therefore, you should not place undue reliance on these statements.
You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of approximately US$22.19 million, or approximately US$25.64 million if the Representative exercises its over-allotment option in full, after deducting underwriting discounts and estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$5.50 per Ordinary Share, the mid-point of the estimated range of the initial public offering price set forth on the front cover of this prospectus.
We plan to use the net proceeds of this offering as follows in the order of priority:

•
approximately 40%, or US$8.88 million (assuming no exercise of the over-allotment option), for expanding our spaces and services offerings, such as online searching tool for office spaces;

•
approximately 35%, or US$7.77 million (assuming no exercise of the over-allotment option), for potential strategic investments and acquisitions including co-working spaces operated by competitors and businesses that are complementary to the Company’s current business operations in Chengdu, Shenzhen, Shanghai and other major cities in China, although we have not identified any specific investments or acquisition opportunities at this time; and

•
approximately 25%, or the remaining amount, for general corporate purposes, which may include working capital needs and other corporate uses.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.
If, for any reason, the anticipated proceeds are not sufficient to fund all the proposed purposes, we intend to seek capital investment from institutional investors or obtain short-term or long-term borrowings. If we are unable to obtain sufficient financing, we intend to adjust or downscale our plans for expanding spaces and service offerings and potential strategic investments and acquisitions.
As an offshore holding company, under PRC laws and regulations, we are only permitted to use the net proceeds of this offering to provide loans or make capital contributions to our PRC subsidiaries. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may extend inter-company loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital requirements.
We may not be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY
We have not previously declared or paid cash dividends. We do not have any plan to declare or pay any cash dividends on our Ordinary Shares in the foreseeable future after this offering. We intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.
Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.
We are an exempted company with limited liability incorporated in the Cayman Islands. We rely principally on dividends distributed by our PRC subsidiaries and payments from our operating entities for our cash requirements, including distribution of dividends to our shareholders. Dividends distributed by our PRC subsidiaries are subject to PRC taxes.
In addition, PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us and only allow a PRC company to pay dividends out of its accumulated distributable after-tax profits as determined in accordance with its articles of association and the PRC accounting standards and regulations. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business” and “Regulation — Regulations Relating to Dividend Distribution.”

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2021 presented on:
•
on an actual basis; and

•
on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the assumed initial public offering price of $5.50 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us and assuming no exercise of the Representative’s over-allotment option or the Motian Star Option.

You should read this table in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus:
	As of December 31, 2021
	Actual	As Adjusted(1)
	$	$
Non-current liabilities
Long-term debts	3,929,987	3,929,987
Due to related parties, non-current	24,399,606	24,399,606
Shareholders’ deficit
Ordinary shares ($0.0001 par value, 500,000,000 shares authorized; 36,000,000 shares issued and outstanding on an actual basis as of December 31, 2021; and 40,600,000 shares issued and outstanding on an as adjusted basis as of December 31, 2021)	3,600	4,060
Additional paid-in capital(2)	20,180,800	42,369,877
Accumulated other comprehensive loss	(2,414,881)	(2,414,881)
Accumulated deficit	(61,152,944)	(61,152,944)
Non-controlling interests	203,899	203,899
Total shareholders’ deficit(2)	(43,179,526)	(20,989,989)
Total capitalization(2)	(14,849,933)	7,339,604

(1)
The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $5.50 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $22.19 million.

DILUTION
If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.
Our net tangible book value as of December 31, 2021 was $(44.19) million, or $(1.23) per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us.
After giving effect to our sale of 4,600,000 Ordinary Shares offered in this offering based on the initial public offering price of $5.50 per Ordinary Share after deduction of the estimated discounts to the underwriters and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2021, would have been $(22.00) million, or $(0.54) per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $0.69 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $6.04 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.
The following table illustrates such dilution:
	Post-Offering(1)	Full Exercise of Over-Allotment Option(2)
Assumed Initial public offering price per Ordinary Share	$5.50	$5.50
Net tangible book value per Ordinary Share as of December 31, 2021	$(1.23)	$(1.23)
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$0.69	$0.78
As adjusted net tangible book value per Ordinary Share immediately after this offering	$(0.54)	$(0.45)
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$6.04	$5.95

(1)
Assumes that the Representative does not exercise its over-allotment option and no exercise of the Motian Star Option.

(2)
Assumes no exercise of the Motian Star Option.

If the Representative exercises its over-allotment option in full, the as adjusted net tangible book value per Ordinary Share after the offering would be $(0.45), the increase in net tangible book value per Ordinary Share to existing shareholders would be $0.78, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be $5.95.
The following table summarizes, on an as adjusted basis as of December 31, 2021, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per ordinary share and per Ordinary Share paid before deducting underwriting discounts and estimated offering expenses payable by us, assuming no exercise of the Representative’s over-allotment option or the Motian Star Option.

	Ordinary Shares Purchased		Total Consideration		Average Price per Ordinary Share
	Number	Percent	Amount	Percent
	(US$, except number of shares and percentages)
Existing shareholders	36,000,000	89%	US$3,699	0%	US$	0.0001
New investors	4,600,000	11%	US$25,300,000	100%	US$	5.5000
Total	40,600,000	100%	US$25,303,699	100%	US$	0.6232
The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the Ordinary Shares and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits associated with being a Cayman Islands exempted company:
•
political and economic stability;

•
an effective judicial system;

•
a favorable tax system;

•
the absence of exchange control or currency restrictions; and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:
•
the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.
We conduct all of our operations in China, and substantially all of our assets are located in China. Substantially all of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.
We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
Ogier, our counsel as to Cayman Islands law, and Zhong Lun Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts in the Cayman Islands and the PRC, respectively, would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
Ogier has informed us that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised by Ogier that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:
(a)
is given by a foreign court of competent jurisdiction;

(b)
imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)
is final;

(d)
is not in respect of taxes, a fine or a penalty; and

(e)
was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Zhong Lun Law Firm has further advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.
The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.
In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our Ordinary Shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE
Corporate History
We commenced our operations in January 2016 through Shenzhen Building DreamStar Technology Ltd. We have expanded our operations to a number of cities in China since 2018.
Our holding company, Building DreamStar Technology Inc., or Building DreamStar, was incorporated on September 10, 2019 as an exempted company with limited liability in the Cayman Islands. On September 20, 2019, Building DreamStar Technology Limited, or Building DreamStar BVI, was incorporated in the BVI as a business company with limited liability, which is a wholly owned subsidiary of Building DreamStar. On March 25, 2019, we incorporated HK Building DreamStar Technology Limited, or HK Building DreamStar, in Hong Kong as a wholly owned subsidiary of Building DreamStar BVI.
On September 1, 2020, we incorporated Shenzhen Building Dream Star Chuangxiang Technology Company Limited, or Shenzhen Chuangxiang, a limited liability company incorporated in the PRC. Shenzhen Chuangxiang is a wholly owned subsidiary of HK Building DreamStar.
On November 2, 2020, we incorporated Hangzhou Building Dream Star Chuangxiang Technology Company Limited, or Hangzhou Building Dream Star, a PRC limited liability company. Hangzhou Building Dream Star is a wholly owned subsidiary of HK Building DreamStar.
We conduct our operations in the PRC mainly through our PRC subsidiaries.
Corporate Structure
The following diagram illustrates our corporate structure, including our significant subsidiaries, as of the date of this prospectus:

From November 3, 2020 to February 2022, we operated substantially all of our business in the PRC through a variable interest entity, Shenzhen Building DreamStar, or the former VIE, and the former VIE’s subsidiaries. The business operations of the former VIE, and the former VIE’s subsidiaries are not subject to the restrictions or prohibitions in the “negative list” issued by the State Council or listed as an encouraged industry in the Industry Guidelines on Encouraged Foreign Investment (2020 Version). However, it is uncertain whether the co-working space industry will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued in the future. To avoid risks that any future PRC’s laws and regulations to be enacted may prohibit or restrict foreign ownership in companies in the PRC co-working space industry, a series of contractual arrangements, including voting rights proxy agreement, powers of attorney, equity pledge agreement, spousal consent letters, exclusive business cooperation agreement, and exclusive option agreement, were entered into among Hangzhou Building Dream Star, our wholly owned PRC subsidiary, Shenzhen Building DreamStar, and the shareholders of Shenzhen Building DreamStar.
In February 2022, we restructured our corporate structure and acquired 100% of the equity ownership in Shenzhen Building DreamStar from its former shareholders for RMB1 million ($155,000). As a result, the VIE structure was unwound. We consolidated the financial results of Shenzhen Building DreamStar and its subsidiaries in accordance with U.S. GAAP during the period when the VIE arrangements were effective and Shenzhen Building DreamStar was considered a VIE effectively controlled by us. For risks associated with our corporate restructure, see “Risk Factors — Risks Related to Doing Business in China — From November 2020 to February 2022, through VIE arrangements, we operated our business through the former VIE and its subsidiaries. If the PRC government determines that these contractual arrangements did not comply with PRC regulations relating to the relevant industries, we could be subject to penalties or be forced to relinquish our interests in those operations, which would likely result in a material adverse change in our operations, and our Ordinary Shares may decline significantly in value or become worthless.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
Overview
The rapid growth of cities and urban areas in the PRC and the transformation of work culture in China has led to a growing demand for shared working spaces, and has contributed to the growth of the co-working space industry in the PRC. The PRC operating entities are a fast-growing integrated co-working space operator in China. According to Frost & Sullivan, as of December 31, 2021, among all co-working space operators in China, the PRC operating entities ranked second for the number of cities covered, and fifth for the number of co-working spaces under operation.
The co-working spaces operated by the PRC operating entities are concentrated in the urban areas in the PRC, including many tier one, tier two and tier three cities. The nationwide coverage and network of the PRC operating entities provide their customers with flexible, convenient office space solutions at affordable costs. As the PRC operating entities attract corporate and non-corporate customers to their space, the cities and surrounding neighborhoods may also benefit economically from the growing work population and demand for goods and services.
The customers of the PRC operating entities typically spend eight hours in their spaces during weekdays. To build a vibrant community on their co-working spaces, the PRC operating entities offer various services to meet our customers’ needs and preferences. Cooperating with third-party business partners, the PRC operating entities provide their customers with a wide selection of ancillary services, such as access to conference rooms, printing services, high-speed internet, reception services, facilities and amenities maintenance, and social events, and value-added services, such as business consultation, business education, internal policy consultation, legal services, and tax services. The PRC operating entities engage third party business partners with professional experience and expertise to provide those value-added services. The PRC operating entities generate revenue from our customers for selected services they provide on a transactional basis, and the PRC operating entities also plan to cooperate with and generate income from their business partners through fee sharing arrangements, under which the PRC operating entities would share part of the fees to be generated by their business partners when providing services to their customers.
While office spaces constitute the PRC operating entities’ core service offering, the PRC operating entities support their corporate customers at most stages of development by offering business incubation and acceleration programs to start-ups and SMEs at selected spaces. As of December 31, 2021 the PRC operating entities had a total of 46 spaces, with 26 spaces with business incubation and acceleration programs and a total of 1,101 customers moved into such spaces with business incubation and acceleration programs. Currently, as part of their efforts to attract additional customers to their programs, the PRC operating entities offer business incubation and acceleration program services for free to their program participants. Revenues generated in connection with such services are from workspace leasing and government subsidies. Our PRC operating entities do not generate revenues from our incubation and acceleration programs.
The PRC operating entities have experienced growth since their inception. However, due to the negative impact of the COVID-19 pandemic, the number of customers of the PRC operating entities decreased from 2,384 as of December 31, 2020 to 2,216 as of December 31, 2021, representing a decrease of 7.0%. The number of our co-working spaces decreased from 49 as of December 31, 2020 to 46 as of December 31, 2021, representing a decrease of 6.1%. Our total revenues increased from $34,645,881 in the fiscal year ended December 31, 2020 to $38,789,552 in the fiscal year ended December 31, 2021. Our cost of revenues decreased from $42,115,810 in 2020 to $39,259,843 in 2021. As a result, our net loss decreased from $19,681,935 in 2020 to $9,838,608 in 2021. We believe that the quality of our services combined with the increasing needs of businesses and individuals for shared office space and business services have contributed to the growth of the PRC operating entities.
Key Operating Data
We regularly monitor several operating metrics in order to measure our current performance and project our future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.
	As of December 31, 2019	As of December 31, 2020	As of December 31, 2021
Number of cities in the PRC	23	28	29
Number of spaces	42	49	46
Managed area (sq. feet)	2,273,499	2,862,917	2,440,933
Managed area in operation (sq. feet)	2,019,805	2,698,115	2,414,683
Number of workstations	31,966	42,319	36,246
Number of customers	1,587	2,384	2,216
Number of non-corporate customers	429	561	485
Number of enterprise customers	1,158	1,823	1,731
Occupancy rate for move-in spaces(1)	77%	81%	73%

(1)
Move-in spaces refer to each of furnished, move-in-ready spaces and include spaces in operation.

Key Factors Affecting Our Results of Operations
The PRC operating entities operate in China’s co-working space industry, and our results of operations and financial condition are influenced by the macroeconomic factors affecting this industry, such as China’s economic growth, the emergence of entrepreneurship and innovation due to favorable policies and incentives, and urbanization of the workforce. Our financial condition and results of operations are also affected by a number of emerging market trends, such as companies’ rising needs for cost-efficient and flexible office space solutions and one-stop services for both corporations and employees, and new demand for intelligent office systems and working environments.
Our results of operations and financial condition are also subject to changes in the regulatory regime governing China’s co-working space industry, as well as the value-added professional services the PRC operating entities provide. The PRC government regulates various aspects of the business and operations of the PRC operating entities, such as leasing, space design and construction, operations of office spaces, online advertising and branding content.
Additionally, we believe that our results of operations and financial conditions are also affected by a number of company-specific factors, including the factors discussed below.
Our Ability to Expand the Co-working Space Network
Given that the majority of our net revenue is from workspace leasing, our net revenue growth depends primarily on the expansion of the customer base of the PRC operating entities.
Since the launch of their first co-working space in June 2016, the PRC operating entities have expanded their operations across 29 cities in mainland China primarily through their self-operating model. For their co-working spaces, the PRC operating entities typically lease properties from landlords, engage professional third-party construction and design teams to provide interior design, constructions and decoration services, and lease move-in ready co-working spaces to their customers.
We believe the highly effective operating capabilities of the PRC operating entities provide them with the means to scale rapidly. However, due to the negative impact of the COVID-19 pandemic, the managed area in operation of the PRC operating entities decreased from 2,698,115 square feet as of December 31, 2020 to 2,414,683 square feet as of December 31, 2021. Additionally, the growth of the PRC operating entities will be subject to various factors, such as the development of China’s co-working space industry, industry competitive landscape, government policies, required capital investment for opening new spaces, and performance of spaces in operation. However, we believe that the PRC operating entities have the ability to improve the performance of their spaces in operation leveraging on their management capabilities and their experience in expanding into new markets. The PRC operating entities plan to enhance their position by executing their expansion strategy with a focus on tier-one, new tier-one, and tier two cities in China. Specifically, in the upcoming few years, the PRC operating entities plan to open approximately 36 additional co-working spaces in tier one, new tier-one, and tier two cities, and approximately 20 additional spaces in tier three cities. The PRC operating entities intend to carefully select co-working spaces for future acquisitions based on several factors, including but not limited to: location of the space and rental price of the space. For acquisitions of spaces under operation by other competitors, the PRC operating entities also evaluate the current occupancy rate of the space, and the contractual terms of their original leases.
Our Ability to Grow Our Customer Base and Price of Our Co-working Space Services Competitively
We generate our net revenue from the PRC operating entities when they provide various co-working space solutions to their customers from whom the PRC operating entities collect rent pursuant to lease agreements. Their customers’ monthly rents may be calculated based on the number of workstations these customers lease or on the basis of the square footage they lease. The key contract terms and services provided under both rental models are identical. Therefore, our results of operations are directly affected by the growth in the customer base of the PRC operating entities and the pricing of their co-working space services.
The PRC operating entities offer prospective customers with various discounts and incentives. For example, from time to time, the PRC operating entities may offer concessions such as one month of free rent to customers signing leases with terms longer than one year, zero deposit for spaces rented, or discounted pricing on conference room and auditorium rental. The PRC operating entities also offer special discounts to technology-based companies with growth potential to become their customers. However, as a result of the COVID-19 pandemic, the number of non-corporate customers and corporate customers decreased by approximately 14% and 5% from 561 non-corporate customers and 1,823 corporate customers as of December 31, 2020 to 485 non-corporate customers and 1,731 corporate customers as of December 31, 2021, respectively.
The pricing of the co-working space services provided by the PRC operating entities is affected by, among other things, their service positioning strategy, locations of their spaces, brand recognition, the competitive landscape of the co-working space industry in China and the cost of design, construction, and maintenance of their co-working spaces. The ability of the PRC operating entities to maintain or increase the pricing of their co-working space services will largely depend on their ability to compete effectively and differentiate their services through their strong brand recognition, unique and nationwide co-working space network and the ability to meet their customers’ needs for office space solutions.
Our Ability to Manage Costs and Expenses Effectively
Our ability to manage our costs and expenses effectively is critical to the success of our business. The PRC operating entities have benefited from the use of technologies and the standardization of their processes and achieved economies of scale as they have developed a core competency in the efficient sourcing, design and build, and operation of their spaces.
The financial and business performance of the co-working spaces is highly dependent on the ability of the PRC operating entities to source and lease suitable properties on reasonable terms. The PRC operating entities plan to leverage their management team’s expertise in commercial real estate and their strong relationships with landlords to identify new locations that are suitable for the expansion of their business and to negotiate leasing terms of such properties to effectively manage their costs and expenses.
We have a history of net losses of $19,681,935 and $9,838,608, respectively, for the years ended 2020 and 2021. We also had negative cash flows from operating activities of $4,663,692 and $6,979,156,

respectively, for the years ended 2020 and 2021. See “Risk Factors — Risks Related to our Business and Industry — We have a history of net losses and we may not achieve profitability in the future.”
As of now, the substantial majority of our revenues are generated in the form of rent paid by the customers of the PRC operating entities leasing their co-working spaces. The operation of co-working spaces requires substantial upfront costs and expenses. We expect our costs and expenses to increase in absolute amount as the PRC operating entities expand their business but to decrease as a percentage of the net revenue as the PRC operating entities continue to improve operational efficiency, achieve economies of scale and enhance their brand recognition. Further, the management of the PRC operating entities will assess the profitability of each operating space on a regular basis, and they may terminate or transfer leases that generate substantial negative cash flows with lower potential of earning profits in the foreseeable future.
In addition, we plan to generate more revenues from the services of the PRC operating entities in the future. First, the PRC operating entities intend to expand, diversify, and monetize from their spatial ancillary services and spatial value-added services. The PRC operating entities also plan to enter into fee sharing arrangements with additional third-party service providers, and the PRC operating entities expect to generate revenues in the future from such arrangements. Furthermore, the PRC operating entities plan to expand their lines of business to include services with asset-light models. For instance, the PRC operating entities identified growth opportunities in office building operation and management services and they plan to offer such services to commercial building owners. For details, see “Business — Our Growth Strategies — Further Expand Lines of Business.” We believe that with these strategies and efforts, we are capable of increasing our operating gross margin, thereby achieving profitability in the future.
Selectively Pursue Acquisition and Investment Opportunities
The PRC operating entities plan to continuously evaluate various investment opportunities, including acquiring local co-working brands with strong regional influence to expand their coverage, and service companies that may help them further integrate and refine their services.
Furthermore, the PRC operating entities plan to pursue additional investment opportunities through investing in start-ups and SMEs in our incubation and acceleration programs. With the support of their platform and ecosystem, the PRC operating entities expect that the investees’ business will grow with them, and the services provided by their investees could help satisfy the demands of their other customers.
Business Incubation and Acceleration Programs
Many of the customers of the PRC operating entities are SMEs, start-ups and groups of individuals who are starting their own businesses. As the businesses of these customers develop and grow, they typically have strong demand for financing and business consulting services. With supports from local governments, to meet the demand of such customers, the PRC operating entities offer business incubation and acceleration programs at selected spaces.
For new spaces signed for business incubation and acceleration programs, however, the PRC operating entities typically enter into agreements with local governments and lease the spaces from them at rates substantially lower than market or for free with qualified terms. The terms of such agreements range from three to ten years, with the most common term of five years. The PRC operating entities qualify for lower or zero rental rates for the spaces if, based on good faith evaluations conducted by the local governments on a yearly basis, the growth of the corporate participants of such incubation and acceleration programs has met the standards set forth in the rental agreements for that year. The business incubation and acceleration programs focus on three major services: (i) general corporate services, (ii) investment and financing services, and (iii) public offering advisory services.
The factors taken into account by local governments may include the number of participants in the programs, the occupancy rate of the property, the total number of new job created by participants, the number of participants recognized as high and new technology enterprises, or HTNEs, the amount of intellectual property developed by the participants, the number of participants that got listed on a national exchange or National Equities Exchange Quotations in China, and the total amount of tax revenue generated by all participants in the space assigned to business incubation and acceleration programs. The specific evaluation requirements of each program may vary according to the needs of each local government. Based on contractual terms with local governments, if their programs deliver outstanding performance during the evaluation period, the PRC operating entities are eligible for additional subsidies typically ranging from RMB1 million to RMB2 million from local governments. As of December 31, 2021 the PRC operating entities operated a total of 26 spaces with business incubation and acceleration programs. During the years ended December 31, 2020 and 2021, we received and recognized $2,391,681 and $778,919 in government subsidies from local governments for our spaces as no further conditions need to be met, respectively. See “Risk Factors — Risks Related to Doing Business in China — Discontinuation of any of the government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.”
Impact of COVID-19
Beginning in January 2020, the outbreak of COVID-19 severely impacted China and the rest of the world. Our business and operations were also affected as a result. In early 2020, as a result of government mandates to contain the spread of COVID-19, many corporate offices, retail stores, and manufacturing facilities across China were closed temporarily. Given the strict implementation of quarantine measures during this period, the demand for office spaces for companies and individuals declined in the first quarter of 2020.
Due to the overall weakening customer demand as a result of the impact of COVID-19, the number of customers of the PRC operating entities has been affected by the outbreak. The number of customers of the PRC operating entities decreased from 2,384 as of December 31, 2020 to 2,216 as of December 31, 2021. In February 2020, the PRC operating entities decided to grant temporary rent relief of ten to fifteen days to their customers applying for such relief and up to three months’ of rent relief for customers in Wuhan, Hubei. As a result of this policy, we estimate that the PRC operating entities roughly collected $853,150 less rent from their customers in total. However, we do not believe that this policy has a material impact on our liquidity or financial positions.
The PRC operating entities have benefited from favorable tax policies promulgated by the national and local governments of the PRC, which contributed to our recovery from the impact of COVID-19. For instance, according to a notice co-issued by the Ministry of Finance and the State Taxation Administration, revenues subject to an original value-added tax rate of 3% and generated from March 1, 2020 to December 31, 2020 were reduced to 1%, which applied to revenues generated by eleven subsidiaries of Shenzhen Building DreamStar. During the fiscal year ended December 31, 2020, the PRC operating entities also received $3,060,362 as COVID-19 concessions from their lessors. During the fiscal year ended December 31, 2021, the PRC operating entities did not receive COVID-19 concessions from their lessors.
Additionally, from June 2021 to October 2021, outbreaks of COVID-19 cases appeared in several major cities in China, including Shenzhen, Guangzhou, Nanjing, and Tianjin. Local governments adopted quarantine and other restrictive measures in response to the rising number of cases. As a result, the operating entities adjusted their business strategies and pushed back their plans of starting additional co-working spaces in these cities.
The COVID-19 pandemic has continued to adversely affect our business operations in 2022. From January 2022 to May 2022, several cities including Shenzhen, Shanghai and Tianjin, experienced regional outbreaks of COVID-19 cases. From the end of March 2022 to the end of May 2022, the city of Shanghai was under complete lockdown. Therefore, the occupancy rate of the PRC operating entities’ co-working spaces in 2022 decreased by 6.6% compared to the average rate of their spaces in 2021. The global spread of COVID-19 pandemic in major countries of the world have also resulted in global economic distress, and the extent to which it may continue to affect our results of operations in the rest of 2022 and beyond will depend on future developments of the COVID-19 pandemic, which are highly uncertain and difficult to predict. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — We face risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt our operations.”

Key Components of Results of Operations
We have one operating segment with four revenue streams including (i) workspace leasing and services revenue, (ii) utility service revenue, (iii) temporary meeting room usage service revenue, and (iv) other services revenue. Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available and is regularly evaluated by our chief operating decision makers in deciding how to allocate resources and assess performance. We operate in a single operating segment. See our consolidated financial statements included elsewhere in this prospectus for additional information regarding our operating segment with four revenue streams.
Revenues, net
The following table sets forth a breakdown of our net revenue, in absolute amounts and as percentages of total net revenue, for the periods indicated.
	For the Year Ended December 31,
	2021		2020
	US$	%	US$	%

Revenues, net
Workspace leasing and services revenue	37,538,853	97%	33,735,026	98%
Utility service revenue	844,177	2%	462,992	1%
Temporary meeting room usage service revenue	282,227	1%	447,863	1%
Other services revenue	124,295	0%	—	0%
Total revenues, net	38,789,552	100%	34,645,881	100%
Workspace leasing and services revenue.   The PRC operating entities provide various co-working space solutions to their customers. For customers leasing on the basis of square footage, we generate lease revenue mainly in the form of rental fees on a predetermined frequency based on contractual terms, ranging from monthly payments to quarterly payments. For customers leasing workstations, we generate lease revenue mainly in the form of management services fees. The customers leasing on a workstation basis, similar to customers leasing on a square footage basis, also have access to office space, use of a shared internet connection, and access to certain facilities such as common areas, lounge and kitchen.
Utility service revenue.   We generate utility service revenue by collecting utilities from our existing customers, such as water and electricity. Revenue is recognized during the period when the utility expenses are incurred. Utility revenue is recognized and presented on a gross basis, as we obtain control of the goods and services before they are transferred to customers.
Temporary meeting room usage service revenue.   Revenue is recognized from customers when they temporarily rent out meeting rooms in our spaces. Revenue is recognized at a point in time when service is provided.
Other services revenue. Other services revenue consists of special customized operation services fees. This is usually project-based cooperation with other parties, we are responsible for collecting and paying fees on behalf of cooperation partners, as well as some other services, and in return, we charge cooperation partner a fixed service fee monthly.
Our net revenue increased by approximately $4,143,671, or 12%, from approximately $34,645,881 for the year ended December 31, 2020 to approximately $38,789,552 for the year ended December 31, 2021. More than 90% of our total net revenue is generated from our workspace leasing and services offerings, and we expect this trend to continue in the future.
Cost of revenues
The following table sets forth a breakdown of our cost of revenue, in absolute amounts and as percentages of total cost of revenue, for the periods indicated.

	For the Year Ended December 31,
	2021		2020
	US$	%	US$	%
Cost of revenues
Lease cost	24,751,858	63%	26,792,557	64%
Depreciation and amortization	3,038,778	8%	3,701,949	9%
Property management cost	7,445,778	19%	7,641,318	18%
Other costs	4,023,429	10%	3,979,986	9%
Total cost of revenues	39,259,843	100%	42,115,810	100%
Cost of revenues primarily consist of (i) lease cost we paid to the landlords, (ii) depreciation and amortization, (iii) property management cost, and (iv) other costs, such as costs for daily maintenance and cleaning, and insurance costs.
Selling expenses
Our selling expenses consist primarily of (i) amortization and depreciation expenses, (ii) payroll expenses representing compensation for our sales and marketing personnel, (iii) marketing and promotion expenses, and (iv) other expenses, including transportation expenses, onsite selling and office expenses, renovation expense, internet and telecommunication expenses and recruitment expenses.
	For the Year Ended December 31,
	2021		2020
	US$	%	US$	%
Depreciation and amortization	127,777	3%	132,902	2%
Payroll expenses	2,412,813	52%	2,695,104	47%
Marketing and promotion expenses	1,983,517	43%	2,859,468	50%
Other expenses	119,278	2%	20,528	1%
Total selling expenses	4,643,385	100%	5,708,002	100%
General and administrative expenses
Our general and administrative expenses consist primarily of (i) amortization and depreciation expenses, (ii) payroll expenses representing compensation for our management and administrative personnel, (iii) property management expenses, (iv) office expenses, (v) transportation expenses, (vi) renovation expenses, (vii) brand management expenses, (viii) allowance for credit loss and (ix) other administrative expenses including communication expenses, hiring and welfare expenses.
	For the Year Ended December 31,
	2021		2020
	US$	%	US$	%
Depreciation and amortization	302,891	4%	321,906	4%
Payroll expenses	4,533,753	60%	3,955,136	50%
Property management expenses	286,148	4%	380,279	5%
Office expenses	435,700	5%	609,075	7%
Transportation expenses	205,269	3%	131,337	2%
Renovation expenses	70,102	1%	352,707	4%
Brand management expenses	210,853	3%	164,554	2%
Change in allowance for credit loss	(92,522)	-1%	684,346	9%
Other expenses	1,662,466	21%	1,357,414	17%
Total general and administrative expenses	7,614,660	100%	7,956,754	100%

Taxation
Cayman Islands
We are incorporated in the Cayman Islands. The Cayman Islands currently levies no taxes on corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
British Virgin Islands
Our subsidiary Building DreamStar Technology Limited is incorporated in the British Virgin Islands, or the BVI. Under the current laws of the BVI, our subsidiaries in the BVI are not subject to tax on income or capital gain. In addition, payments of dividend by these subsidiaries to their shareholders are not subject to withholding tax in the BVI.
Hong Kong
Our subsidiary HK Building DreamStar Technology Limited, incorporated in Hong Kong, is subject to Hong Kong profits tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HK$2,000,000 and 16.5% on any part of assessable profits over HK$2,000,000. Our Hong Kong subsidiary did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.
PRC
Generally, our PRC subsidiaries are subject to EIT on their taxable income in China in accordance with the EIT Law. Pursuant to the EIT Law, which became effective on January 1, 2008 and was amended on December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises, or FIEs and domestic enterprises, except where a special preferential rate applies. EIT Laws grant preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. One of our PRC subsidiaries, Shenzhen Building DreamStar Technology Co., Ltd., has been accredited as an HNTE on December 23, 2021 and is eligible for a preferential enterprise tax rate of 15% from December 2021 to December 2023 if it satisfies the criteria of HNTEs in each year of the accredited period.
We are subject to value-added tax at various rates of 6%, 9% or 10%, depending on the revenue streams generated for revenues from services provided in the PRC, less any deductible value-added tax we have already paid or borne. We are also subject to surcharges on value-added tax payments in accordance with PRC law.
Dividends paid by our wholly foreign-owned subsidiary in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%. If the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital, the dividends paid to the Hong Kong subsidiaries would be subject to withholding tax at the preferential rate of 5%. A Hong Kong entity is required to file an application with the relevant tax authority and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review by the relevant tax authority. See “Risk Factors — Risks Related to Doing business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us and any tax we are required to pay could have a material adverse effect on our ability to conduct our business.”
If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC EIT purposes, a number of unfavorable PRC tax consequences could follow. See “Risk Factors — Risks Related to Our Business and Industry — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and holders of our Ordinary Shares.”
Critical Accounting Policies, Judgments and Estimates
We prepare our financial statements in conformity with accounting principles generally accepted in the U.S., which requires us to make judgments, estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.
The critical accounting estimate that we believe to have the most significant impact on our consolidated financial statements is described below. For further information on our critical accounting policies, see Note 2 to our consolidation financial statements.
Critical Accounting Estimate
Impairment for long-lived assets other than goodwill
Long-lived assets, including right-of-use (“ROU”) assets, property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that impacts the future use of the assets) indicate that the carrying value of an asset may not be recoverable. We assess the recoverability of assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset.
The assumptions used to determine the undiscounted future cash flows and the fair value of long-lived assets are based on numerous objective and subjective factors, combined with management’s judgment, including external market conditions affecting the flexible co-working spaces industry and trends within the industry:

•
Estimated future operating results, such as rental charges, occupancy rate and operating costs of the space; and

•
Discount rate used to determine the fair value of impaired space.

If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.
Results of Operations
The following table summarizes our consolidated results of operations both in absolute amounts and as percentages of our total net revenue for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,
	2021		2020
	US$	%	US$	%
Selected Consolidated Statements of Operation and Comprehensive loss:
Revenues, net:
Workspace leasing and services revenue	37,538,853	97%	33,735,026	98%
Utility service revenue	844,177	2%	462,992	1%
Temporary meeting room usage service revenue	282,227	1%	447,863	1%
Other services revenue	124,295	0%	—	0%
Total revenues, net	38,789,552	100%	34,645,881	100%
Cost of revenues:
Lease cost	24,751,858	64%	26,792,557	77%
Depreciation and amortization	3,038,778	8%	3,701,949	11%
Property management cost	7,445,778	19%	7,641,318	22%
Other costs	4,023,429	10%	3,979,986	12%
Total cost of revenues	39,259,843	101%	42,115,810	121%
Gross loss	(470,291)	(1)%	(7,469,929)	(22)%
Selling expenses	4,643,385	12%	5,708,002	16%
General and administrative expenses	7,614,660	20%	7,956,754	23%
Impairment loss on goodwill	—	0%	429,384	1%
Impairment loss on long-lived assets	429,501	1%	760,434	3%
Total operating expenses	12,687,546	33%	14,854,574	43%
Gain from disposal of subsidiaries	816,398	2%	—	0%
Gain from settlement of litigation liability	832,091	2%	—	0%
Other operating income, net	358,822	1%	65,695	0%
Loss from operations	(11,150,526)	(29)%	(22,258,808)	(65)%
Other income (expenses):
Interest income	6,040	0%	5,944	0%
Interest expenses	(136,427)	0%	(39,709)	0%
Government subsidies	778,918	2%	2,391,681	7%
Other income	675,478	1%	—	0%
Other expenses	(108,181)	0%	(343,722)	(1)%
Total other income	1,215,828	3%	2,014,194	6%
Loss before income tax benefit	(9,934,698)		(20,244,614)
Income tax benefit	(96,090)		(562,679)
Net loss	(9,838,608)		(19,681,935)
Less: net loss attributable to non-controlling interests	(321,484)		(1,334,058)
Net loss attributable to Building DreamStar Technology Inc.	(9,517,124)		(18,347,877)
Comprehensive loss
Net loss	(9,838,608)		(19,681,935)
Other comprehensive income(loss): Foreign currency translation adjustment	(1,017,256)		(1,832,120)
Total Comprehensive	(10,855,864)		(21,514,055)
loss
Less: Comprehensive loss attributable to non-controlling interests	(302,797)		(1,451,357)
Comprehensive loss attributable to Building DreamStar Technology Inc.	(10,553,067)		(20,062,698)

	For the Year Ended December 31,
	2021		2020
	US$	%	US$	%
Selected Consolidated Statements of Operation and Comprehensive loss:
Net loss per ordinary share attributable to Building DreamStar Technology Inc.
Basic	$(0.26)		$(0.51)
Diluted	$(0.26)		$(0.51)
Weighted average ordinary shares outstanding
Basic	36,000,000		36,000,000
Diluted	36,000,000		36,000,000

Year Ended December 31, 2021 compared to Year Ended December 31, 2020
Revenues, net
Our net revenue increased by 12% from approximately $34.65 million for the fiscal year ended December 31, 2020 to approximately $38.79 million for the fiscal year ended December 31, 2021.
Workspace leasing and services revenue
Our workspace leasing and services revenue increased by 11.3% from approximately $33.74 million for the year ended December 31, 2020 to approximately $37.54 million for the same period of 2021, primarily due to the fact that (i) we optimized our operation in 2021 by providing more employee to support the co-working spaces projects in an effort to increase occupancy rate, (ii) the occupancy rate of the new co-working spaces launched was negatively affected by the COVID-19 pandemic in 2020, which largely increased in 2021, and (iii) the rental service prices of some urban projects increased in 2021.
Utility service revenue
Our utility service revenue increased from approximately $0.46 million for the year ended December 31, 2020 to approximately $0.84 million for the fiscal year ended December 31, 2021, primarily due to (i) increase of occupancy rate resulting in more demand for utility service and (ii) several startup incubator companies signed contracts with us and started their operations during the year ended December 31, 2021 that demand more utility services than other stable enterprises.
Temporary meeting room usage service revenue
Our temporary meeting room usage service revenue decreased from approximately $0.45 million for the fiscal year ended December 31, 2020 to approximately $0.28 million for the fiscal year ended December 31, 2021, primarily due to decreased demand for temporary face-to-face meetings from customers.
Other services revenue
Our other services revenue increased from nil for the fiscal year ended December 31, 2020 to approximately $0.12 million for the fiscal year ended December 31, 2021, primarily caused by the increase in miscellaneous services provided.
Cost of revenues
Our cost of revenues decreased by 7% from approximately $42.12 million for the fiscal year ended December 31, 2020 to approximately $39.26 million for the fiscal year ended December 31, 2021.
Our cost of revenues mainly comprises lease cost, depreciation and amortization, property management cost, and other costs. The decrease of cost of revenues for the year ended December 31, 2021 compared with the year ended December 31, 2020 was primarily attributable to the decrease in lease cost by $2.04 million that resulted from lease termination.

Selling expenses
Our selling expenses decreased by 19% from approximately $5.71 million for the year ended December 31, 2020 to approximately $4.64 million for year ended December 31, 2021, mainly attributable to (i) decrease in marketing and promotion expenses, and (ii)  decrease in payroll expense associated with a decrease in the number of our sales and marketing personnel.
General and administrative expenses
Our general and administrative expenses decreased by 4.30% from approximately $7.96 million for the year ended December 31, 2020 to approximately $7.61 million for the fiscal year ended December 31, 2021, mainly attributable to (i) a decrease in allowance for credit loss accrued, (ii) a decrease in office expense, and (iii) a decrease in renovation expenses, partially offset by the increase of payroll expense.
Impairment loss on long-lived assets
During the fiscal year ended December 31, 2021, we recognized impairment loss of long-lived assets for approximately $0.43 million based on our impairment evaluation as compared with $0.76 million in the fiscal year ended December 31, 2020.
Gain from disposal of subsidiaries
During the fiscal years ended December 31, 2021 and 2020, we recognized gain from disposal of subsidiaries for approximately $0.82 million and nil, respectively.
Gain from settlement of litigation liability
During the fiscal years ended December 31, 2021 and 2020, we recognized gain from settlement of litigation liability for approximately $0.83 million and nil, respectively.
Other operating income, net
Our net other operating income decreased from approximately $0.07 million for year ended December 31, 2020 to approximately $0.36 million for the fiscal year ended December 31, 2021.
Loss from operations
As a result of the foregoing, our loss from operations decreased from approximately $22.26 million for the fiscal year ended December 31, 2020 to approximately $11.15 million for the fiscal year ended December 31, 2021.
Interest income
Our interest income increased from $5,944 for the fiscal year ended December 31, 2020 to $6,040 for the fiscal year ended December 31, 2021.
Interest expenses
Our interest expense increased from $39,709 for the fiscal year ended December 31, 2020 to $136,427 for the fiscal year ended December 31, 2021. The increase was primarily associated with our bank loans and other borrowings incurred during 2021.
Government subsidies
Our subsidy income was subsidies granted by local governments to support the development and operation of co-working spaces. Our subsidy income decreased from approximately $2.39 million for the fiscal year ended December 31, 2020 to approximately $0.78 million for the fiscal year ended December 31, 2021.

Other income (expense), net
Our other income (expense), net, increased by $0.91 million from approximately ($0.34) million for the fiscal year ended December 31, 2020 to approximately $0.57 million for the fiscal year ended December 31, 2021.
Income tax benefit
We had income tax benefit of approximately $0.56 million for the fiscal year ended December 31, 2020 and approximately $0.10 million for the fiscal year ended December 31, 2021, which was primarily due to the decreased deferred tax impact on intangible assets of the Company.
Net loss
As a result of the foregoing, our net loss was approximately $19.68 million for the fiscal year ended December 31, 2020 as compared to approximately $9.84 million for the fiscal year ended December 31, 2021. The decrease in our net loss in 2021 compared to 2020 was because of (i) an increase in our occupancy rate and receipt of rent reduction or concessions, (ii) the closedown of several co-working spaces generating significant negative cash flows, and (iii) a decrease in the number of staff in order to reduce promotion expenses.
Liquidity and Capital Resources
Cash flows and working capital
Our principal sources of liquidity have been cash provided from capital contributions from our shareholders, short-term debts, long-term debts and borrowings from related parties. As of December 31, 2020, and 2021, we had approximately $4.2 million and $1.9 million, respectively, in cash and cash equivalents. Our cash and cash equivalents consist primarily of cash at bank and on hand and are primarily denominated in Renminbi. We had working capital (defined as total current assets deducted by total current liabilities) deficits of approximately $44.7 million and $36.5 million, respectively, as of December 31, 2020 and 2021. Historically, we have not been profitable nor generated positive cash flows from operating activities. We regularly monitor our current and expected liquidity requirements to help ensure that we maintain sufficient cash balances to meet our existing and reasonably likely long-term liquidity needs. We considered the projected revenues and expense for the next twelve months. In 2022, we are able to extend the due dates for several short-term debts existing as of December 31, 2021.
As of December 31, 2021, we had loan balance with Dongguan Jifeng Investment Partnership (“Dongguan Jifeng”), a related party, in an amount of RMB3,100,000 (approximately $487,513), which bears an interest of 5% with a three-month interest free period and was originally due on April 30, 2022. On June 27, 2022, we signed supplementary loan agreement with Dongguan Jifeng and extended the due date of the loan to December 31, 2023.
As of December 31, 2021, we had loan balances with Dongguan Yicai Investment Partnership (“Dongguan Yicai”), a related party, in an amount of RMB15,900,000 (approximately $2,500,473), which bear an interest of 5% with one-year interest free period and was originally due on December 31, 2022. On June 28, 2022, we signed supplementary loan agreement with Dongguan Yicai and extended the due date of the loan to December 31, 2023.
As of December 31, 2021, we had loan balances with Dongguan Yifang Venture Capital Partnership (“Dongguan Yifang”), a third party, in an amount of RMB3,000,000 (approximately $471,787), which bear an interest of 5% with a three-month interest free period and RMB2,000,000 was originally due on October 27, 2022 and RMB1,000,000 was originally due on November 9, 2022. In June 2022, we signed supplementary loan agreements with Dongguan Yifang and extended the due dates of the loans to December 31, 2023.
Furthermore, we obtained additional financings in the form of long-term debts and credit lines.

During the year ended December 31, 2020, we signed a line of credit agreement with Shenzhen Motian Star Enterprise Management Co., Ltd. (“Motian Star”), an entity controlled by controlling shareholder of the Company, for a credit line up to RMB100,000,000 (approximately $15.3 million). The credit line bears an interest of 5% and originally expires on December 31, 2021. Subsequently in 2021 and 2022, we signed extension agreements with Motian Star and extended the expiration date to December 31, 2022 and December 31, 2023, respectively. As of December 31, 2021, the balance of the related party loan borrowed under the credit line is RMB1,000,000 (approximately $157,262).
On November 10, 2021, we signed a loan agreement with Dongguan Yifang to borrow RMB4,000,000 (approximately $629,050) which bear an interest of 5% with a three-month interest free period and was originally due on November 9, 2022. In November 2021, the Company received RMB1,000,000 that as mentioned above and received the remaining RMB3,000,000 (approximately $471,787) in February and March 2022. On June 28, 2022, we signed supplementary loan agreements with Dongguan Yifang and extended the due date of the loans to December 31, 2023.
We also signed loan agreements and borrowed RMB4,500,000 (approximately $707,681), RMB2,000,000 (approximately $314,525), and RMB 2,500,000 (approximately $393,156) from Dongguan Guangshen Venture Capital Partnership (“Dongguan Guangshen”), a third party, Dongguan Meihang Venture Capital Partnership (“Dongguan Meihang”), a third party, and Dongguan Guangsheng Equity Investment Partnership (“Dongguan Guangsheng”), a related party, on January 3, 2022, February 23, 2022, and June 28, 2022, respectively. The outstanding loan amounts from Dongguan Guangshen and Dongguan Meihang bear an annual interest of 5% with a three-month interest free period and are originally due on January 2, 2023 and February 22, 2023, respectively. In June 2022, the Company signed supplementary loan agreements with Dongguan Guangshen and Dongguan Meihang and extended the due date of the loans to December 31, 2023. The outstanding loan amount from Dongguan Guangsheng bears an annual interest of 7% and will be due on December 31, 2023.
Based on our current business plan and the credit line and financings we obtained, we believe that we will have adequate sources of liquidity and capital resources to support its daily operations for the next 12 months after the issuance of the consolidated financial statements.
We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities, including the net proceeds we will receive from this offering. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer. See “Risk Factors — Risks Related to Our Business — We may require a significant amount of capital to fund the operations and future growth of the PRC operating entities. If we cannot obtain sufficient capital on reasonable terms, our business, financial conditions and prospects may be materially and adversely affected.”
As a holding company with no operations of our own, we conduct our operations through our consolidated subsidiaries in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” and “Use of Proceeds.” The ability of our PRC subsidiaries to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.” and “Risk Factors — Risks Related to Doing Business in China — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and holders of our Ordinary Shares.”
The following table presents our selected consolidated cash flow data for the periods indicated.
	For the Year Ended December 31,
	2021	2020
	US$	US$
Net cash used in operating activities	(6,979,156)	(4,663,692)
Net cash provided by (used in) investing activities	(1,856,650)	223,062
Net cash provided by financing activities	6,393,405	4,543,889
Effects of exchange rate changes	77,740	306,337
Net increase (decrease) in cash and cash equivalents	(2,364,661)	409,596
Cash and cash equivalents – beginning of the year	4,246,690	3,837,094
Cash and cash equivalents – end of the year	1,882,029	4,246,690
Operating activities
Net cash used in operating activities was approximately $7.0 million for the year ended December 31, 2021. The difference between net loss of approximately $9.8 million and the net cash used in operating activities was mainly due to (i) non-cash lease expense of approximately $20.2 million, (ii) depreciation and amortization expenses of approximately $2.7 million, and (iii) impairment loss of long-lived assets of approximately $0.4 million, partially offset by (i) a decrease in operating lease liabilities of approximately $16.2 million, and (ii) an increase in other current assets, net of approximately $5.1 million.
Net cash used in operating activities was approximately $4.7 million for the year ended December 31, 2020. The difference between net loss of approximately $19.7 million and the net cash used in operating activities was mainly due to (i) non-cash lease expense of approximately $21.9 million, (ii) depreciation and amortization expenses of approximately $4.0 million, and (iii) impairment loss of long-lived assets of approximately $0.8 million, partially offset by (i) a decrease in operating lease liabilities of approximately $16.2 million, and (ii) an increase in other current assets, net of approximately $1.1 million.
The increase of approximately $2.3 million in net cash used in operating activities for the year ended December 31, 2021 as compared to 2020 was primarily attributable to changes in increase in other current assets, net.
Investing activities
Net cash used in investing activities was approximately $1.9 million for the year ended December 31, 2021, which was primarily attributable to (i) purchases of property and equipment of approximately $0.5 million, (ii) purchases of short-term investments of approximately $9.3 million, partially offset by (i) proceeds from sale of short-term investments of approximately $7.7 million and (ii) loan collected from related parties of approximately $0.5 million.
Net cash provided by investing activities was approximately $0.2 million for the year ended December 31, 2020, which was primarily attributable to (i) proceeds from sale short-term investments of approximately $1.3 million and (ii) loan collected from related parties of approximately $4.5 million, partially offset by (i) purchases of property and equipment of approximately $0.6 million, (ii) purchases of short-term investments of approximately $0.8 million, and (iii) loan provided to related parties of approximately $4.9 million.
Financing activities
Net cash provided by financing activities for the year ended December 31, 2021 was approximately $6.4 million, which was primarily attributable to (i) proceeds from short-term debts of approximately

$2.8 million, (ii) proceeds from long-term debts of approximately $4.3 million, and (iii) borrowings from related parties of approximately $4.2 million, partially offset by (i) repayments of short-term debts of approximately $3.2 million, and (ii) repayment of borrowings from related parties of approximately $1.2 million.
Net cash provided by financing activities for the year ended December 31, 2020 was approximately $4.5 million, which was primarily attributable to (i) cash contribution from shareholders of approximately $2.5 million, (ii) proceeds from short-term debts of $2.9 million, and (iii) borrowings received from related parties of $22.6 million, partially offset by repayments of borrowings to related parties of approximately $23.1 million.
Capital Expenditures
Our capital expenditures are incurred primarily in connection with purchases of property and equipment. Our capital expenditures were approximately $0.46 million in 2021 and $0.59 million in 2020. See “— Contractual Obligations.” We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering.
Contractual Obligations
The following table sets forth our contractual obligations and commitments as of December 31, 2021.
	Payment Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Payments due to related parties	$28,050,461	$3,650,855	$24,399,606	—	—
Long-term debts	$3,929,987	$215,515	$3,714,472	—	—
Lease commitments	$84,919,355	$21,872,468	$30,749,783	$22,207,603	$10,089,501
Total contractual obligations	$116,899,803	$25,738,838	$58,863,861	$22,207,603	$10,089,501
Holding Company Structure
Building DreamStar Technology Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.
In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their respective retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC company laws, our PRC subsidiaries must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC subsidiaries. Appropriation to discretionary surplus fund is made at the discretion of our PRC subsidiaries. Pursuant to the law applicable to China’s foreign investment enterprise, our subsidiaries that are foreign investment enterprise in the PRC have to make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of our subsidiary. Appropriation to the other two reserve funds are at our subsidiaries’ discretion.
As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund raising activities to our PRC subsidiaries only through loans or capital contributions, subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering, to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries when needed.
Off-Balance Sheet Commitments and Arrangements
We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.
Quantitative and Qualitative Disclosure about Market Risk
Foreign currency risk
Renminbi is not a freely convertible currency. SAFE, under the authority of the People’s Bank of China, controls the conversion of Renminbi into other currencies. The value of Renminbi is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Our cash and cash equivalents denominated in Renminbi amounted to RMB27.7 million and RMB12.0 million as of December 31, 2020 and 2021, respectively.
We estimate that we will receive net proceeds of approximately US$22.19 million from this offering if the underwriters do not exercise their over-allotment option, after deducting underwriting discounts and estimated offering expenses payable by us, based on the initial offering price of US$5.50 per Ordinary Share. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.36 for US$1.00 as of December 31, 2021 to a rate of RMB6.99 to US$1.00, will result in an increase of RMB14.11 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from the exchange rate of RMB for US$1.00 as of December 31, 2021 to a rate of RMB5.72 to US$1.00, will result in a decrease of RMB14.11 million in our net proceeds from this offering.
Inflation risk
Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2020 and 2021 were increases of 0.2% and 0.9%, respectively. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.
Internal Control Over Financial Reporting
Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we identified one material weakness in our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness that has been identified relates to lack of sufficient accounting personnel with appropriate experience and knowledge in financial reporting in accordance with U.S. GAAP. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. We are required to do so only after we become a public company. Once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified. The material weakness, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.
To remedy the identified material weakness, we have adopted and will adopt further measures to improve our internal control over financial reporting. We plan to implement and develop a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work. We plan to recruit additional staffs with knowledge of U.S. GAAP and SEC regulations in our finance and accounting department. We have supplemented and enhanced internal training and development programs for financial reporting personnel. Additionally, when entering into complex transactions, we will utilize a third-party consultant for accounting services as additional resources.
We intend to remediate the material weakness in multiple phases and expect that we will incur certain costs for implementing our remediation measures. The implementation of the measure, however, may not fully address the material weakness identified in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. See “Risk Factors — Risk Factors Related to Our Business — If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the Ordinary Shares may be materially and adversely affected.”
As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.
Recent Accounting Pronouncements
For detailed discussion on recent accounting pronouncements, see Note 2 to our consolidated financial statements.

INDUSTRY OVERVIEW
Unless otherwise noted, all the information and data presented in this section have been derived from a July 2021 industry report from Frost & Sullivan entitled “Independent Research on Co-working Space Industry” (the “Frost & Sullivan Report”). Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion projections for future growth, which may not occur at the rates that are projected or at all.
OVERVIEW OF CO-WORKING SPACE INDUSTRY IN THE PRC
Definition and Categorization
In Frost & Sullivan’s analysis, co-working space is defined as a type of work space or shared office environment where lessees share the same work environment, thus making a community in the work space. Co-working space providers offer their corporate members co-working spaces and integrated workspace solutions. They redesign and redecorate the spaces and then directly lease the spaces and workstations to members, and they are also the operators of their spaces. Co-working space providers earn profits through rent collected from their members and services provided to them. Co-working space providers can be divided into two categories: independent co-working space providers and co-working space providers under groups.
A co-working space provider under a corporate group can leverage its parent company’s office properties or real estate properties, as well as the group’s brand influence. However, in most cases, these co-working space providers also face restrictions from their parent companies. Nowadays, most leading players in the co-working space industry are independent co-working space providers with strong financing and sourcing capabilities. Most of them also have rich operating experiences. According to Frost & Sullivan, as of December 31, 2020, there are approximately 5,800 co-working spaces under operation in the PRC.
Value Chain Analysis
Co-working space providers first rent properties from property owners; then renovate and furnish work spaces with brand-featured designs. Besides offering work spaces, co-working space providers also offer integrated workspace solutions and services to their members.
Source: Frost & Sullivan Report
Market Size Analysis
In terms of revenue, the market size of co-working space industry in the PRC has grown from RMB3.28 billion in 2015 to RMB30.64 billion in 2020, at a CAGR of 56.3%. As the co-working space business model became widely accepted in the PRC, industry consolidation occurred and market leaders are expected to continue to strengthen their positions. In the future, the growth pattern of the market will shift from a physical growth driven model to a service driven model with service revenue as the growth engine. Although the proportion of workstation rental revenue will still be the main source of revenue in the industry, the proportion of service revenue will continue to increase. The market size of co-working space industry is expected to grow further to RMB113.82 billion in 2025 at a CAGR of 30%.
Market Size of Co-working Space Industry, by Revenue, 2015-2025E
Source: Frost & Sullivan Report
The market size of the co-working space industry in the PRC has increased from 1,745.8 thousand square meters in 2015 to 13,510.5 thousand square meters in 2020, growing at a CAGR of 50.6%. In the next five years, the co-working space industry in the PRC is expected to maintain its steady growth, reaching 30,076.6 thousand square meters in 2025 at a CAGR of 17.4%. Allocating co-working spaces in conventional commercial office properties is expected to gradually become an industry trend. The members of co-working spaces can improve the community atmosphere and bring consumption around the properties.
Market Size of Co-working Space Industry, by Area, 2015-2025E
Source: Frost & Sullivan Report
Penetration Rates Analysis
In terms of penetration rates in commercial office buildings, the co-working spaces are gradually becoming more popular. The significant increase in penetration rate of co-working space began in 2017, and it has grown significantly in 2018. In 2017 and 2018, the co-working space providers made up more than 20% of the new tenants in the office leasing market in some popular cities`. On the basis of inherent commercial office patterns, the introduction of co-working spaces has brought new supplies into the flexible office demand in tier-one cities’ relatively mature commercial office market and quickly gained a positive market response. In the past five years, the penetration rate of the co-working space in tier-one cities has been continuously rising. By the end of 2020, the penetration rate of co-working spaces in tier-one cities has reached 7.5%, and its penetration rate is expected to reach 11.0% by 2025. As the co-working space business model becomes more widely accepted in the PRC, the penetration rate of the co-working space in new tier-one cities is expected to increase in the future.
Penetration Rates of Co-working Space in Tier-One Cities and New Tier-One Cities in the PRC as a Percentage of Total Area of Commercial Office Buildings, 2015-2025E
Notes: Tier-one cities refers to the most developed cities in the PRC, namely Beijing, Shanghai, Guangzhou and Shenzhen; new tier-one cities refers to the relatively developed cities following the tier-one cities, namely Chengdu, Hangzhou, Nanjing, Qingdao, Kunming, Shenyang, Tianjin, Wuhan, Xi’an, Changsha, Chongqing, Suzhou, Ningbo, Zhengzhou, Dongguan.
Source: Frost & Sullivan Report
Market Drivers Analysis
According to Frost & Sullivan, the key drivers for co-working space industry in the PRC include:
The rise of sharing economy: Sharing economy has become increasingly popular over the past few years in the PRC; it revolutionarily reshapes the way of living and provides people with a new lifestyle. As the modern backbone of the social service industry, sharing economy has already found its way into people’s daily lives in accommodation, education, transportation, tourism and etc. In fact, people’s novel lifestyle immersed with sharing economy stipulates the market acceptance of co-working spaces. The popularity of sharing economy will enable the co-working space industry to flourish in the near future.
Technology support: Information technology has evolved significantly since the age of internet. New technologies such as cloud computing, online community, and smart building, have transformed the orthodox concept of “work” and made it possible for people to work with no location restrictions. Furthermore, the advancing information technology has built a solid technology foundation for co-working space industry in the PRC. Thus, information technology will stimulate the growth of the co-working spaces industry.
Support from the government: In March 2018, the State Council issued the Government Work Report (2018) which accentuated the significance of mass entrepreneurship and innovation, promoted platform economy and sharing economy, and encouraged innovation in inter-enterprise interactions. Such a report indicated government’s support on collaborative innovations, which will fuel the co-working spaces industry in the future.
Changing business environment: Nowadays, the business environment changes constantly: large enterprises often face frequent personnel changes that lead to increasing demands for flexible work spaces. Such a demand will invigorate the growth of the co-working space industry. In addition, co-working space providers usually offer their clients with outsourced services to cater for the demands of their clients. The services not only differentiate co-working space providers from conventional traditional offices but also make them more appealing to enterprises, ergo drive the further growth of co-working space industry.

Increasing urban renewal projects: As urban renewal brings improvement to the existing urban areas, it has become a sound approach to cope with urban decline and to achieve multiple social and economic goals in the PRC. Over the last two decades, the concept of sustainable development has been commonly applied to urban renewal in the PRC, which refers to the effective use of urban land resources and minimize demolishing existing buildings. Co-working spaces projects that rehabilitate old buildings via building structural reinforcement, interior redesign, and redecoration are encouraged by many city municipals in the PRC. This is because co-working spaces will bring vitality to the surrounding area without mass demolition wastes. Thus, the urban renewal opportunity in the PRC will drive the growth of co-working space industry.
High demand for fully equipped workspace: Enterprises have to spend time and resources in office decoration and facilities. Any delay caused by complex design and build process in office decoration may negatively affect the commencement of business and daily operation. Moreover, enterprises, in particular, SMEs, often lack negotiation power or experience and therefore end up paying higher prices when purchasing things such as fixtures, such as equipment and furniture. Accordingly, a fully equipped co-working space that includes facilities, furniture, high-speed internet and a staffed reception is appealing to enterprises, helping them to achieve time and cost efficiency. In addition, co-working space providers can achieve economies of scale when offering fully equipped workspaces, which is in line with government’s environmentally sustainable development goal.
Future Trends Analysis
According to Frost & Sullivan, the future trends for co-working space industry in the PRC include:
Increasing industry concentration: With the in-depth involvement of capitals in the co-working space industry, competitions within the industry will intensify and the structure of the co-working space industry will reshuffle. With mergers and acquisitions among co-working space providers increasing, small and medium-sized players might phase out from the industry, and leading players may further enhance the concentration of the entire industry. The market share of leading players will increase in the future.
Diversified background of players: Since the co-working space industry has become increasingly popular, there will be more diverse players in the co-working space industry. Cross-industry players, such as real estate companies and hotel groups, as well as cross-industry companies from other areas tend to participate in the co-working space industry alongside with existing players. It seems to be an inevitable trend that the players in the co-working space industry will become progressively diversified.
Globalization: As the domestic competition heightens, leading local brands tend to open branches in neighboring Asian countries and other oversea countries such as the United States. Such a trend of expanding outside of the domestic market in the PRC will form international network effects for these leading players. The leading players in the global co-working space industry will also open their branches in the PRC.
Increasing non-rental income: One of the distinguished features of co-working space providers is their services. As the competition intensifies and the business model for the co-working industry ameliorates, there seem to be a trend that the composition of corporate income in the co-working space industry will evolve. The proportion of rental income will decrease while the proportion of service income and other income will gradually increase. With a growing member base, the leading co-working space providers will earn revenues from various services.
The rise of new tier-one cities: As more and more young people are moving to new tier-one cities, many start-ups choose to take place in those cities accordingly. Such population movement opens up the opportunity for co-working space industry to prosper in new tier-one cities. Furthermore, the competitions in the tier-one cities tend to be fiercer, thereby giving new tier-one cities more development potentials. As a result, it is expected that co-working space providers will open more branches in new tier-one cities in the future.
COMPETITIVE LANDSCAPE OF CO-WORKING SPACE INDUSTRY IN THE PRC
Entry Barriers Analysis
According to Frost & Sullivan, the entry barriers for co-working space industry in the PRC include:
Talent barrier: In the past few years, the co-working space industry, with its rapid development and offering attractive salary, attracted numerous outstanding graduates willing to enter this growing industry.

However, the current co-working space industry in the PRC still lacks the compound talents who can design, build and operate new co-working spaces rapidly. Furthermore, the co-working space industry is highly competitive, and it requires professionals in the industry to have the capability to resist high pressure. Typically, new entrants have difficulties attracting such compound talents as they lack brand influence.
Capital barrier: Generally, opening a new co-working space involve a great amount of working capital for expenditures, such as renting the space, design the space, hiring and training operation staffs, hiring agencies to let workstations, etc. Additionally, the co-working space providers have to bear the unpredictable revenues and financial risks by themselves. The lack of sufficient budget and abundant resource is likely to pose challenges to the new entrants.
Reputation and experience barrier: The company reputation and years of business experience is crucial for players in the co-working space industry. For the office property owners, they value the previous experience of co-working space providers, as they believe the co-working space providers with long business records are more reliable. In addition, the members also value the company reputation and brand influence of the co-working space they joined, as joining reputable co-working space will also bring more business opportunities to them. As a result, the experience barrier makes it difficult for new entrants to attract corporate members.
Business networks barrier: As a link between the upstream office property owners and downstream members, co-working space providers should have strong business networks to bridge the upstream and downstream. Good relations with upstream office property owners may help the co-working space providers to reduce expenditure on space renting. Good relations with downstream members may help the co-working space providers to expand market steadily. As a result, new entrants are difficult to handle the complex business networks in the initial stage.
Competitive Landscape Analysis
According to Frost & Sullivan, there are many relatively small players in the co-working space industry in the PRC, who operate only one or two spaces. But there are still many players who operate co-working spaces on a large scale in different cities. They are the market leaders of the co-working space industry in the PRC.
The top ten players accounted for 15.9% of total market share in terms of revenue in 2020, among which the first to the tenth players had a market share ranging from 0.8% to 3.2%, according to Frost & Sullivan. The market share of the Company was 0.7% in 2020. As of December 31, 2020, the market share of the Company has reached 0.7%, while the market share of the first to the tenth players is ranging from 0.9% to 3.2%, implying the gap between the Company and the top ten players is shrinking. As of December 31, 2020, the Company ranked third among the players headquartered in the Southern China in terms of terms of revenue. As industry consolidation in the co-working spaces industry has been taking place as the co-working space business model evolves and market leaders keep strengthening their positions.
Additionally, according to Frost & Sullivan, in 2020, the Company ranked third in terms of the number of cities where their co-working spaces are operated, and fifth in terms of the number of co-working spaces under operation in the PRC. As of December 31, 2021, the Company ranked second in terms of the number of cities where their co-working spaces are operated, and fifth in terms of the number of co-working spaces under operation in the PRC. Thus, the Company can enjoy the scale effect, and provide spaces to their clients nationwide.
Impact Analysis of COVID-19 Pandemic on the Co-Working Space Industry in the PRC
During the first quarter 2020, due to the widespread of COVID-19 pandemic, the national economic development in the PRC stagnated. Many industries had to be on hold due to governmental public health policies designed to slow down the spread of the virus. Since the second quarter 2020, as a result of those measures, the pandemic seems to under control and economic activities have resumed gradually, helping the national economy to slowly recover.
For the co-working space industry in the PRC, industry players suspended their market expansion in the first quarter 2020. Since the second quarter of 2020, most economic actives in the PRC started to resume, and the demand for office spaces began to recover to its pre-pandemic level. Additionally, in order to enhance employment rate, all levels of governments in the PRC have implemented supporting policies such as tax reduction, tax exemption, and interest rate reduction to support small and medium-sized enterprises. These policies will help increase market demand for office spaces and co-working spaces in the PRC, as the number of office buildings in the PRC is growing at one of the fastest rates around the world. In the long run, the demand for office spaces and co-working spaces in the PRC is expected to increase. The negative impacts of COVID-19 pandemic on the co-working space industry in the PRC are temporary.
Additionally, the COVID-19 pandemic has created increasing demand for co-working space and led to a growing demand for co-working space arrangements. Most enterprises, from large enterprises to small and medium-sized enterprises, tend to adopt flexible working style, making the mainstream traditional long-term lease arrangements unsuitable to their needs. Therefore, more enterprises have replaced part of their traditional long-term leases with co-working space leases.

BUSINESS
We conduct our business in China through our PRC subsidiaries. The following description of our business is a description of the business of our PRC subsidiaries. See “Risk Factors — Risks Related to Doing Business in China” for certain risks related to having all of our business operations in China.
Our Mission
Our mission is to provide convenient and flexible co-working space solutions to enterprises.
Our Vision
Our vision is to build an internationally renowned co-working space ecosystem.
Overview
The rapid growth of cities and urban areas in the PRC and the transformation of work culture in China has led to a growing demand for shared working spaces, and has contributed to the growth of the co-working space industry in the PRC. The PRC operating entities are a fast-growing integrated co-working space operator in China. According to Frost & Sullivan, as of December 31, 2021, among all co-working space operators in China, the PRC operating entities ranked second for the number of cities covered, and fifth for the number of co-working spaces under operation.
The co-working spaces operated by the PRC operating entities are concentrated in the urban areas in the PRC, including many tier one, tier two, and tier three cities. The nationwide coverage and network of the PRC operating entities provides their customers with flexible, convenient office space solutions at affordable costs. As the PRC operating entities attract corporate and non-corporate customers to their space, the cities and surrounding neighborhoods may also benefit economically from the growing work population and demand for goods and services.
The customers of the PRC operating entities typically spend eight hours in their spaces during weekdays. To build a vibrant community on their co-working spaces, the PRC operating entities offer various services to meet our customers’ needs and preferences. Cooperating with third-party business partners, the PRC operating entities provide their customers with a wide selection of ancillary services, such as access to conference rooms, printing services, high-speed internet, reception services, facilities and amenities maintenance, and social events, and value-added services, such as business consultation, business education, internal policy consultation, legal services, and tax services. The PRC operating entities engage third party business partners with professional experience and expertise to provide value-added services. The PRC operating entities generate revenue from their customers for selected services they provide on a transactional basis.
While office spaces constitute their core service offering, the PRC operating entities support their corporate customers at most of their stages of development by offering business incubation and acceleration programs to start-ups and SMEs at selected spaces. To summarize, the PRC operating entities offer two types of office spaces, (i) regular co-working spaces and (ii) co-working spaces with business incubation and acceleration programs. As of December 31, 2021, the PRC operating entities had a total of 46 spaces, with 26 spaces with business incubation and acceleration programs with a total of 1,101 customers moved in to such spaces with business incubation and acceleration programs. Currently, as part of their efforts to attract additional customers to their programs, the PRC operating entities offer business incubation and acceleration program services for free to program-participants. Revenues generated in connection with such services are from workspace leasing and government subsidies. The PRC operating entities do not generate revenues from our incubation and acceleration programs.
The PRC operating entities have experienced growth since their inception. However, due to the negative impact of the COVID-19 pandemic, the number of customers of the PRC operating entities decreased from 2,384 as of December 31, 2020 to 2,216 as of December 31, 2021, representing a decrease of 7.0%. The number of co-working spaces operated by our PRC operating entities decreased from 49 as of December 31, 2020 to 46 as of December 31, 2021, representing a decrease of 6.1%. The occupancy rate for all operating spaces decreased from 81% as of December 31, 2020 to 73% as of December 31, 2021. Meanwhile, the number of co-working spaces without business incubation and acceleration programs decreased from 38 as of December 31, 2020 to 30 as of December 31, 2021, and the occupancy rate for spaces without business incubation and acceleration programs increased from 82% as of December 31, 2020 to 83% as of December 31, 2021.
In addition, our total revenues increased from $34,645,881 in the fiscal year ended December 31, 2020 to $38,789,552 in the fiscal year ended December 31, 2021. Our cost of revenues decreased from $42,115,810 in 2020 to $39,259,843 in 2021. As a result, our net loss significantly decreased from $19,681,935 in 2020 to $9,838,608 in 2021. We believe that the quality of services offered by the PRC operating entities combined with the increasing needs of businesses and individuals for shared office space and business services have contributed to our growth.
We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no operations of our own, we conduct our operations through our subsidiaries in China. Our Ordinary Shares offered in this offering are shares of our offshore holding company instead of shares of our subsidiaries in China.
Our Competitive Strengths
We believe that the following strengths have contributed to our success and differentiate us from our competitors:
One of the Fast-growing Integrated Co-working office space Operators in the PRC
The PRC operating entities are one of the fast-growing integrated co-working space operators in the PRC. According to Frost & Sullivan, as of December 31, 2021, the PRC operating entities ranked second for number of cities covered, and fifth for the number of co-working spaces under operation among all co-working space operators in China. From the launch of their first co-working office space in 2016 to December 31, 2021, the PRC operating entities have successfully built their co-working space network consisting of 46 co-working office spaces across 29 cities in China.
The PRC operating entities have established an extensive network of co-working office spaces covering economically vibrant regions, including the top 15 cities in China by gross domestic product (GDP), and offer diverse selection of office space solutions and services. The PRC operating entities provide customers with move-in ready, fully-furnished co-working spaces with flexible lease terms as short as one month at competitive rates. In addition, the PRC operating entities offer various ancillary and value-added services to cater to the needs of their customers and to provide the best possible experience to the customers. With their cost-effective and flexible office space solutions, the PRC operating entities strive to help their customers achieve greater productivity and reach business potential.
For customers at selected co-working spaces, in addition to co-working space and value-added services offered at their regular spaces, customers have access to the PRC operating entities’ business incubation and startup acceleration programs, which offer such services as general corporate services, equity-for-rent services, and public offering advisory services.
With their co-working facilities, the PRC operating entities have built a community with a large number of fast-growing and vibrant customers, which in turn bring benefits to the surrounding office buildings, shopping malls and restaurants and as a result improve consumers’ perception of adjacent communities.
Moreover, the PRC operating entities have attracted many real estate owners and local government to partner with them. The PRC operating entities have partnered with local government at the city level, such as in Shenzhen, Beijing, Wuhan, Chengdu and Fuzhou, and they offer their business incubation and acceleration programs to local startups and SMEs with subsidies from local governments.
We believe that as the PRC operating entities continue to offer spaces and services that meet the needs and preferences of their customers, the brand recognition and image of the PRC operating entities will continue to be enhanced, and monetization opportunities for the PRC operating entities will be further diversified. We believe the PRC operating entities are well-positioned to capture the growth of China’s co-working space industry and strengthen their position.
Integrated Co-working Ecosystem Empowering Corporate Customers
The integrated co-working ecosystem of the PRC operating entities empowers their corporate customers and serves the customers’ needs and preferences. We believe that the values the ecosystem brings to the corporate customers of the PRC operating entities help increase customer retention and drives their growth.
The PRC operating entities maintain a customer mix of large enterprises, SMEs, and start-ups. The PRC operating entities offer their corporate customers a wide selection of office space solutions and ancillary services. At the co-working spaces, customers have access to a wide range of amenities designed to suit their business needs, including various office equipment, spacious common area, free high-speed internet, and distinctive office designs and furnishings. The PRC operating entities also cooperate with their business partners to provide their corporate customers with high-quality value-added services at favorable prices.
In addition, for start-ups and SMEs, the PRC operating entities provide business incubation and acceleration programs at selected spaces. The business incubation and acceleration programs provide one-stop solutions to start-ups and SMEs, with co-working space offerings, incubation services and acceleration services that are designed to address the needs of a business at different stages of its development. Our extensive co-working space network and customization options can also meet the needs and preferences of large enterprises, including many nationally renowned companies in China.
With their continuous growth, we believe the value proposition of the PRC operating entities can benefit their corporate customers of all types and sizes, and attract more corporate customers and business.
Highly Effective Digital Marketing Strategies and Established Business Partnership with Real Estate Agents Allowing Us to Maintain High Occupancy Rates
As confirmed by Frost & Sullivan, the average occupancy rate for all co-working spaces in the PRC in 2020, which is measured by the gross leased area divided by gross leasable area, is approximately 61%. As of December 31, 2020, the occupancy rate measured with the same formula for all spaces operated by our PRC operating entities was approximately 81%, higher than the industry average. We attribute the high occupancy rate to the highly effective digital marketing strategies of the PRC operating entities and their established business partnership with real estate agents. Since October 2019, our PRC operating entities started to launch digital advertisements on nationally renowned media platforms, such as TikTok and Toutiao, which has become one of their main marketing strategies. With media algorithms, the PRC operating entities are able to accurately find their target audience and increase the conversion rate. In addition, the PRC operating entities have established business partnerships with a number of local third-party real estate agents, who can earn a predetermined amount of commissions for each customer referred by them who subsequently leases our co-working spaces. With these two main marketing strategies, the PRC operating entities are able to maintain high occupancy rates while keeping our sales and marketing expenses reasonable.
Visionary and Innovative Management with Proven Track Record
We have a visionary and innovative management team with extensive experience and knowledge in commercial real estate, corporate management, technology and investment sectors. For instance, Mr. Houde Li, our founder and chairman of the board, has devoted over five years in the industry and has had over ten years of management and leadership experience. Mr. Houde Li founded our company with a vision to establish a community that facilitates and enables small to medium enterprises in the PRC to grow. Further, Mr. Haibo Zhao, co-founder of Shenzhen Building DreamStar and our chief executive officer, has over 15 years of management and work experiences in real estate. In addition, Mr. Yang Xu, vice executive manager of Shenzhen Building DreamStar, has extensive experience working with local governments and has successfully facilitated the execution of over ten cooperation agreements between local government agencies and our PRC subsidiaries. We believe that in the future, we will continue to benefit from our senior management team’s extensive industry knowledge, diverse background and skills, proven execution capability, and clear vision for our future development.

Our Growth Strategies
We intend to pursue the following strategies to further grow our business:
Strengthen our Market Position by Pursuing Expansion to Additional Regions in the PRC
We plan to strategically expand our operations to additional regions in the PRC by focusing on the following approaches:
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Increase our managed area and the number of workstations by launching additional spaces in cities with existing coverage and expanding to additional cities in the PRC.

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Pursue potential strategic investments and acquisitions.

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Enhance service offerings provided by the PRC operating entities through adding additional services to their ecosystem, especially those geared towards the needs of start-ups and SMEs in the PRC.

Continue to Invest in Technology to Enhance our Operating Efficiency
We plan to continue developing and enhancing technology infrastructure to increase operating efficiencies and provide a better experience for the customers of the PRC operating entities, by focusing on the following approaches:
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Develop a mobile app for customers that suit their needs and preferences. For instance, the PRC operating entities plan to introduce more functionalities on the mobile app, including as a social platform where their customers in nearby locations may connect with each other, fostering a sense of community and increasing our customer loyalty.

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Enhance algorithm capabilities to improve the data management system and space operating system of the PRC operating entities.

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Further upgrade the smart office system of the PRC operating entities to improve the work efficiency of their customers.

Further Expand Lines of Business
We intend to continuously expand the service offerings of the PRC operating entities to attract new customers and retain existing customers. The service offerings we seek to provide in the future include:
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Corporate Venture. The PRC operating entities seek to get involved in corporate venture and invest in start-ups or SMEs with growth potential. They hope to utilize such investments to help build their ecosystem; by investing in companies that provide services relevant to the needs of their co-working space customers, the PRC operating entities hope to in turn drive the growth of their investees, ultimately achieving a virtuous cycle.

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Office building operations and management. As confirmed by Frost & Sullivan, the number of office buildings in China is growing at one of the fastest rates around the world, and the commercial office space market in China is the fastest-growing in the world. As such, the PRC operating entities identified growth opportunities in office building operation and management services with low asset requirements. The PRC operating entities intend to offer office building operation and management services to commercial building owners. Utilizing their experiences in co-working space operations, the PRC operating entities plan to provide optimal operating solutions to building owners to address common operational and managerial difficulties such as a lack of new lessees and low occupancy rate.

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Online office space hunting marketplace. The PRC operating entities plan to launch their “good to rent” online office space marketplace with comprehensive real-time listings and market data. With the “good to rent” online marketplace, the PRC operating entities purport to streamline the lengthy office hunting process for customers through providing automated office space recommendations based on customers’ selection criteria and preferences, and offer them the option to book desired spaces online, making the office space hunting a fast and easy experience for customers.

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Influencer live streaming. As live stream shopping becomes increasingly popular in China, many local governments are seeking business partners in hosting live stream shopping for purposes such as charity and promoting local culture. The PRC operating entities have entered into partnership agreements with several local governments, and the PRC operating entities plan to rent about 20 offices as live streaming bases by the end of 2022.
Selectively Pursue Acquisition and Investment Opportunities
The PRC operating entities plan to continuously evaluate various investment opportunities, including acquiring local co-working brands with strong regional influence to expand their coverage, and service companies that help us further integrate and refine their services.
Furthermore, the PRC operating entities plan to pursue additional investment opportunities through investing in start-ups and SMEs in our incubation and acceleration programs. With the support of their platform and ecosystem, the PRC operating entities expect that the investees’ business will grow simultaneously, and the services provided by their investees could help satisfy the demands of other customers.
The Ecosystem
The PRC operating entities are one of the largest operators in terms of the number of cities covered and the number of co-working spaces under operation. The PRC operating entities have built an ecosystem with the focus of acting as a co-working office space operator, a business incubator, and a start-up accelerator. The PRC operating entities believe a nationwide shared office space ecosystem would further accelerate the business development of companies in all sizes and industry in the PRC.
The expertise of the PRC operating entities in real estate and business incubation has enabled them to operate their shared office space and business incubation programs efficiently. As of December 31, 2021, the PRC operating entities had 46 spaces, reaching 29 cities in the PRC, covering operating space of approximately 2,440,933 square feet and providing services to about 1,731 corporate customers and 485 non-corporate customers. The following map illustrates their geographic footprint across the PRC as of December 31, 2021:

The following table sets forth some of the key operating metrics of the PRC operating entities as of the dates indicated. As the operations of the PRC operating entities expanded and grew, our total revenue increased from $34,645,881 for the fiscal year ended December 31, 2020 to $38,789,552 for the fiscal year ended December 31, 2021, or a 12.0% increase. For details on our operational results, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of December 31, 2020	As of December 31, 2021
Number of cities in the PRC	28	29
Number of spaces	49	46
Managed area (sq. feet)	2,862,917	2,440,933
Managed area in operation (sq. feet)	2,698,115	2,414,683
Number of workstations	42,319	36,246
Number of customers	2,384	2,216
Number of non-corporate customers	561	485
Number of corporate customers	1,823	1,731
Occupancy rate for move-in spaces(1)	81%	73%

(1)
Move-in spaces refer to each of furnished, move-in-ready spaces and spaces in operation.

The Operation Model
The PRC operating entities directly operate all of their co-working spaces. The PRC operating entities enter into long-term leases with landlords, with lease terms ranging from three to 12.5 years. The PRC operating entities design and build the facilities according to their internal standards and directly lease the office space and workstations to their customers under short- and long-term leases. The PRC operating entities incur costs and expenses associated with leasing of the facilities from landlords, designing, constructing and preparing the facilities into operational co-working spaces. Once the facilities are ready for customers to move in, the PRC operating entities incur expenses on utilities, maintenance, cleaning and other office requirements. For their regular co-working spaces, the PRC operating entities generate revenue from rental fees paid by their customers, and from the purchases of value-added services by their customers on a transactional basis. For spaces with business incubation and acceleration programs, the PRC operating entities generate revenue and income through rental fees, incubation and acceleration service fees, and government subsidies.
Discovery, Development and Management of Our Co-working office spaces
Discover
Discovering and signing a new space is the beginning of a shared office space offering. The PRC operating entities have a team of real estate experts who is responsible for identifying potential location after considering factors such as population, GDP growth, demographics and local government policies. The PRC operating entities primarily focus on locations near landmarks in tier one, two and three cities in the PRC. Once the PRC operating entities have identified potential locations, they negotiate the lease terms with landlords. As of December 31, 2021, the PRC operating entities have entered into lease agreements with landlords in connection with the development of their shared office space with an aggregate area of approximately 2,440,933 square feet. The leases entered into between the PRC operating entities and their landlords last from three to 12.5 years, with an average term of 4.99 years. The PRC operating entities are not aware of any quantifiable distinctions for their leases. However, the PRC operating entities negotiate for longer or shorter terms of their leases with landlords based on factors including, but not limited to (i) the rental price for the space compared to market average, (ii) the location of the space and the growth potential of the office rental market of that location, and (iii) the yearly rent increase for the space. The PRC operating entities are willing to sign longer leases with a landlord if the rental price is competitive, great growth potential is expected in that location, and that the percentage of yearly rent increase is reasonable.
The PRC operating entities lease properties for their co-working office spaces mainly from unrelated third-party landlords. The PRC operating entities lease two properties from Motian Star, a related party of our Company. From Motian Star, the PRC operating entities lease an office space in Tianjin with an area of approximately 13,692 square feet from December 1, 2018 to November 30, 2030, and an office space in Shenyang with an area of approximately 15,220 square feet from December 1, 2018 to November 30, 2024. See “Related Party Transactions.”
Build and Design
The PRC operating entities aim to build and design each facility with a specific community and theme in mind, while making sure each facility shares the same standard of aesthetic design, functionality and office practicality. The PRC operating entities engage reputable third party designers and architects with rich experience and deep expertise in designing co-working office spaces for the design of our facilities. In preparing a detailed construction plan, design teams are able to deliver details including the number and size of workstations and meeting rooms, wiring of electric circuits, placement of air conditioners and printer stations with the use of advanced software and modeling technology in an orderly and efficient manner.
The PRC operating entities also have long-term relationships with what they believe to be reputable third party contractors to procure and construct their co-working space to achieve costs reduction and increase the construction efficiency. Because of the long-term relationship of the PRC operating entities with these third party contractors, it typically takes us three to six months from signing a lease at a new location to completing the building and designing of the facilities.
Manage
In each of our facility, the PRC operating entities have an experienced management team to operate and supervise the daily operation of the facility. The local management team of the PRC operating entities is responsible for making decisions and servicing the real-time requests of their customers while following the standardized operational guidelines. Depending on the size of the facility, each location typically is managed by a team of three to eight full-time employees. The local management team is the key to success of the

PRC operating entities as they are the first point of contact when our customers have any requests or questions using the facilities. The local management team also helps the PRC operating entities to obtain a deep understanding of their customers’ needs and expectations in the co-working office space environment, and helps them in running various business incubation and acceleration programs efficiently. The selection criteria for members of the local management teams may vary based on the different combination of services the PRC operating entities offer at each co-working space.
The PRC operating entities maintain a high standard of service quality in each of their locations and the PRC operating entities measure the performance of their local management team through a set of operating standards such as the quality and number of events hosted at a location, cleanliness of the facility, security and complaints received from customers.
High Occupancy Rate
The profitability of the PRC operating entities as a co-working space service provider is highly influenced by occupancy rate, or the percentage of spaces leased by their customers among total spaces. Through their development and management, the occupancy rate of the PRC operating entities stayed higher than the industry average in the PRC, which resulted in high operating efficiency. The number of co-working spaces operated by the PRC operating entities decreased from 49 as of December 31, 2020 to 46 as of December 31, 2021. The occupancy rate for all operating spaces was 81% as of December 31, 2020 and 73% as of December 31, 2021, both higher than the respective average occupancy rate for all co-working spaces in the PRC in 2020 and 2021.
Services Offerings
The PRC operating entities monetize their ecosystem through a variety of offerings. For their co-working space services, the PRC operating entities generate revenues by leasing co-working office space to their customers and also by providing spatial value-added services. For the business incubation and acceleration programs, the PRC operating entities generate revenues and incomes by leasing their spaces to program members, providing incubation and acceleration services, and receiving subsidies from partner local governments upon fulfillment of predetermined goals.
Co-working Office Space Services
As the first offering to their customers, the PRC operating entities provide shared office space as a service to corporate customers and non-corporate customers on a regular and as-needed basis.
The well functional designed facilities of the PRC operating entities provide all the necessary office hardware facilities and basic office services to enable their customers to focus on developing their businesses. Such facilities include 24/7 access to workstations, reception area, meeting rooms, open and private offices, video-conference rooms, lounges and social area. All of such facilities include fully supplied pantries and other workplace amenities and services such as large volume printing services, high-speed internet and mail and package handling.
The PRC operating entities lease the majority of the facilities they operate from third-party landlords, and a minority of the facilities they operate from Shenzhen Motian Star Enterprise Management Co., Ltd., or Motian Star, a related party of our Company. See “Related Party Transactions.” The PRC operating entities enter into long-term leases with landlords. On average, the length of the leases is between three to nineteen years. The PRC operating entities may enter into multiple leases with the same landlord. The PRC operating entities generate revenue from their shared office offering by charging their customers rental fees on a flexible monthly, quarterly, semi-annual or annual basis. The PRC operating entities determine the payment terms for each customer on an individual basis through negotiation. The PRC operating entities also accommodate their customers’ distinct needs and requirements. The PRC operating entities offer standard and customized facilities within their shared office spaces.
Office Facilities
The PRC operating entities offer standard workstations, and standard and customized offices within their shared office spaces.

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Standard Workstations: Standard workstations are dedicated workstations in shared offices.

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Standard Offices: Standard fully furnished offices feature simple but efficient office design. These are move-in ready workstations or offices available for customers. Customers can also upgrade to standard private office suites, which may include access to designated meeting rooms, lounges and executive offices. As of December 31, 2021, all of the 46 spaces operated by the PRC operating entities offer standard facility configuration.

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Customized Offices: Customized offices feature the same high quality of office space as standard facility, with the additional option to modify the facility based on the customers’ requests. The customized facility offered by the PRC operating entities provides customers the options to select the design of the workstations and office space. In addition to the basic amenities that are available in all facilities, customers can also add premium amenities and services under the customized facility offering. As of December 31, 2021, the PRC operating entities had three spaces under customized facility configuration, which represents approximately 7% of their available office space.

Spatial Ancillary Services
In addition to enhancing their space offerings, to improve customer experiences and loyalty, the PRC operating entities have launched a wide selection of spatial ancillary services at zero or low costs to their customers. For instance, the PRC operating entities offer their customers access to conference rooms and auditoriums and charge fees for each use, and they also offer an allocated amount of free printing services, high-speed internet, reception services, facilities and amenities maintenance, cleaning, security, and other services at no additional costs to customers.
Due to their business nature, customers typically spend long hours in the co-working office spaces of the PRC operating entities. The PRC operating entities believe that a vibrant community and cordial rapport among their customers greatly improve their customers’ experience at the spaces. To this end, the PRC operating entities host various kinds of events in our spaces, such as career development trainings, entrepreneur forums, and social events to strengthen the connection among their customers and their business partners, fostering a vibrant community even outside working hours.
Spatial Value-Added Services Offering
In addition to co-working space offerings and its spatial ancillary services, the PRC operating entities continuously seek opportunities to provide comprehensive services to their customers, which are refer to as spatial value-added services
Since many customers of the PRC operating entities are SMEs or start-ups in the early stage of their business cycle, they are often in need of professional corporate services, but they may lack negotiating power or experience when they seek to purchase services. As part of their spatial value-added services, the PRC operating entities offer their customers with general corporate services, including finance and taxation law services. The finance and taxation law related services include providing legal training, reviewing financial statements and drafting contract templates. In a minority of cases, the PRC operating entities directly provide these general corporate services to customers, but these services are typically provided by high-quality third party service providers. The PRC operating entities negotiate discounts on behalf of their customers with these third-party service providers. Customers not only save time on selecting and subscribing services, but also lower their costs and expenses, which increase customer loyalty.
The spatial value-added services also include business consultation, business education, internal policy consultation, marketing promotion services, sports and health services, travel and transportation services, software services, business reception, enterprises resources, human resources, dining and entertainment and thematic activities, amongst many other services, to not only support the daily needs of the customers, but also the needs as their businesses grow.
The PRC operating entities provide spatial value-added services directly or through selected business partners. Business partners are third-party services providers who sell such services to the customers of the PRC operating entities. The spatial value-added services provided by business partners include tax services, legal services, policy consultation, intellectual property registration, and incorporation services. The PRC operating entities carefully screen and select reputable business partners through a rigorous screening process to ensure that the quality of services they provide meet our standards. As of December 31, 2021, the PRC operating entities have cooperated with approximately 10 business partners to provide spatial value-added services to our customers.
The PRC operating entities generate revenue from their spatial value-added services offering by charging their customers service fees on selected spatial value-added services on a transactional basis. The PRC operating entities also plan to cooperate with their business partners through fee sharing arrangements under which the PRC operating entities share part of the fees paid by their customers to the business partners. The PRC operating entities plan to generate revenue from such fee sharing arrangements in the future. As their customer base grows, the PRC operating entities are seeking to expand their spatial value-added services offering in the future.
Business Incubation and Acceleration Programs
Many customers of the PRC operating entities are SMEs, start-ups and groups of individuals who are starting their own businesses. As the businesses of these customers develop and grow, they typically have strong demand for financing and business consulting services. With supports from local governments, to meet the demand of such customers, the PRC operating entities offer business incubation and acceleration programs at selected spaces. As of December 31, 2021, the PRC operating entities had 26 spaces with business incubation and acceleration programs with their geographic footprint covering over 23 different cities including Chongqing, Nanjing, Taiyuan and Guiyang. As of December 31, 2021, the PRC operating entities operated more than 1,587,009 square feet of space under their business incubation and acceleration programs. Since the Company’s inception in 2016 to December 31, 2021, the PRC operating entities have successfully incubated over 586 customers.
For their regular co-working spaces, the PRC operating entities enter into lease agreements with private property owner. For new spaces signed for business incubation and acceleration programs, however, the PRC operating entities typically enter into agreements with local governments and lease the spaces from them at rates substantially lower than market or for free with qualified terms. The term of such agreements range from three to ten years, with the most common term of five years. The PRC operating entities qualify for lower or zero rental rates for the spaces if, based on good faith evaluations conducted by the local governments on a yearly basis, the growth of the enterprise participants of such incubation and acceleration programs has met the standards set forth in the rental agreements for that year. The factors taken into account by local governments may include the number of participants in the programs, the occupancy rate of the property, the total number of new job created by participants, the number of participants recognized as high and new technology enterprises, or HTNEs, the amount of intellectual property developed by the participants, the number of participants that got listed on a national exchange or National Equities Exchange Quotations in China, and the total amount of tax revenue generated by all participants in the space assigned to business incubation and acceleration programs. The specific evaluation requirements of each program may vary according to the needs of each local government. Based on contractual terms with local governments, if the programs deliver outstanding performance during the evaluation period, our PRC operating entities are eligible for additional subsidies typically ranging from RMB1 million to RMB2 million from local governments. As of December 31, 2021, the PRC operating entities operated a total of 26 spaces with business incubation and acceleration programs. For the fiscal years ended December 31, 2020 and 2021, the PRC operating entities received $2.4 million and $0.78 million in government subsidies from local governments for their spaces, respectively. See “Risk Factors — Risks Related to Doing Business in China — Discontinuation of any of the government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.”
Compared to regular spaces, the PRC operating entities offer lower rental rates to their customers participating in business incubation and acceleration programs in order to attract and retain SMEs and start-ups with growth potential. The PRC operating entities carefully screen and select applicants to qualify for their business incubation and acceleration programs, during which the PRC operating entities take into consideration the factors including, but not limited to:
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whether the company is in an industry or sector supported by local governments;

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the operating results and financial position of the company;

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the sustainability of the company’s business model and its future growth opportunities; and

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other valuable features of the company, including whether it has any potential to exert a positive impact on the society.

The business incubation and acceleration programs focus on three major services: (i) general corporate services, (ii) equity-for-rent services, and (iii) public offering advisory services.
General Corporate Services
The general corporate services the PRC operating entities offer overlap with the spatial value-added services they offer to their co-working space customers. Likewise, program participants have access to services provided by the PRC operating entities and third-party business partners, such as business consulting services, business education, internal policy consultation tax services, legal services, policy consultation, intellectual property registration, and incorporation services. The PRC operating entities also plan to cooperate with business partners and enter into fee sharing arrangements with them, through which the PRC operating entities would share a percentage of the fees they would earn when providing services to the program participants.
Equity-for-Rent Services
Start-up companies often encounter cash flow challenges. To further support these start-ups, the PRC operating entities offer to reinvest their rent collected back into these start-ups in exchange for equity interests through contractual arrangements. As of December 31, 2021, the PRC operating entities held equity interests in four start-ups with sustainable business models in the information industry.
The PRC operating entities adopt a rigorous review and decision-making process for our investments in these start-ups. They conduct preliminary review of the company, taking into considerations factors including, but not limited to, the total amount of rent under the lease, past financial results and operations, industry review, and risk evaluation.
Public Offering Advisory Services
The PRC operating entities also offer public offering advisory services as part of their business incubation and acceleration programs, which include pre-listing incubation, public offering preparations, roadshow instructions and other related services. The PRC operating entities typically engage third-party business partners to provide public offering advisory services to their program participants.
Customers
The PRC operating entities provide co-working office offerings to corporate customers and non-corporate customers on a regular and as-needed basis. For corporate customers, the PRC operating entities also offer business incubation and start-up acceleration programs. The PRC operating entities price their co-working office spaces at competitive rates and offer flexible terms. The lease term with customers ranges from one month to 7.65 years, with an average term of 1.07 years. As of December 31, 2021, the PRC operating entities had approximately 1,731 corporate customers and 485 non-corporate customers.
The PRC operating entities focus on attracting companies and start-ups in the following industries: artificial intelligent, intelligent hardware, big data, software and internet, the Internet of Things, new material, biological medicine, medical devices, new energy and environment protection industries. The PRC operating entities believe that customers in these industries have the potential to grow rapidly and to increasingly rely on co-working space services and business incubation services provided by the PRC operating entities.
Corporate Customers
The majority of customers of the PRC operating entities are companies, which are organizations with full-time employees. Spaces offered by the PRC operating entities are attractive to companies because of their flexible and competitively priced shared office space offering, beautifully designed and fully-supported facilities and wide range of value-added services. Corporate customers are key to the success of the PRC operating entities as these customers tend to sign longer terms of leases and purchase more value-added services, as opposed to non-corporate customers.
Corporate customers vary in terms of size, industry and geographic area with a good mix of start-ups and incubated companies. The following table sets forth the top four industries of the corporate customers of the PRC operating entities as of December 31, 2021:
Industry	Percentage
Commercial Services	41.3%
Wholesales	8.7%
Information Technology	8.6%
Software Development	7.0%
Others	34.4%
Total	100.0%
Large Enterprise Customers
Large enterprise customers are companies customers with 100 or more employees. Compared to SME customers, large enterprises generally occupy more workstations or enter into leases for larger space areas. At some of their facilities, the PRC operating entities conduct customizations for their customers under long-term leases for dedicated spaces of one floor. As of December 31, 2021, some of the large enterprise customers of the PRC operating entities included many nationally renowned enterprises in China. For the fiscal years ended December 31, 2021 and 2020, revenues generated from large enterprise customers accounted for 21.73% and 18.66% of our total revenues for the same periods, respectively. Loss of a large enterprise customer did not present significant risks to the business and operations of the PRC operating entities. The terms of our lease agreements with large enterprise customers vary greatly, ranging from less than four months to 7.5 years.
SME Customers
SME customers are companies with fewer than 100 and more than ten full-time employees. Many of the SME customers of the PRC operating entities started out as start-up customers, enrolled in their incubation and acceleration programs, and eventually developed into larger enterprises with the assistance provided by the PRC operating entities in office support and business development. Customers enrolled in the incubation and acceleration programs typically sign longer leases with the PRC operating entities and they typically occupy more workstations and office space compared to start-up customers. For the fiscal years ended December 31, 2021 and 2020, revenues generated from SME customers accounted for 70.96% and 72.93% of our total revenues for the same periods, respectively.

Through the spatial value-added services and incubation and acceleration programs, the PRC operating entities help their SME customers address problems they encounter during their different stages of development, connect with other enterprise customers and investors, and in the end, hopefully, achieve growth and success. The PRC operating entities believe their incubation and acceleration program has been essential to the successful growth of several start-up customers into SMEs, such as Shenzhen Hehe Cultural Management Co., Ltd. and Shenzhen Meibo Information Technology Co., Ltd.
Start-up Customers
Start-up customers are companies with one to ten full-time employees. The competitively priced co-working space offering and the business incubation and acceleration programs of the PRC operating entities are attractive to start-up customers, which are a key driver for the growth of the business of the PRC operating entities. For the fiscal years ended December 31, 2021 and 2020, revenues generated from start-up customers accounted for 22.51% and 17.58% of our total revenues for the same periods, respectively. As the start-up customers grow, they are typically dependent on the PRC operating entities to obtain more workstations and office space. Start-up customers also typically rely heavily on the PRC operating entities for their business incubation programs and acceleration programs. For start-up customers that are not signed up for the business incubation programs or acceleration programs, the PRC operating entities offer free events such as workshops, entrepreneur forums, social events, on a regular basis at their spaces as spatial ancillary services.
Non-corporate Customers
Non-corporate customers are primarily freelancers. As of December 31, 2021, the PRC operating entities had approximately 485 non-corporate customers. The number of non-corporate customers decreased from 561 as of December 31, 2020 to 485 as of December 31, 2021, representing a decrease of 13.5%. For the fiscal years ended December 31, 2021 and 2020, revenues generated from non-corporate customers accounted for 7.31% and 8.41% of our total revenues for the same periods, respectively. Non-corporate customers are working in various industries, including information technology, software, and agency services industry. They generally spend eight hours per day in our shared office during the working week and utilize our office facilities and services as their own office.
Value Propositions
The PRC operating entities believe that their ecosystem not only provides benefits to companies, start-ups, and non-corporate customers, but also results in benefits to landlords, cities and neighborhoods and other third-party partners.
Benefits to Customers
The ecosystem is beneficial to customers for the following reasons:
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Speed and flexibility: Compared to signing to a traditional long-term lease agreement which may take months to negotiate and finalize, customers can sign a standard lease agreement with us and move in to our facilities within a few days. Customers can also choose from a wide range of leasing terms which range from three months to several years.

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Cost savings: The facilities of the PRC operating entities are equipped with world-class office supplies and professional maintenance services and customers can enjoy the spatial ancillary services and amenities in our facilities at zero or low extra costs. The shared office space offering significantly reduces the needs and costs for customers to negotiate individual service contracts such as internet, electricity and telephone lines compared to traditional office rental.

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Prime Locations: The facilities of the PRC operating entities are strategically located in prime locations in cities across the PRC. Customers are able to access such prime locations by renting space from us without the need to compete with other potential tenants for the same prime location. Customers located at one space may also access and use any other space operated by the PRC operating entities for one week without additional charge.

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Consistent quality of support services: The facilities of the PRC operating entities maintain a high standard of design and functionality to provide a comprehensive office support to their customers. Across all facilities, the PRC operating entities keep the same quality of office support services such as professional reception area and secretarial and administrative services.

Benefits to Landlords
The ecosystem is beneficial to landlords for the following reasons:
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The PRC operating entities lease a significant portion of the buildings they operate and landlords are able to reduce the time and expenses in dealing with multiple tenants when they are leasing space to the PRC operating entities.

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The leases with landlords last from three to 12.5 years and the PRC operating entities are responsible for the design, remodeling and maintenance of the office spaces. The landlords can significantly reduce the costs associated with cleaning, maintaining and remodeling the facilities as they are dealing with one long-term tenant, compared to multiple short-term tenants.

Benefits to Cities and Neighborhoods
Our ecosystem is beneficial to cities and neighborhoods for the following reasons:

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As the PRC operating entities provide affordable co-working office spaces to non-corporate customers, start-ups, SMEs and large enterprises, more people are able to work and live in cities the PRC operating entities operate, which in turn improve the employment rate and benefit the economic development in the cities the PRC operating entities operate.

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The business incubator and accelerator services provided by the PRC operating entities attract numerous businesses from the new technology industry to relocate to the cities and areas of such programs and help transform such cities into more technically advanced cities.

Benefits to Third Party Partners
As a business incubator and start-up accelerator, the PRC operating entities attract many start-ups and small companies with growth potential. As these entities grow, they seek various professional advices and services. The PRC operating entities connect and partner with third party professional service providers, such as financial advisors, marketing firms and accounting and law firms, to their corporate customers so that the customers can continue to expand their businesses while these professional service providers benefit from an increasing source of customer base.
Branding, Marketing and Sales
The PRC operating entities develop their brand image by providing high-quality services and experience, as well as unique value propositions to their customers, landlords and business partners.
The dedicated sales and marketing team of the PRC operating entities begins to identify and match potential customers to the right location as soon as they sign on to a new location and continue the effort to recruit new customers for existing location. The PRC operating entities utilize their sales and marketing team, local community teams, and business partners to reach out to local businesses to fill our co-working office space. In addition, the PRC operating entities cooperate with local third-party real estate agents who can earn a predetermined amount of commissions for each customer referred by them who leases the co-working spaces. The PRC operating entities host seminars and workshops regularly in their facilities and attract many local companies and freelancers to attend and experience their shared office space. The PRC operating entities also use online advertisement and social media to promote their business. Local government officials also visit the facilities of the PRC operating entities on a frequent basis which serve as a mean to promote their business.
The PRC operating entities offer prospective customers with various discounts and incentives. For example, from time to time, the PRC operating entities may offer concessions such as one month of free rent to customers signing leases with terms longer than one year, zero deposit for spaces rented, or discounted pricing on conference room and auditorium rental. The PRC operating entities also offer special discounts to technology-based companies with growth potential to become their customers. For enterprises with high and new technology enterprise recognition, or HTNEs, at the national level, discounts are offered at rates ranging from twenty to forty percent, and for HTNEs at the provincial or local level, discounts are offered at rates of ten to thirty percent. In the future, the PRC operating entities may explore other marketing opportunities, such as offering co-working space to selected companies in the influencer marketing industry through profit-sharing arrangements.
Technology
Technology is key to the business operations and success of the PRC operating entities, enabling them to operate their spaces with higher efficiency. The PRC operating entities maintain a data management system, which enables them to manage their leases with our landlords and customers. The PRC operating entities are in the process of developing a mobile app that consolidate various functions and services for their customers to utilize various functions and services of their spaces, including reserving conference rooms, managing visitor access, setting up maintenance requests, and booking value-added services. As of December 31, 2021, the PRC operating entities employed a research and development team of 23 engineering personnel engaged in building our integrated platform to serve and empower their customers both online and offline. The PRC operating entities plan to continue to invest in technology to refine their capabilities of data analytics and technologies to improve their operation efficiency and to drive monetization opportunities.
Privacy and Data Security
Because the PRC operating entities receive, store and use information about their employees and customers, they are subject to relevant laws and regulations on privacy and data security. The PRC operating entities have implemented internal rules and policy governing the use and sharing of personal and business data that they collect. The PRC operating entities have also developed protocols, technologies and systems to implement such rules and policy. Data encryption and masking are implemented to ensure data safety. The access to user data is on a strict “need-to-know” basis. The customers of the PRC operating entities must acknowledge the terms and conditions of the user agreement before using their spaces.
Intellectual Property
The PRC operating entities develop and protect their intellectual property portfolio by registering their patents, trademarks, copyrights and domain name. The PRC operating entities have also adopted a set of internal rules for intellectual property management.
The PRC operating entities have entered into standard employee agreements with their employees, including research and development employees, which provide that the intellectual property created by the employees in connection with their employment with the PRC operating entities is the intellectual property of the PRC operating entities.
The intellectual property of the PRC operating entities includes domain names, copyrights, trademarks, and patents as critical parts to our operations. As of December 31, 2021, the PRC operating entities had registered a total of 37 intellectual property rights, including 12 trademarks, one domain name, four patents, and 20 software copyrights in the PRC.
Despite their efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the technology owned by the PRC operating entities. In addition, third parties may initiate litigation against us or the PRC operating entities alleging infringement of their proprietary rights or declaring their non-infringement of property rights. See “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — We may not be able to effectively protect our intellectual property from unauthorized use by others.”
As of the date of this prospectus, neither we nor the PRC operating entities have been subject to any material dispute or claims for infringement upon third party trademarks, licenses and other intellectual property rights in China.

Properties and Facilities
The PRC operating entities lease the properties for the principal executive office, which is located at Suite 2016, King Building, No.5002 Shennan East Road, Luohu District, Shenzhen, Guangdong, People’s Republic of China with an aggregate area of approximately 2,546 square feet, with the lease expired on March 31, 2025.
The PRC operating entities lease properties for their co-working office spaces mainly from unrelated third-party landlords. The PRC operating entities lease two properties from Motian Star, a related party of our Company. From Motian Star, the PRC operating entities lease an office space in Tianjin with an area of approximately 13,692 square feet from December 1, 2018 to November 30, 2030, and an office space in Shenyang with an area of approximately 15,220 square feet from December 1, 2018 to November 30, 2024. See “Related Party Transactions.” For more information on co-working office spaces, see “— Services Offerings — Co-working Office Space Services.”
The PRC operating entities believe that the offices that they currently lease for the principal executive office are adequate to meet their needs for the foreseeable future.
Competition
Although co-working office space as a service is an emerging industry in the PRC, the PRC operating entities compete with traditional landlords that lease office spaces directly to individuals, non-corporate customers and companies, other domestic or international shared office space operators, companies that operate at a more local, regional or national level which offer flexible co-working office spaces to individuals, non-corporate customers and companies. The PRC operating entities compete with these players primarily on the basis of space and locations, customers, third party business partners and service providers, technology and experienced personnel:
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Space and locations: The growth of the business of the PRC operating entities depends on their ability to lease office space near landmark locations in tier one, two and three cities in the PRC at competitive rates.

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Customers: Even though the number of companies and individuals seeking co-working office space in the PRC is expected to grow in the upcoming years, the PRC operating entities compete with other industry participants with new customers and existing customers.

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Third-party business partners: The ability of the PRC operating entities to attract and retain quality business partners and to obtain favorable pricings for their customers from such business partners depends on the ability of the PRC operating entities to grow their customer base, the match between their customers’ needs and the services offered by their third-party business partners, and the reputation and position of the PRC operating entities in the industry.

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Technology: Technology drives operating efficiencies of the PRC operating entities and impacts their customer experiences and loyalty, and therefore influences the ability of the PRC operating entities to compete with other industry participants.

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Personnel: Employees are the most valuable assets of the business of the PRC operating entities. They compete to recruit and retain talented employees by providing competitive compensation and promising growth opportunities to the employees.

The PRC operating entities believe that they are well-positioned to effectively compete in the co-working space industry based on factors listed above. However, some of their competitors may have more resources than they do, and may be able to devote greater resources than they can to expand business and market shares. For a discussion of risks relating to competition, see “Risk Factors — Risks Related to the Business and Industry of the PRC Operating Entities — The PRC operating entities face vigorous competition. If the PRC operating entities are not able to compete effectively with others, our business, financial conditions and results of operations may be materially and adversely affected.”

Employees
As of December 31, 2021, December 31, 2020, and December 31, 2019, the PRC operating entities had a total of 316, 373 and 373 employees located in the PRC, respectively. The following table sets forth the breakdown of the employees of the PRC operating entities by function as of December 31, 2021:
Function	Number
Management	11
Operations and development	16
Sales and marketing	245
Finance and accounting	12
Human Resources	10
General and administration	7
Research and Development	5
Others	10
Total	316
The success of the PRC operating entities depends on their ability to attract, retain and motivate qualified personnel, especially as their local operation and management teams represent them as the front line to their customers. The PRC operating entities adopt high standards in their recruitment process and provide robust training program for all of their employees.
The PRC operating entities believe they offer their employees competitive compensation packages and a dynamic work environment that encourages initiative. As a result, the PRC operating entities have been able to attract and retain qualified employees and maintain a stable core management team.
The PRC operating entities enter into standard employment contract with their employees with standard confidentiality and non-compete provisions.
The PRC operating entities are required by applicable laws and regulations in the PRC to participate in various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The PRC operating entities are required under PRC law to contribute to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of their employees up to a maximum amount specified by the local government from time to time. As of the date of this prospectus, the PRC operating entities are in material compliance with applicable PRC laws and regulations on statutory employee benefit plans.
The PRC operating entities believe that they maintain a good working relationship with their employees, and have not experienced any major labor disputes.
Seasonality
The PRC operating entities currently do not experience seasonality in their operations.
Insurance
The PRC operating entities provide social security insurance for their employees as required by PRC law. The PRC operating entities maintain property insurance for some of their spaces. Consistent with customary industry practice in China, the PRC operating entities do not maintain business interruption insurance, nor do they maintain key man insurance.
Legal Proceedings
From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business. We are not a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have an adverse material effect on our business, financial condition or results of operations. We may periodically be subject to legal proceedings, investigations and claims relating to our business. We may also initiate legal proceedings to protect our rights and interests.

REGULATION
This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirements that have a significant impact on our operations and business in China. This summary does not purport to be a complete description of all laws and regulations, which apply to our business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.
Regulations Relating to Leasing Properties
Civil Code of the People’s Republic of China
Civil Code of the People’s Republic of China (“PRC Civil Code”) was promulgated by the National People’s Congress (the “NPC”) in May 2021 and was effective from January  1, 2021. The PRC Civil Code provides that a leasing contract shall include clauses dealing with the name, quantity and uses of the leased properties, the period of the lease, rent, deadlines for rent payments and methods of payment, the repair of the leased properties, etc. The period of the lease may not exceed twenty years. Where the lease exceeds twenty years, that part of the lease beyond the said limit shall be invalid. When the lease period has expired, the parties may renew the leasing contract, but the lease period agreed upon may not be more than twenty years from the date of the renewal.
According to the PRC Civil Code, the lessor shall deliver the leased properties to the lessee as agreed, and shall, for the duration of the lease period, preserve the leased properties in a condition fit for their agreed usages. The lessee shall use the leased properties in accordance with usages agreed by the parties. The lessor shall perform its obligation to make repairs to the leased properties, except where the parties agree otherwise. When the leased properties need to be repaired, the lessee may demand that the lessor make repairs within a reasonable period of time. If the lessor does not perform its obligation to make repairs, the lessee may make the repairs itself, and lessor shall bear the expenses relating to the repairs. Where the repairs to the leased properties affect the lessee’s ability to use the leased properties, rent shall be correspondingly reduced or the lease period shall be correspondingly extended.
The lessee may, with the consent of the lessor, make improvements to, or affix attachments to the leased properties. Where the lessee makes improvements to, or affixes attachments to the leased properties without obtaining the consent of the lessor, the lessor may demand that the leased properties be restored to their original condition, or may demand compensation for any losses sustained. The lessee may, with the consent of the lessor, sublease the leased properties to a third party. Where the lessee subleases the leased properties, the leasing contract between the lessor and the lessee shall continue to be in effect, and if the third party causes damage to the leased properties, the lessee shall provide compensation for the losses sustained. Where the lessee subleases the leased properties without the consent of the lessor, the lessor may dissolve the contract.
The lessee shall pay rent in accordance with the agreed deadlines. Where the lessee, without a legitimate reason, does not pay rent or is late in making a rent payment, the lessor may demand that the lessee make the relevant payment within a reasonable period of time. If at the conclusion of the said time period the lessee has not made the payment, the lessor may dissolve the contract.
The PRC operating entities have signed the leasing contracts with their customers in accordance with the PRC Civil Code, which stipulate the rights and duties of both parties in respect to the leased properties.
The PRC Law on Administration of Urban Real Estate
The PRC Law on Administration of Urban Real Estate was promulgated in July 1994 by the SCNPC and most recently amended in August 2019. This law provides that a lessor and a lessee shall enter into a written lease contract for leasing a property and stipulate the term of lease, purpose of the lease, lease price, maintenance, repair liability, and any other rights and obligations of both parties. The written lease contract shall be registered and filed with the real estate administration authorities. The PRC operating entities have entered into written agreements with all of their landlords and tenants. The PRC operating entities have not registered and filed a majority of their leases with relevant real estate administration authorities, and as such, the PRC operating entities may be required to rectify within a stipulated period of time, otherwise they may be subject to fines as mentioned in the Administrative Measures on Leasing of Commodity Housing. See “Risk Factors — Risks Related to Doing Business in China — Noncompliance with filing requirements imposed by the PRC Law on Administration of Urban Real Estate may have an adverse impact on our business, financial condition and results of operations.”
The PRC Law on Urban and Rural Planning
The PRC Law on Urban and Rural Planning was promulgated in October 2007 by the SCNPC and most recently amended in April 2019. This law provides that all entities and individuals shall abide by the urban and rural plans which are published upon approval according to law. Generally, the use of the properties shall not violate their planning nature. The use of our co-working spaces is overall consistent with their planning nature.
The Administrative Measures on Leasing of Commodity Housing
The PRC operating entities carry out their business by leasing properties and most of such properties are categorized as the commodity housing. According to the Administrative Measures on Leasing of Commodity Housing promulgated by the Ministry of Housing and Urban-Rural Development in December 2010 and which became effective in February 2011, under any of the following circumstances, the properties shall not be leased: (i) illegal buildings; (ii) buildings that are not in compliance with mandatory project construction standards on safety, disaster prevention, etc.; (iii) change in the use of such property in violation of applicable provisions; or (iv) any other circumstances under which leasing is prohibited as stipulated by laws and regulations. Sublease of a property by lessees shall be subject to prior written consent from lessors. In the event of sublease that occurs in the absence of prior written consent from lessors, lessors may terminate the lease contracts, recover the properties and require lessees to compensate for damages. Lessors and lessees shall complete property leasing registration and filing within 30 days from execution of the property lease contract with the development (real estate) department of the People’s Government of the centrally-administered municipality, municipality or county where the leased property is located. Individuals or organizations who violate such provisions shall be ordered by the development (real estate) department of the People’s Governments of centrally-administered municipalities, municipalities or counties to rectify within a stipulated period of time. Any individual who fails to rectify within the stipulated period shall be subject to a fine of not more than RMB1,000. Any organization that fails to rectify within the stipulated period shall be subject to a fine ranging from RMB1,000 to RMB10,000. The leasing of our co-working spaces is governed by the Administrative Measures on Leasing of Commodity Housing. Since the property leasing registration and filing procedures require the cooperation of the landlords and tenants, the PRC operating entities have not completed property leasing registration and filings with competent authorities for a majority of their leases with their landlords and tenants, and as such, the PRC operating entities may be ordered by the authorities to rectify within a stipulated period of time. Once the PRC operating entities complete the registration and filings within such period of time, the PRC operating entities will not be subject to the fine. As of the date of this prospectus, the PRC operating entities have not received order to rectify from the local branch of development (real estate) department of the People’s Governments. See “Risk Factors — Risks Related to Doing Business in China — Noncompliance with filing requirements imposed by the PRC Law on Administration of Urban Real Estate may have an adverse impact on our business, financial condition and results of operations.”
Interpretation of the PRC Supreme People’s Court on Several Issues Concerning the Application of Law in the Hearing of Cases Involving Disputes over Urban House Lease Contracts
According to the Interpretation of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Hearing of Cases Involving Disputes over Urban House Lease Contracts promulgated by the Supreme People’s Court in July 2009 and became effective on September 1, 2009, a lease contract concluded by and between a lessor and a lessee in connection with a house for which construction engineering planning permit is not obtained or the construction of which fails to comply with the construction engineering planning permit shall be invalid and void. Where the construction engineering planning permit has been obtained or construction of the said house has been approved by the competent authority before the end of the court debate at the first instance, the people’s court shall recognize the lease contract for the house to be valid. A lease contract concluded by and between a lessor and a lessee in connection with a temporary building that is constructed without approval or beyond the scope of approval shall be invalid and void. Where the construction of the said building has been approved by the competent authority before the end of the court debate at the first instance, the people’s court shall recognize the lease contract for the building to be valid. Where a party requests for recognizing the invalidity of a house lease contract on the ground that such contract is not registered in accordance with laws and administrative regulations, the people’s court shall not uphold such request. In the event that a lessee sub-leases a leased house to any third party with the consent of the lessor, and that the sub-lease term exceeds the remaining lease term available to the lessee, the people’s court shall recognize the agreements surviving from expiration of the remaining lease term to be invalid, unless otherwise agreed by the lessee and the lessor.
Regulations Relating to Fire Prevention
Fire Prevention design examination and inspection
The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted in April 1998 and was most recently amended in April 2021. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Emergency Management and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The Fire Prevention Law provides that the fire prevention design or construction of a development project shall comply with the national fire prevention technical standards.
According to the Provisional Regulation of the Construction Project Fire Prevention Design Examination and Acceptance, or the Fire Prevention Design Examination and Acceptance Regulation, issued in April 2020, the Ministry of Housing and Urban-Rural Development and its local counterparts shall be responsible for examining and inspecting fire prevention designs.
Construction projects are divided into special construction projects and other construction projects from the perspective of fire prevention. The Fire Prevention Design Examination and Acceptance Regulation has provided the definition and criteria of special construction projects. The special construction projects and other construction projects are under different fire prevention procedures. Where a construction project has not undergone the fire prevention procedures, the project shall not be put into use.
Fire Prevention Legal Liabilities
Pursuant to the Fire Prevention Law, anyone who violates the provisions of the Fire Prevention Law, in committing any of the following acts shall be ordered by the housing and urban-rural development authority and the fire rescue department in accordance with their respective official powers, to stop using or suspend business, and be imposed a fine ranging from RMB30,000 to RMB300,000: (i) unauthorized use of a development project for which a fire safety inspection and acceptance is legally required that fails to undergo or pass the inspection and acceptance; (ii) continued use of a development project stipulated in the Fire Prevention Law which fails a spot check following inspection and acceptance; or (iii) unauthorized use or operation of a public venue which fails to undergo fire safety inspection or which is inspected and found to be non-compliant with fire safety requirements. Where a project owner does not file with the housing and urban-rural development department following inspection and acceptance pursuant to the provisions of the Fire Prevention Law, the housing and urban-rural development department will order the developer to rectify and impose a fine of not more than RMB5,000.
As of the date of this prospectus, the PRC operating entities have not completed the required examination and inspection on fire prevention or fire safety filing for 12 out of 46 spaces they operate. As of the date of this prospectus, the PRC operating entities have not received notices of any penalties or fines with respect to such non-compliance. See “Risk Factors — Risks Related to Doing Business in China — Any noncompliance with fire prevention examination and inspection requirements mandated by PRC laws and regulations may have a material and adverse impact on our business, financial condition and results of operations.”

Regulations Relating to Co-working Space and Business Incubator Services
The Measures for the Administration of Technology Business Incubators
The Measures for the Administration of Technology Business Incubators was issued by the Ministry of Science and Technology on December 14, 2018 and became effective on January 1, 2019. According to the Measures for the Administration of Technology Business Incubators, science and technology business incubators (including co-working spaces, hereinafter referred to as incubators) refer to science and technology entrepreneurship service organizations that provide physical space, shared facilities and professional services for the purpose of promoting the transformation of scientific and technological achievements and cultivating scientific and technological enterprises and entrepreneurship. Science and technology business incubators play an important role in the national innovation system, the training base for innovative and entrepreneurial talents, and the supporting platform for mass innovation and entrepreneurship. The Measures for the Administration of Technology Business Incubators incorporate technology business incubation carriers such as co-working space providers into the incubator management system, put forward new requirements for incubators to strengthen their service capacity and point out the development direction of incubator in many aspects. As a co-working space provider and science and technology business incubator, the PRC operating entities are subject to the regulation of The Measures for the Administration of Technology Business Incubators.
The Guiding Opinion of the General Office of the State Council on Accelerating the Development of the Co-working Space to Support the Transformation and Upgradation of Real Economy
The Guiding Opinion of the General Office of the State Council on Accelerating the Development of the Co-working Space to Support the Transformation and Upgradation of Real Economy, or the Co-working Space Guiding Opinion, was promulgated by the General Office of the State Council on February 14, 2016 and became effective on the same day. The Co-working Space Guiding Opinion provides that it is necessary to continue to promote the development of co-working space, strengthen the collaborative innovation of enterprises, scientific research institutions and universities in key industries such as manufacturing and modern service industries, and accelerate the construction of a number of co-working spaces.
Guidance Catalogue of Key Products and Services in Strategic Emerging Industries (2016 Version)
The Guidance Catalogue of Key Products and Services in Strategic Emerging Industries (2016 Version) was promulgated by National Development and Reform Commission, or NDRC in January 2017. Co-working spaces and business incubators are listed in this catalogue as key products and services in strategic emerging industries.
Regulations Relating to Foreign Investment
Company Law
The establishment, operation and management of corporate entities in the PRC is governed by the Company Law of the PRC, or the Company Law, which was promulgated by the SCNPC in December 1993 and most recently amended in October 2018. The Company Law generally governs two types of companies: limited liability companies and joint stock limited companies. Both types of companies have the status of legal persons, and the liability of a company to its creditors is limited to the entire value of assets owned by the company. Liabilities of shareholders of a limited liability company are limited to the contributions which they have subscribed. Liabilities of shareholders of a joint stock limited company are limited to the amount of capital they are legally obliged to contribute for the shares for which they have subscribed.
Foreign Investment Law
The PRC Foreign Investment Law was promulgated by the SCNPC on March 15, 2019 and became effective on January 1, 2020. China adopts the management system of pre-establishment national treatment and negative list for foreign investment. Foreign investors shall not invest in any field with investment prohibited by the negative list for foreign investment access. Foreign investors shall meet the investment conditions stipulated under the negative list for any field with investment restricted by the negative list for foreign investment access. For the fields not included in the negative list for foreign investment access, management shall be conducted under the principle of consistency for domestic and foreign investment. We conduct our management under the principal of consistency for domestic and foreign investment and are in material compliance with the PRC Foreign Investment Law. The Implementation Rules of Foreign Investment Law of the People’s Republic of China was promulgated by the State Council on December 26, 2019 and became effective on January 1, 2020. According to The Implementation Rules of Foreign Investment Law of the People’s Republic of China, China encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates the administration of foreign investment, continuously optimizes the foreign investment environment and facilitates a higher level of opening up.
Catalogue of Industries for Guiding Foreign Investment
According to the Industry Guidelines on Encouraged Foreign Investment (2020 Version) and the Foreign Investment Access Special Management Measures (Negative List) (2021 Version) (the “Negative List”), which were jointly promulgated by the NDRC and the MOFCOM, industries for foreign investment are classified into the encouraged foreign investment industry, restricted foreign investment industry and prohibited foreign investment industry. Foreign investment that are not encouraged, restricted or prohibited are permitted foreign investment. The business operations of the former VIE, Shenzhen Building DreamStar, and its subsidiaries are not subject to the restrictions or prohibitions in the Negative List or listed as an encouraged industry in the Industry Guidelines on Encouraged Foreign Investment (2020 Version). Therefore, currently, our business operations are in a permitted industry for foreign investment.
Measures on Reporting of Foreign Investment Information
The Measures on Reporting of Foreign Investment Information were jointly promulgated by the MOFCOM and the State Administration for Market Regulation on December 30, 2019 and became effective on January 1, 2020. Foreign investors carrying out investment activities in China directly or indirectly shall submit investment information to the commerce administrative authorities pursuant to these Measures. The investment information includes initial reports, change reports, deregistration reports, annual reports, etc.
Regulations Relating to Overseas Securities Offering and Listing
On December 24, 2021, the CSRC issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Overseas Listing Administration Provisions”) and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Overseas Listing Filing Measures”), which are open for public comments until January 23, 2022. Draft Overseas Listing Administration Provisions and Draft Overseas Listing Filing Measures regulate overseas securities offering and listing activities by domestic enterprises in direct or indirect form. Draft Overseas Listing Administration Provisions specify that the CSRC has regulatory authority over the overseas securities offering and listing by domestic enterprises and requires domestic enterprises to complete filing procedures with the CSRC if they wish to list overseas. Draft Overseas Listing Administration Provisions also contain regulatory red lines for overseas offerings and listings by domestic enterprises. Draft Overseas Listing Filing Measures provide supplementary rules for the Draft Overseas Listing Administration Provisions by specifying the primary filing procedures for overseas offerings and listing by domestic enterprises. The Draft Overseas Listing Administration Provisions and the Draft Overseas Listing Filing Measures had not come into effect. Uncertainties exist regarding the final form of these regulations and their interpretation and implementation after promulgation.
Regulations Relating to Intellectual Property in the PRC
Trademark
According to the Trademark Law of the PRC promulgated by the SCNPC on August 23, 1982 and most recently amended on April 23, 2019 (the latest revised version became effective from November 1,

2019) and the Implementation Regulation of the PRC Trademark Law promulgated by the State Council on August 3, 2002 and amended on April 29, 2014 (the latest revised version became effective from May 1, 2014), registered trademarks including commodity trademarks, service marks, collective trademarks and certification marks, refer to trademarks that have been approved and registered by the Trademark Office. The trademark registrants shall enjoy the exclusive right to use the marks, which shall be protected by the law. Any natural person, legal person or other organization, intending to acquire the exclusive right to use a trademark for his/her/its goods or services in the course of their manufacturing and business activities, shall file an application to register the trademark with the Trademark Office.
Patents
The Patent Law of the PRC was promulgated by the SCNPC on March 12, 1984 and was most recently revised on October 17, 2020 (the latest revised version became effective from June 1, 2021). The Implementation Regulations for the Patent Law of the PRC was promulgated by the State Council on June 15, 2001 and most recently revised on January 9, 2010 (the latest revised version became effective from February 1, 2010). According to the regulations mentioned above, “invention-creations” shall refer to invention patents, utility model patents or design patents. Any invention or utility model for which patent right may be granted must possess novelty, inventiveness and practical applicability. Any exploitation of a patent without the authorization of the patentee constitutes an infringement of the patent right of the patentee.
Copyright
The Copyright Law of the PRC, or the Copyright Law, was promulgated by the SCNPC in September 1990 and most recently amended in November 2020 (the latest revised version became effective from June 1, 2021). Works of Chinese citizens, legal entities or other organizations, whether published or not, shall enjoy copyright in accordance with the Copyright Law. Works include computer software, works of fine art, drawings of engineering designs and product designs, other graphic works, and model works. Except as otherwise provided in the Copyright Law, copying, distributing, performing, screening, broadcasting, compiling, or distributing a work through the information network to the public, without the permission of the copyright owner, shall constitute infringements of copyrights.
Pursuant to the Computer Software Protection Regulations promulgated in June 1991 and most recently amended in January 2013, software developed by PRC citizens, legal persons or other organizations shall be automatically protected immediately after its development, whether published or not. Software copyright may be registered with the software registration agency appointed by the State Council copyright administrative department.
Domain Names
The Ministry of Industry and Information Technology (the “MIIT”) promulgated the Administrative Measure for Internet Domain Names on August 24, 2017, which became effective on November 1, 2017. According to the Measure for Internet Domain Names, the MIIT is in charge of the administration of PRC internet domain names and the domain name services follow a “first come, first file” principle. Use of domain name by providers of Internet information services shall comply with laws and regulations and the relevant provisions of the telecommunication administrative authorities. Domain names shall not be used to carry out illegal acts.
Regulations Relating to Tax in the PRC
Income Tax
Pursuant to the Enterprise Income Tax Law of the PRC, or the Enterprise Income Tax Law, which was promulgated on March 16, 2007, and most recently amended on December 29, 2018 (the latest amendment was implemented from December 29, 2018) and the Implementation Regulations for the Enterprise Income Tax Law of the PRC enacted on December 6, 2007 and most recently amended on April 23, 2019, taxpayers consist of resident enterprises and non-resident enterprises. Resident enterprises are defined as enterprises that are established in the PRC in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose actual administration is conducted in the PRC. Non-resident enterprises refers to enterprises that are established in accordance with the laws of foreign countries and whose actual administration is conducted outside the PRC, with established institutions or premises in the PRC or income generated from inside the PRC. The Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects.
In February 2015, the SAT issued the Announcement of SAT on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or the SAT Circular 7. Pursuant to the SAT Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax.
SAT Circular 7 provides two exemptions: (i) where a non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling equity interests of the same listed overseas company on a public market; and (ii) where the non-resident enterprise had directly held and transferred such PRC taxable assets, the income from the transfer of such PRC taxable assets would have been exempted from enterprise income tax in the PRC under an applicable tax treaty or arrangement. Therefore, a shareholder buying and selling our shares on a public market after our listing on a stock exchange is unlikely to be considered as an indirect transfer of equity interests or other assets in our PRC subsidiaries held by our Company.
The Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37 was promulgated by the SAT in October 2017 and amended in June 2018, which replaced or supplemented certain previous provisions in the SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the SAT Circular 7 and other regulations, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.
Value-added Tax
According to the Interim Regulations of the PRC on Value-added Tax promulgated on December 13, 1993, most recently amended on November 19, 2017 (the latest amendment was implemented from November 19, 2017), and the Detailed Rules for the Implementation of the Interim Regulations of the PRC on Value-Added Tax promulgated on December 25, 1993, most recently revised on October 28, 2011 (the latest revision became effective from November 1, 2011), all entities and individuals in the PRC engaging in sale of goods or labor services of processing, repair, replacement, or sale of services, intangible assets, immovables, or import of goods are required to pay value-added tax for the added value derived from the process of processing, sale or services.
According to the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value added Tax to Replace Business Tax, which was promulgated by the Ministry of Finance and the SAT in March 2016 and most recently amended in April 2019, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner as of May 1, 2016, and all taxpayer of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax. Accordingly, our office leasing business is regulated as the value-added tax taxable sales activities and subject to the tax rate of 11%. Our advisory service is subject to the value-added tax rate of 6%.
According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, which was promulgated on April 4, 2018 and became effective on May 1, 2018, where a taxpayer engages in value-added tax taxable sales activities or import of goods, the previous applicable value-added tax rates of 17% and 11% are adjusted to be 16% and 10% respectively.
According to the Circular on Policies to Deepen Value-added Tax Reform, which was promulgated on March 20, 2019 and became effective on April 1, 2019, for general VAT payers’ sales activities or imports that are subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively. Since our office leasing business is regulated as value-added tax taxable sales activities, it is subject to the latest tax rates of 9%.
Regulations Relating to Labor Protection in the PRC
Labor Law and Labor Contract Law
The Labor Law of the PRC was promulgated by the SCNPC on July 5, 1994 and was most recently amended on December 29, 2018 (the latest revised version became effective from December 29, 2018). The PRC Labor Contract Law was promulgated by the SCNPC on June 29, 2007 and was amended on December 28, 2012 (the latest revised version became effective from July 1, 2013). The Implementing Regulations of the Labor Contract Law of the PRC were promulgated and became effective on September 18, 2008. These laws together govern issues in relation to employment contracts, settlement of labor dispute, labor remuneration, protection of occupational safety and healthcare, social insurance and welfare, and others. Written employment contracts must be entered into in order to establish the labor relationship between employers and employees. Employers are also required to pay wages no lower than the local minimum wage standards to their employees. The PRC operating entities are in material compliance with the regulatory requirements set forth by the Labor Law of PRC, the PRC Labor Contract Law and its implementing rules.
Social Insurance and Housing Provident Funds
The Social Insurance Law of the PRC, which was promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018, governs the PRC social insurance system. It requires employers and/or employees (as the case may be) to register social insurance with competent authorities and contribute required amount of social insurance funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance and maternity insurance. Employers who fail to complete social security registration shall be ordered by the social security administrative authorities to rectify within a stipulated period. If rectification is not made within the stipulated period, such employer shall be subject to a fine ranging from one to three times the amount of the social security premiums payable, and the directly accountable person(s)-in-charge and other directly accountable personnel shall be subject to a fine ranging from RMB500 to RMB3,000. Employers who fail to promptly contribute social security premiums in full amount shall be ordered by the social security premium collection agency to make such contributions or make up the difference within a stipulated period and be subject to a late payment fine of 0.05% of the overdue payment from the payment due date. If such overdue payment is not made within the stipulated period, the relevant administrative authorities shall impose a fine ranging from one to three times the amount of the amount in arrears.
Under the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Council on April 3, 1999 and most recently amended on March 24, 2019, an employer shall make contribution registration with the housing provident fund management and complete the formalities of opening housing provident fund accounts for its employees. If an employer fails to undertake the registration or fails to go through the formalities of opening housing provident fund accounts for its employees, the housing provident fund management center shall order such employer to go through the formalities within a prescribed time limit. Employers who fail to do so within the time limit shall be subject to a fine ranging from RMB10,000 to RMB50,000. If an employer fails to make timely contributions to the housing provident fund in the full amount, the housing provident fund management center shall order such employer to make such contributions or make up the difference within a prescribed time limit. If employers fail to comply within the prescribed time limit, the housing provident fund management center may submit an application to a people’s court for compulsory enforcement. The PRC operating entities are currently in material compliance with applicable laws and regulations related to social insurance and housing provident funds.

Regulations Relating to Foreign Exchange
General Administration of Foreign Exchange
Foreign exchange in the PRC is mainly regulated by the Foreign Exchange Administration Regulations, which was promulgated by the State Council in January 1996 and most recently amended in August 2008. Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of the PRC, unless prior approval is obtained from the SAFE and/or prior registration with the SAFE is made.
On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment (the “SAFE Circular 13”), which took effect on June 1, 2015 and was amended on December 30, 2019. In accordance with the SAFE Circular 13, banks will review and carry out foreign exchange registration under domestic direct investment and overseas direct investment, and SAFE and its branches shall indirectly supervise banks for foreign exchange registration of direct investment.
On March 30, 2015, SAFE issued the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (the “SAFE Circular 19”), which took effect on June 1, 2015. SAFE further issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (the “SAFE Circular 16”) and the Notice on Annulling five Foreign Exchange Management Normative Documents and clauses of seven Foreign Exchange Management Normative Documents, which, among other things, amend certain provisions of SAFE Circular 19. According to SAFE Circular 19, the flow and use of the Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties.
Regulations in Relation to Offshore Investment
Pursuant to the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, issued by the SAFE on July 4, 2014 and implemented from the same date, for the purposes of investment and financing, domestic residents establishing directly or indirectly controlled SPVs shall apply to the foreign exchange bureau to complete foreign exchange registration formalities prior to making capital contribution into their SPVs with their legitimate assets or interests. For an overseas SPV which has completed registration formalities, where there is any change in the basic information such as domestic resident individual shareholder, name, term of business, or if a significant change occurs such as increase or decrease of capital contribution, equity transfer or exchange by domestic resident individual, merger or division, modifications to the foreign exchange registration shall be promptly completed and filed with the foreign exchange bureau. All PRC resident shareholders of our BVI holding companies have completed their foreign exchange registration.
The SAFE Circular 13 has further revised the SAFE Circular 37 by requiring domestic residents to register with qualified banks rather than the SAFE or its local counterparts in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.
Regulations Relating to Dividend Distributions
According to the Company Law of the PRC, companies in China shall contribute 10% of the profits into their statutory surplus reserve upon distribution of their post-tax profits of the current year until the aggregate sum of the statutory surplus reserve reaches 50% of their registered capital. Where the balance of the statutory surplus reserve of a company is insufficient to make good its losses in the previous year, the company shall make good such losses using its profits of the current year before making contribution to the statutory surplus reserve.

According to the PRC Foreign Investment Law, foreign investors may freely remit into or out of China, in Renminbi or any other foreign currency, their capital contributions, profits, capital gains, income from asset disposal, intellectual property royalties, lawfully acquired compensation, indemnity or liquidation income and so on within the territory of China.
Regulations Relating to M&A and Overseas Listings
On August 8, 2006, six PRC governmental agencies jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. The M&A Rules require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require offshore SPV formed to pursue overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on any stock exchange overseas.
Our PRC legal counsel, Zhong Lun Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC or MOFCOM for the approval under the M&A rules of the listing and trading on the Nasdaq Capital Market. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.
See “Risk Factors — Risks Related to Doing Business in China — The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.”

MANAGEMENT
Directors and Executive Officers
The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.
Directors and Executive Officers	Age	Position/Title
Houde Li	42	Chairman of the board of directors
Haibo Zhao	45	Chief Executive Officer and director
Jiayao Wu	42	Chief Financial Officer
Qingnv Li	39	Financial Director and Chief Operating Officer
Junchu Liu	52	Chief Public Relations Officer
Wenbing Chris Wang	51	Independent Director Appointee*
Ming Wang	61	Independent Director Appointee*
Guangbin Ren	59	Independent Director Appointee*

*
Has accepted director appointment effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

Mr. Houde Li is our cofounder. He currently serves as the chairman of our board of directors. Mr. Li has extensive experience in management and the field of venture capital investment. He founded our Company in January 2016 and has since served as the chairman of the board of Shenzhen Building DreamStar. Since June 2016, Mr. Houde Li has served as the chairman of the board of Motian Star. From January 2015 to July 2017, Mr. Li served as a director of Shenzhen Angel Dream Enterprise Management Co., Ltd. From March 2012 to May 2016, Mr. Li served as the vice general manager of Shenzhen Morgan Shengtong Investment Consulting Co., Ltd. Prior to that, Mr. served as the chairman of the board of Shenzhen Jucai Century Management Consulting Co., Ltd. Mr. Li received his bachelor’s degree in finance at Beijing Foreign Studies University in March 2021.
Mr. Haibo Zhao serves as our chief executive officer and director. Since August 2018, Mr. Zhao has served as the chief executive officer of Shenzhen Building DreamStar, responsible for overseeing the operation of our co-working spaces. From June 2016 to July 2018, Mr. Zhao served as the chief executive officer and vice president of Guangdong Qianhai Qiuyeyuan Asset Management Group Co., Ltd. From May 2010 to May 2016, Mr. Zhao served as the executive director of Shenzhen Silver Star Investment Group. Mr. Zhao obtained his executive master of business administration degree from Wuhan University in 2015.
Mr. Jiayao Wu serves as our chief financial officer. Mr. Wu has over 17 years of experience in accounting and financial management. Since 2019, Mr. Wu has served as the chief financial officer of GXEVER Holdings Limited. From 2014 to 2016, Mr. Wu served as the managing director at Shenzhen Qianhai Anxing Asset Management Co., Ltd. From April 2010 to July 2011, Mr. Wu served as the chief financial officer of China Shengda Packaging Group Inc., a company listed on Nasdaq from 2010 to 2015. Prior to that, Mr. Wu worked an auditor and then audit manager at PricewaterhouseCoopers Zhong Tian LLP from August 2002 to October 2008. Mr. Wu received his bachelor’s degree from Sun Yat-sen University in 2002 and his master’s in business administration from Sun Yat-sen University through an international program jointly established with Massachusetts Institute of Technology in 2014. Mr. Wu has been a certified internal auditor since 2009.
Ms. Qingnv Li serves as our financial director and our chief operating officer. Ms. Li has over ten years of experience in the financial and accounting field. Ms. Li has served as the financial director of Shenzhen Building DreamStar since August 2015. From 2014 to 2015, Ms. Li served as the financial director of China of Vestate Group Holdings Limited (HKEX: 01386). Ms. Li obtained her undergraduate degree from Jinan University in 2011.

Mr. Junchu Liu serves as our chief public relations officer and is our co-founder. Mr. Liu has extensive management experiences. Since January 2016, Mr. Liu has served as the vice president of Shenzhen Building DreamStar and is mainly responsible for seeking cooperation opportunities with local governments. Prior to joining us, Mr. Liu served as the executive director of Guangdong Shidao Home Technology Co., Ltd. Mr. Liu obtained an executive master in business administration from Sun Yat-sen University and an executive master in business administration from Wuhan University.
Mr. Wenbing Chris Wang will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Mr. Wang has served as the chief executive officer of Redwood Group International since February 2017 and as a senior partner of SAIF Xinhuihuang Asset Management Co., Ltd since December 2018. From 2005 to 2016, Mr. Wang served as the chief financial officer and then the president of Fushi Copperweld, Inc. Prior to that, Mr. Wang worked for Cornerstone China Opportunities Fund, Redwood Capital, Credit Suisse and VCChina in various capacities. Since December 2017, Mr. Wang has served as an independent director and audit committee chair of Dragon Victory International Ltd (Nasdaq: LYL). Mr. Wang has also served as the independent director of IT Tech Packaging Inc. (NYSE American: ITP) since October 2009. Mr. Wang received his bachelor’s degree in English from the University of Science and Technology Beijing in 1994 and a master’s degree in business administration from University of Rochester in 2002.
Mr. Ming Wang will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Mr. Wang served as the chairman of the Board of Directors and chief executive officer of the Hailiang Education Group Inc, a company listed on Nasdaq (stock code: HLG),from 2014 to June 2020. Mr. Wang also served as vice president of Hailiang Group, a related party of the Hailiang Education Group Inc. from 2004 to 2020. From 2001 to 2004, he served as the assistant to the president of Hailiang Group. Prior to joining Hailiang Group, Mr. Wang was employed by Jiangxi Copper Co., Ltd. from 1982 to 2001 and served as a supervising manager in the office of the Chief Executive Officer. Mr. Wang obtained his master’s degree in business administration from University of Management and Technology in the United States in March 2004. In June 2007, Mr. Wang obtained a senior management master of business administration degree from Zhongnan University of Economics and Law in the PRC.
Mr. Guangbin Ren will serve as our independent director upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Since December 2017, Mr. Ren has served as the president and secretary of Shenzhen International Finance Research Forum. From July 2018 to October 2020, Mr. Ren served as the executive vice president of Guangdong Enterprise Management and Consulting Association. Prior to that, Mr. Ren served as the chairman of the board of directors of Handan Anbang Technology and Trade Co., Ltd. from April 2003 to June 2018. Mr. Ren received his bachelor’s degree in finance from Hebei University of Economics and Business in 1985.
Employment Agreements and Indemnification Agreements
We intend to enter into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term unless either we or the executive officer gives prior notice to terminate such employment, or for a specified time period, or for a specified time period which will be renewed automatically unless a notice of non-renewal is given. We may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, including but not limited to as a result of the executive officer’s commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offence, fraud or dishonesty, habitual neglect of his or her duties, material misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties or material breach of internal procedures or regulations which causes damage to the Company. An executive officer may terminate his or her employment at any time with three month’s prior written notice.
Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except for our benefit, any confidential information of our company or of our customers and suppliers. In addition, each of our executive officers have agreed to be bound by non-solicitation restrictions set forth in their confidentiality agreements with us.

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.
Board of Directors
Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors.
A general notice by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm, shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest.
After such general notice, special notice relating to any particular transaction shall not be required. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein. If he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered.
The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.
Committees of the Board of Directors
We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.
Audit Committee
Our audit committee will consist of Wenbing Chris Wang, Ming Wang and Guangbin Ren. Wenbing Chris Wang will be the chairman of our audit committee. We have determined that Wenbing Chris Wang, Ming Wang and Guangbin Ren satisfy the “independence” requirements of the Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. Our audit committee will consist solely of independent directors that satisfy the Nasdaq Stock Market and SEC requirements within one year of the completion of this offering. Our board of directors has also determined that Wenbing Chris Wang qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq Stock Market Listing Rules.
The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:
•
selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

•
reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•
reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•
discussing the annual audited financial statements with management and our independent registered public accounting firm;

•
annually reviewing and reassessing the adequacy of our audit committee charter;

•
meeting separately and periodically with management and our independent registered public accounting firms;

•
reporting regularly to the full board of directors; and

•
performing such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee
Our compensation committee will consist of Wenbing Chris Wang and Guangbin Ren. Guangbin Ren will be the chairman of our compensation committee. We have determined that Wenbing Chris Wang and Guangbin Ren satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Listing Rules.
The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.
The compensation committee will be responsible for, among other things:
•
reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•
reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•
reviewing and making recommendations to the board of directors with respect to the compensation of our directors;

•
reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

•
selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will consist of Wenbing Chris Wang, Ming Wang and Guangbin Ren. Ming Wang will be the chairman of our nominating and corporate governance committee. We have determined that Wenbing Chris Wang, Ming Wang and Guangbin Ren satisfy the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Listing Rules.
The nominating and corporate governance committee will assist the board of directors in selecting directors and in determining the composition of our board and board committees. The nominating and corporate governance committee will be responsible for, among other things:
•
identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

•
reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•
identifying and recommending to our board the directors to serve as members of committees;

•
advising the board periodically with respect to developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations;

•
making recommendations to our board of directors on corporate governance matters and on any corrective action to be taken; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure compliance.

Duties of Directors
Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law.
In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.
Our directors have all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:
•
convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•
declaring dividends and distributions;

•
appointing officers and determining the term of office of officers;

•
exercising the borrowing powers of our company and mortgaging the property of our company; and

•
approving the transfer of shares of our company, including the registering of such shares in our share register.

Code of Ethics and Corporate Governance
We have adopted a code of ethics, which is applicable to all of our directors, executive officers and employees. We will make our code of ethics publicly available on our website.
In addition, our board of directors has adopted a set of corporate governance guidelines covering a variety of matters, including insider trading policy, written disclosure policy and whistleblower protection policy.
Terms of Directors and Officers
Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated articles of association.
A director will also be removed from office automatically if, among other things, the director (i) dies or is found to be or becomes of unsound mind, (ii) resigns his office by notice in writing, or (iii) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.
Interested Transactions
A director may, subject to any separate requirement for audit committee approval under applicable law, the amended and restated memorandum and articles of association or the Nasdaq Stock Market Listing Rules, or disqualification by the chairman of the relevant board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.
Compensation of Directors and Executive Officers
For the year ended December 31, 2021, we paid an aggregate of approximately RMB1.20 million (approximately US$185,413) in cash to our directors and executive officers, respectively. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

The following table provides information regarding the compensation of our directors and executive officers for service for the year ended December 31, 2021:
	For the year ended December 31,
	2021
Name	Cash Compensation ($)	Total ($)
Houde Li	—	—
Haibo Zhao	105,212	105,212
Jiayao Wu	—	—
Qingnv Li	59,257	59,257
Junchu Liu	20,944	20,944
Total	185,413	185,413
Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits through a PRC government-mandated multi-employer defined contribution plan and other statutory benefits.
Family Relationships
None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.
Involvement in Certain Legal Proceedings
To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.
Qualification
There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.
Insider Participation Concerning Executive Compensation
Our board of directors, which comprises of two directors, has been making all determinations regarding executive officer compensation from the inception of the Company. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation (please see below).
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 99.1 to the registration statement of which this prospectus forms a part and applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:
•
each of our directors and executive officers who beneficially own our Ordinary Shares;

•
our directors and executive officers as a group; and

•
each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 36,000,000 Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering, assuming no exercise of the Representative’s over-allotment option or the Motian Star Option.
Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have six shareholders of record, none of whom are located in the United States. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.
	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering		Percentage of Votes Held After this Offering
	Number	Percent**	Number	Percent**	Percent
Directors and Executive Officers:*
Houde Li(1)	18,680,400	51.89%	18,680,400	46.01%	46.01%
Qingnv Li(2)	2,721,600	7.56%	2,721,600	6.70%	6.70%
Haibo Zhao	—	—	—	—	—
Jiayao Wu	—	—	—	—	—
Junchu Liu	—	—	—	—	—
Wenbing Chris Wang†	—	—	—	—	—
Ming Wang†	—	—	—	—	—
Guangbin Ren†	—	—	—	—	—
All directors and executive officers as a group:	21,402,000	59.45%	21,402,000	52.71%	52.71%
5% Shareholders:
Holding group of Houde Li and Wangxia Liu(3)	22,082,400	61.34%	22,082,400	54.39%	54.39%
Dream Star Moyi BVI(4)	2,721,600	7.56%	2,721,600	6.70%	6.70%
Dream Star Fusheng BVI(5)	2,563,200	7.12%	2,563,200	6.31%	6.31%
Dream Star Fuhua BVI(6)	2,253,600	6.26%	2,253,600	5.55%	5.55%
Dream Star Mofeng BVI(7)	2,041,200	5.67%	2,041,200	5.03%	5.03%

*
Except as indicated otherwise below, the business address of our directors and executive officers is Suite 2016, King Building, No.5002 Shennan East Road, Luohu District, Shenzhen, Guangdong, People’s Republic of China.

**
Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership and percentage of voting power after this offering are calculated based on the total number of outstanding ordinary shares of 40,600,000, assuming no exercise of the Representative’s over-allotment option or the Motian Star Option.

†
Each of Wenbing Chris Wang, Ming Wang and Guangbin Ren has accepted appointment to be a director of our company, effective upon the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

(1)
Represents 16,808,400 Ordinary Shares held by Dream Star Houde BVI and 1,872,000 Ordinary Shares held by Dream Star Guangsheng BVI.

(2)
Represents 2,721,600 Ordinary Shares held by Dream Star Moyi BVI.

(3)
Represents 22,082,400 Ordinary Shares, consisting of (i) 16,808,400 Ordinary Shares held by Dream Star Houde BVI, a business company incorporated in the BVI with limited liability and wholly owned by Mr. Houde Li, our chairman of the board; (i) 1,872,000 Ordinary Shares held by Dream Star Guangsheng BVI, a business company incorporated in the BVI with limited liability and wholly owned by Mr. Houde Li; and (iii) 3,402,000 Ordinary Shares held by Dream Star Bamboo BVI, a business company incorporated in the BVI and wholly owned by Ms. Wangxia Liu, the spouse of Mr. Houde Li.

(4)
Dream Star Moyi BVI is a business company incorporated in the BVI with limited liability in July 2019 and wholly owned by Ms. Qingnv Li, our financial director and chief operating officer.

(5)
Dream Star Fusheng BVI is a business company incorporated in the BVI with limited liability in July 2019 and wholly owned by Mr. Kaipeng Li.

(6)
Dream Star Fuhua BVI is a business company incorporated in the BVI with limited liability in July 2019 and wholly owned by Mr. Yin Zhan.

(7)
Dream Star Mofeng BVI is a business company incorporated in the BVI with limited liability in July 2019 and wholly owned by Mr. Hanbin Huang.

As of the date of this prospectus, none of our Ordinary Shares are held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for a description of issuances of our Ordinary Shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS
Transactions with Certain Related Parties
Related parties that we conducted business consist of the following:
Name of related parties	Relationship with the Company
Houde Li	Our controlling shareholder (the “Controlling Shareholder”) and Chairman of the board
Xueli Li	Father of Controlling Shareholder
Wangxia Liu	Shareholder, wife of Controlling Shareholder
Yuegang Wu	A minority shareholder of one subsidiary of Shenzhen Building DreamStar
Shenzhen Motian Star Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Motian Star Enterprise Management Co., Ltd. Wuhan Branch	A branch of Motian Star
Shenzhen Motian Star Enterprise Management Co., Ltd. Beijing branch	A branch of Motian Star
Shenzhen Motian Star Enterprise Management Co., Ltd. Hanyang branch	A branch of Motian Star
Chuangzhan Valley Angel No. 1 Investment Enterprise	Equity investee of the Company*
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Huapu Star Technology Co., Ltd. (formerly known as Shenzhen Huapu Management Consulting Co., Ltd.)	A company controlled by Controlling Shareholder
Shenzhen Xindao Positioning Enterprise Consulting Co., Ltd. (formerly known as Shenzhen Erudite Wisdom Enterprise Management Consulting Co., Ltd.)	A company controlled by Controlling Shareholder
Shenzhen Oriental Shengshi Yacht Co., Ltd.	A company controlled by Wangxia Liu
Shenzhen Mingde Junshang Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Morgan One Venture Capital Partnership (L.P.)	Equity investee of the Company*
Shenzhen Qianhai Shengding Wealth Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Shengjing Health Biology Co., Ltd.(formally known as Shenzhen Sanqiansui Ecological Health Co., Ltd.)	A company controlled by Controlling Shareholder
Shenzhen Shengding No. 6 Venture Capital Partnership (L.P.)	Equity investee of the Company*
Shenzhen Shengjing Gene Medical Co., Ltd.	Equity investee of the Company*
Shenzhen Lion Investment Partnership (L.P.)	Equity investee of the Company*
Shenzhen Life Wisdom Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder

Name of related parties	Relationship with the Company
Wuxi Mingde Junshang Culture Communication Co., Ltd.	A company controlled by Controlling Shareholder
Wuhan Shengjing Ginkgo Planting Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Shengding No.3 Venture Capital Partnership (L.P.)	Equity investee of the Company*
Shenzhen Fuxing Media Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Xiaochan Media Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Mingde Rushang Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Chunchan Internet Technology Co., Ltd.	A company controlled by Controlling Shareholder
Dongguan Jifeng Investment Partnership (L.P.)	Shareholders of the Company
Dongguan Yicai Investment Partnership (L.P.)	Shareholders of the Company
Chengdu Bode Star Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Motian Enterprise Management Co., Ltd. Chengdu Branch	A company controlled by Controlling Shareholder
Hubei Shengjing Ginkgo Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Jinchan Internet Technology Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Guochao Sijiu Wine Industry Co., Ltd (formerly known as Shenzhen Guochao Sijiu Internet Technology Co., Ltd.)	A company controlled by Controlling Shareholder
Chengdu Shengjing Gene Biological Technology Co., Ltd.	Equity investee of the Company*
Shenzhen Xiaochan Culture Media Co., Ltd.	A company controlled by Controlling Shareholder
Chengdu Xiaochan Media Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Qiuchan Live Broadcasting Service Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen CDF Capital Ltd.	A minority shareholder of Chuangchangu Innovation
Shanghai Xuanmen Space Management Co., Ltd.	An entity over which the Company exercises significant influence
Dongguan Guangsheng Equity Investment Partnership (L.P.)	A company controlled by Controlling Shareholder

*
Investments in these entities are not reflected in our long-term investments as we have not yet contributed any capital to these equity investees.

(i)
Due to related parties

From time to time, we borrow from our related parties for working capital purpose. As of December 31, 2021, the current loan with Motian Star of RMB1,000,000 (approximately $157,262) bears annual interest of 5% with a due date originally on December 31, 2022. The RMB3,100,000 (approximately $487,513) loan with Dongguan Jifeng Investment Partnership (L.P.) has an annual interest rate of 5% with three-month interest-free period and a due date originally on April 30, 2022. The RMB15,900,000 (approximately $2,500,473) loan with Dongguan Yicai Investment Partnership (L.P.) has an annual interest rate of 5% since January 1, 2021, and the due date is originally on December 31, 2022. The RMB3,000,000 (approximately $471,787) loan with Shenzhen Oritental Shengshi Yacht Co., Ltd. is non-interest bearing and due on December 31, 2022. In addition, RMB210,000 (approximately $33,025) and HKD6,200 (approximately $795) of loans with Houde Li are all non-interest bearing and due on demand. For the non-current balance with

Motian Star, the creditor does not demand repayment for the remaining balance (RMB139,152,216, approximately $21,883,408) until December 31, 2023. For the non-current balance with Houde Li in the amount of RMB16,000,000 (approximately $2,516,198), the due date will be on August 1, 2024 and the loan bears no interest. All loans from related parties were unsecured.
As of December 31, 2020, all loans from related parties are non-interest bearing, except for the RMB30,000,000 (approximately $4,595,799) loan with Shenzhen Xindao Positioning Enterprise Consulting Co., Ltd. (“Shenzhen Xindao”, formerly known as Shenzhen Erudite Wisdom Enterprise Management Consulting Co., Ltd.,) which has an annual interest rate of 5%, and the RMB16,000,000 (approximately $2,451,093) loan with Dongguan Yicai Investment Partnership (L.P), which has an annual interest rate of 5% since January 1, 2021. All loans from related parties were unsecured. Balances that are classified as current are due on demand. The non-current balances for Shenzhen Xindao and Dongguan Yicai Investment Partnership (L.P) are due on June 30, 2022 and December 31, 2022, respectively. For the non-current balance with Motian Star, the creditor does not demand repayment until June 30, 2022, which was further extended to December 31, 2023 in June 2022, and the balance will become due on demand thereafter.
As of December 31, 2021 and 2020, due to related parties consisted of the following:
Due to related parties	December 31, 2021	December 31, 2020
Current
Dongguan Jifeng Investment Partnership (L.P.)	$487,513	$—
Dongguan Yicai Investment Partnership (L.P.)	2,500,473	137,874
Houde Li	33,820	32,171
Shenzhen Motian Star Enterprise Management Co., Ltd.	157,262	—
Shenzhen Oriental Shengshi Yacht Co., Ltd.	471,787	—
Total	$3,650,855	$170,045
Due to related parties	December 31, 2021	December 31, 2020
Non-current
Shenzhen Motian Star Enterprise Management Co., Ltd.	$21,883,408	$16,721,390
Shenzhen Xindao Positioning Enterprise Consulting Co., Ltd. (formerly known as Shenzhen Erudite Wisdom Enterprise Management Consulting Co., Ltd.)	—	4,595,799
Dongguan Yicai Investment Partnership (L.P)	—	2,451,093
Houde Li	2,516,198	—
Total	$24,399,606	$23,768,282
During the year ended December 31, 2021, we borrowed $4,186,906 from our related parties, transferred $457,045 from additional paid-in capital, and repaid to our related parties in an amount of $1,240,329. During the year ended December 31, 2020, we borrowed $22,615,935 from our related parties and repaid to our related parties in an amount of $23,065,204.
In 2020, we signed a line of credit agreement with Motian Star, an entity controlled by controlling shareholder, for a credit line up to RMB100,000,000 (approximately $15.3 million). The credit line bears an interest of 5% and originally expires on December 31, 2021. As of December 31, 2021, the balance of the related party loan borrowed under the credit line is RMB1,000,000 (approximately $157,262). In June 2022, we signed a modification agreement with Motian Star and extended the expiration date to December 31, 2023.
On March 5, 2021, Shenzhen Xindao, Motian Star and Shenzhen Building DreamStar entered into an assignment agreement (the “Assignment Agreement”), pursuant to which Shenzhen Xindao agreed to assign to Motian Star its claims against Shenzhen Building DreamStar arising from the Loan Agreement, and

Motian Star agreed to accept the assignment and pay Shenzhen Xindao an aggregate of RMB30 million (approximately $4.7 million).
On March 19, 2021, we entered into a debt-for-equity agreement (the “Debt-for-equity Agreement”) with Motian Star, pursuant to which we agreed to grant Motian Star an irrevocable option to purchase certain number of ordinary shares at a purchase price of par value, with the maximum number or ordinary shares purchasable under the option equal to the outstanding balance as of March 19, 2021 (RMB139,152,216, approximately $21,883,408) divided by the initial public offering price of the our ordinary shares. In consideration, Motian Star agreed to, in the event it elects to exercise this option, release us from the obligations to pay the outstanding balance. The conversion of debt to equity is contingent upon whether we can be successfully listed on the Nasdaq stock market. If we fail to be listed on Nasdaq, Motian Star has a right to give up this option and regain its claims related to the outstanding balance.
In June 2022, we entered into loan supplementary agreements with Dongguan Jifeng and Dongguan Yicai, to extend the due date of the aggregate loan balance of RMB19,000,000 (approximately $2,987,986) to December 31, 2023 with the interest rate remaining unchanged.

(ii)
Due from related parties

We also advances to equity investees in small amounts and to other related parties, and these advances as of December 31, 2021 and 2020 are non-interest bearing, unsecured and due on demand. As of December 31, 2021 and 2020, due from related parties consisted of the following:
Due from related parties	December 31, 2021	December 31, 2020
Shenzhen Morgan One Venture Capital Partnership (L.P.)	$—	$581
Shenzhen Shengding No.3 Venture Capital Partnership (L.P.)	—	1,430
Shenzhen Shengding No.6 Venture Capital Partnership (L.P.)	—	705
Shenzhen Lion Investment Partnership (L.P.)	—	348
Chuangzhan Valley Angel No.1 Investment Enterprise	151	147
Shenzhen CDF Capital Ltd	—	382,983
Total	$151	$386,194
During the year ended December 31, 2021, we provided loan in an amount of $155,181 to its related parties, and collected $545,884 from related parties. During the year ended December 31, 2020, we provided loan in an amount of $4,900,543 to its related parties and collected $4,538,099 from its related parties.
(iii) Revenues from related parties
We provide workspace leasing and services to certain related parties. Revenues from related parties for the years ended December 31, 2021 and 2020 consisted of the following:
Revenues — related parties	For the year ended, December 31, 2021	For the year ended, December 31, 2020
Shenzhen Shengjing Gene Medical Co., Ltd.	$68,390	$291,419
Shenzhen Fuxing Media Co., Ltd.	71,300	46,393
Shenzhen Motian Star Enterprise Management Co., Ltd. Beijing branch	345,841	376,145
Shenzhen Chunchan Internet Technology Co., Ltd.	116,013	124,418
Shenzhen Guochao Sijiu Wine Industry Co., Ltd.	87,528	13,115
Shenzhen Motian Star Enterprise Management Co., Ltd.	218,266	310,112
Shenzhen Mingde Rushang Enterprise Management Co., Ltd.	—	44,936
Wuxi Mingde Junshang Culture Communication Co., Ltd.	210,658	208,223
Shenzhen Motian Star Enterprise Management Co., Ltd. Wuhan Branch	134,059	83,085

Revenues — related parties	For the year ended, December 31, 2021	For the year ended, December 31, 2020
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	153,857	454,240
Chengdu Bode Star Enterprise Management Co., Ltd.	94,741	55,111
Chengdu Sharing Star Enterprise Management Co., Ltd.	—	117,937
Shenzhen Motian Enterprise Management Co., Ltd. Chengdu Branch	14,022	—
Chengdu Shengjing Gene Biological Technology Co., Ltd.	49,145	28,193
Beijing Xiaochan Media Co., Ltd.	—	6,452
Hubei Shengjing Ginkgo Co., Ltd.	4,355	4,048
Hangzhou Mingde Rushang Culture Communication Co., Ltd.	—	8,332
Shenzhen Oriental Shengshi Yacht Co., Ltd.	25,866	25,934
Shenzhen Jinchan Internet Technology Co., Ltd.	78,182	30,806
Shenzhen Shengding No. 6 Venture Capital Partnership (L.P.)	19,070	—
Shenzhen Xiaochan Media Co., Ltd.	12,579	51,145
Shenzhen Xiaochan Culture Media Co., Ltd.	67,867	—
Shenzhen Huapu Star Technology Co., Ltd.	17,713	3,584
Shenzhen Qiuchan Live Broadcasting Service Co., Ltd.	4,368	—
Total	$1,793,820	$2,283,628

In addition, we have accounts receivable balance of $7,300 and nil from Motian Star as of December 31, 2021 and 2020, respectively.
The advances and deposits received from related party customers as of December 31, 2021 and, 2020 consisted of the following:
Advances from customers — related parties	December 31, 2021	December 31, 2020
Chengdu Bode Star Enterprise Management Co., Ltd.	$—	$5,106
Chengdu Sharing Star Enterprise Management Co., Ltd.	—	10,927
Chengdu Shengjing Gene Biological Technology Co., Ltd.	—	2,324
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	—	35,421
Shenzhen Fuxing Media Co., Ltd.	47	1,319
Shenzhen Guochao Sijiu Wine Industry Co., Ltd.	594	6,742
Shenzhen Motian Star Enterprise Management Co., Ltd.	—	3,552
Shenzhen Jinchan Internet Technology Co., Ltd.	—	561
Shenzhen Xiaochan Media Co., Ltd.	—	13
Shenzhen Xiaochan Culture Media Co., Ltd.	13	—
Wuxi Mingde Junshang Culture Communication Co., Ltd.	64,198	71,309
Shenzhen Motian Star Enterprise Management Co., Ltd Wuhan Branch	26,780	16,334
Hubei Shengjing Ginkgo Co., Ltd.	313	1,324
Shenzhen Shengding No 6 Venture Capital Partnership (L.P.) .	—	18,383
Shenzhen Motian Star Enterprise Management Co., Ltd Beijing Branch	33,025	—
Shenzhen Oriental Shengshi Yacht Co., Ltd .	25	—
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	11,635	—
Total .	$136,630	$173,315

Deposits from customers — related parties	December 31, 2021	December 31, 2020
Shenzhen Shengjing Gene Medical Co., Ltd .	$—	$22,998
Shenzhen Fuxing Media Co., Ltd.	1,572	9,038
Shenzhen Motian Star Enterprise Management Co., Ltd Beijing branch	33,025	70,775
Shenzhen Chunchan Internet Technology Co., Ltd.	29,012	28,261
Shenzhen Guochao Sijiu Wine Industry Co., Ltd.	9,341	22,887
Shenzhen Motian Star Enterprise Management Co., Ltd.	33,725	24,311
Shenzhen Shengjing Health Biology Co., Ltd.	—	4,920
Wuxi Mingde Junshang Culture Communication Co., Ltd.	80,175	78,101
Shenzhen Motian Star Enterprise Management Co., Ltd Wuhan Branch	23,824	19,658
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	32,518	105,589
Chengdu Bode Star Enterprise Management Co., Ltd.	—	24,510
Chengdu Sharing Star Enterprise Management Co., Ltd.	—	52,453
Chengdu Shengjing Gene Biological Technology Co., Ltd.	—	5,147
Hubei Shengjing Ginkgo Co., Ltd.	697	679
Shenzhen Oriental Shengshi Yacht Co., Ltd.	2,358	2,297
Shenzhen Jinchan Internet Technology Co., Ltd.	—	2,757
Shenzhen Xiaochan Media Co., Ltd.	4,088	3,983
Total	$250,335	$478,364
(iv) Sale and leaseback transaction with related party
In December 2017, we purchased an office property in Tianjin, China (the “Tianjin property”) with an original cost of RMB26,359,850 (approximately $3,901,117), and in May 2018, we purchased an office property in Shenyang, China (the “Shenyang property”) with an original cost of RMB9,455,498 (approximately $1,429,489). In November 2018, both properties were sold to Motian Star at their carrying value with a total of RMB35,101,236 (approximately $5,306,630). No gain or loss was recognized in relation with the sales of these two properties. The amount was collected in full in 2019.
We further entered into lease agreements with Motian Star to lease back both properties in December 2018. The lease term for the Tianjin property is from December 2018 to November 2030, with an annual lease cost of approximately $167,076. The lease term for the Shenyang property is from December 2018 to November 2024, with an annual lease cost of approximately $51,420.
Our operating lease assets and liabilities and lease cost with its related party is as follows as of December 31, 2021 and 2020:
	As of December 31, 2021	As of December 31, 2020
Operating lease right-of-use assets	$1,347,603	$1,438,701
Operating lease liabilities, current	$262,303	$206,775
Operating lease liabilities, non-current	$1,239,692	$1,359,381
The related lease cost with its related party is as follows for the years ended December 31, 2021 and 2020:
	For the year ended, December 31, 2021	For the year ended December 31, 2020
Operating lease cost	$209,610	$206,003

In addition, the rental deposits that we paid to Motian Star as of December 31, 2021 and 2020 amounted to $19,543 and $19,038, respectively. We also have balance of prepaid expenses to Motian Star for the amount of nil and $5,949, respectively, as of December 31, 2021 and 2020.

(v)
Other operating lease with related party

We entered into a cooperation agreement with Yuegang Wu, a related party, for using an office space free of charge.
(vi) Purchase or service received from related parties
We make purchases and receives various types of services from certain of its related parties from time to time. For the years ended December 31, 2021 and 2020, we engaged the following related parties for services such as advertising and consulting:
General and administrative expenses — related parties	For the year ended December 31, 2021	For the year ended December 31, 2020
Shenzhen Oriental Shengshi Yacht Co., Ltd	$1,860	$—
Chengdu Xiaochan Media Co., Ltd	31,008	205,943
Shenzhen Xiaochan Media Co., Ltd	7,752	732,180
Shenzhen Motian Star Enterprise Management Co., Ltd.	341	—
Shenzhen Guochao Sijiu Wine Industry Co., Ltd.	10,225	—
Total	$51,186	$938,123
In addition, we also have accounts payable balance of $2,026 and nil to Motian Star as of December 31, 2021 and 2020, respectively.
We have balance of prepaid expenses to Shenzhen Guochao Sijiu Wine Industry Co., Ltd. for the amount of $885 and nil, as of December 31, 2021 and 2020, respectively.
(vii) Disposal of subsidiaries to a related party
On September 7, 2021, we entered into an equity transfer agreement with Shanghai Xuanmen Zhongchuang Space Management Co., Ltd. (“Shanghai Xuanmen”), a related party entity over which we exercise significant influence. We agreed to transfer 100% equity interest of Shengzhen Gouman Enterprise Service Co.,Ltd. (formerly known as Shenzhen Building DreamStar Enterprise Service Co., Ltd.) and its subsidiaries to Shanghai Xuanmen, for a consideration of RMB100,000 (approximately $16,000). The subsidiaries of Shenzhen Gouman Enterprise Service Co., Ltd. included in the transaction were Shanghai Zhuna Technology Co., Ltd, Shanghai Xianpu Business Incubator Management Co., Ltd, Shanghai Zhushan Enterprise Service Co., Ltd, Building DreamStar Chuangxiang (Beijing) Technology Co., Ltd, and Hangzhou Building DreamStar Technology Co., Ltd. On October 25 2021, we entered into an equity transfer agreement with Shenzhen Gouman Enterprise Service Co.,Ltd. We agreed to transfer 100% equity interest of Chengdu Dongzhong Enterprise Management Consulting Co., Ltd. to Shenzhen Gouman Enterprise Service Co.,Ltd. for no consideration. The transfer of these subsidiaries did not represent a strategic shift that had a major effect on our operations and financial results. We recognized a disposal gain of RMB5,265,683 (approximately $0.8 million).
Employment Agreements and Indemnification Agreements
See “Management — Employment Agreements and Indemnification Agreements.”
Private Placements
See “Description of Share Capital — History of Securities Issuances.”

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (Revised) of the Cayman Islands, which we refer to as the Companies Act, and the common law of the Cayman Islands.
As of the date of this prospectus, our company’s authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each. As of the date of this prospectus, there are 36,000,000 Ordinary Shares issued and outstanding.
We plan to adopt, subject to the approval of the existing shareholders, an amended and restated memorandum and articles of association, which will become effective immediately prior to the completion of this offering and will replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of the offering.
Subject to the approval of the existing shareholders, immediately prior to the completion of this offering, our authorized share capital will be US$ 50,000 divided into 500,000,000 ordinary shares, with a par value of US$ 0.0001 each. Immediate prior to the completion of this offering, there will be an aggregate of 36,000,000 issued and outstanding ordinary shares, assuming the Representative does not exercise the over-allotment option and no exercise of the Motian Star Option.
The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective immediately prior to the completion of this offering.
The following description of our share capital and provisions of our memorandum and articles of association are summaries and are qualified by reference to the memorandum and articles of association that will be in effect immediately prior to the completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the ordinary shares reflect changes to our capital structure that will occur when our memorandum and articles of association becomes effective.
Ordinary Shares
General
Under our amended and restated memorandum and articles of association which will be effective immediately prior to the completion of this offering, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.
All of our issued and outstanding ordinary shares will be fully paid up and non-assessable. Certificates representing the ordinary shares will be issued in registered form and are issued when registered in our register of members. Our shareholders may freely hold and vote their shares.
Voting Rights
In respect of all matters subject to a shareholders’ vote, each ordinary share will be entitled to         vote on all matters submitted to a vote by the members at any general meeting of the Company.
A shareholder may participate in a general meeting in person, by proxy or by telephone or other electronic means. At any general meeting a resolution put to the vote at the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of such meeting or any one shareholder (having the right to vote in resolutions) present in person or by proxy.
An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of members who (being entitled to do so) vote in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of members who (being entitled to do so) vote in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our post-offering amended and restated memorandum and articles of association. A special resolution will be required for certain important matters.
General Meetings of Shareholders and Shareholder Proposals
As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of our board or a majority of our board of directors. Advance notice of at least seven clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders.
A quorum required for any general meeting of shareholders consists of one or more shareholders present in person or by proxy, holding shares which carry in aggregate not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated memorandum and articles of association provide that upon the requisition of one or more shareholders holding shares which carry in aggregate not less than one-third of the total number of votes attaching to all outstanding and issued shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Dividends
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our post-offering amended and restated memorandum and articles of association and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our post-offering amended and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose subject to the Companies Act, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Holders of our Ordinary Shares will be entitled to participate pro rata in dividends, if declared.
Transfer of Ordinary Shares
Subject to the restrictions set out and contained in our post-offering amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also, but are not required to, decline to register any transfer of any ordinary share unless:
•
the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•
the instrument of transfer is in respect of only one class of Ordinary Shares;

•
the instrument of transfer is properly stamped, if required;

•
in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

•
any applicable fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof; or

•
the Ordinary Shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the Nasdaq Capital Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.
Liquidation
Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (1) if we are wound up and the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the surplus shall be distributed pari passu amongst our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them, respectively. Our post-offering amended and restated memorandum and articles of association contains a declaration that the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
No shareholder shall be entitled to vote at any general meeting unless all calls or other sums payable by such shareholder have been paid. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least fourteen (14) clear days prior to the specified time and place of payment. Our board of directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share. The Ordinary Shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
Redemption of Shares, Repurchase and Surrender of Ordinary Shares
The Companies Act and our post-offering amended and restated memorandum and articles of association permits us to purchase our own shares. In accordance with our post-offering amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, provided the requirements under the Companies Act have been satisfied, as may be determined by our board of directors.
Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve). If the repurchase proceeds are paid out of our company’s capital, our company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding and (c) unless the manner of purchase (if not so authorized under the articles of association) has first been authorized by a resolution of our shareholders. In addition, under the Companies Act, our company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).
Variations of Rights of Shares
If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), may be varied with the consent in writing of the shareholders holding not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the shareholders holding the issued shares of that class. A special resolution is a resolution passed by a majority of not less than two-thirds of shareholders who (being entitled to do so) vote in person or by proxy at a duly constituted general meeting or class meeting of the holders of any class of shares. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.
Issuance of Additional Shares
Our post-offering amended and restated memorandum and articles of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.
Inspection of Books and Records
Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
Anti-Takeover Provisions.
Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Changes in Capital
To the fullest extent permitted by the Companies Act, Our shareholders may from time to time by ordinary resolutions:

•
increase the share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

•
consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•
convert all or any of its paid up shares into stock and reconvert the stock into paid up shares of any denomination;

•
sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our post-offering amended and restated memorandum of association; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; and

•
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Exempted Company
We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
•
does not have to file an annual return of its shareholders with the Registrar of Companies;

•
is not required to open its register of members for inspection;

•
does not have to hold an annual general meeting;

•
is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

•
may not issue negotiable or bearer shares, but may issue shares with no par value;

•
may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•
may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
may register as a limited duration company; and

•
may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.
Register of Members
Under the Companies Act, we must keep a register of members and there should be entered therein:
•
the names and addresses of our members, a statement of the shares held by each member and of the amount paid or agreed to be considered as paid on the shares of each member;

•
whether the shares of each member carries voting rights under the memorandum and articles of association of the company and if so, whether such voting rights are conditional;

•
the date on which the name of any person was entered on the register as a member; and

•
the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from our register of members or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified. The Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law
Cayman Islands companies are governed by the Companies Act. The Companies Act is modelled on English Law but does not follow recent English statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.
Mergers and Similar Arrangements
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.
In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.
The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a special resolution of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.
While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority”.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, give notice in the prescribed manner to any dissenting shareholders to require them to transfer such shares to the offeror on the terms of the offer, unless an application is made by the dissenting shareholder to the Court for an order otherwise within one month from the date on which the notice was given. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Squeeze-out Provisions
When a take-over offer is made and accepted by holders of not less than 90% of the shares affected within four months, the offer may, within a two-month period commencing on the expiration of such four months period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period commencing on the expiration of such four months period, give notice to require the dissenting shareholders to transfer such shares on the terms of the offer, unless an application is made to the Grand Court of the Cayman Islands by the dissenting shareholder within one month from the date on which the notice was given.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means than these statutory provisions, such as by way of a share capital exchange, asset acquisition or control of an operating business through contractual arrangements.
Shareholders’ Suits
In principle, we will be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder.
However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle) which laid out certain exceptions to the foregoing principle, including when:

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a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

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the act complained of, although not beyond the scope of the company’s authority, could be effected only if duly authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority”.

Indemnification of Directors and Executive Officers and Limitation of Liability
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such indemnification may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
Our post-offering amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we will enter into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.
The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.
In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company:
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a duty to act in good faith in the best interests of the company,

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a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so),

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a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and

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a duty to exercise powers for the purpose for which such powers were intended.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent
Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that shareholders may approve corporate matters and adopt both the ordinary resolutions and the special resolutions by way of unanimous written resolutions signed by all of the shareholders of our company who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
Cayman Islands law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association.
Our post-offering amended and restated memorandum and articles of association allow any one or more shareholders where together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings.
As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold an annual general meeting at such time and place as may be determined by our directors.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.
There are no prohibitions in relation to cumulative voting under the Companies Act but our post-offering amended and restated articles of association do not provide for cumulative voting.

Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated memorandum and articles of association, directors may be removed by an ordinary resolution of our shareholders.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years.
This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.
In addition, under our post-offering amended and restated memorandum and articles of association, a director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in Shares or debentures or other securities of, or otherwise in or through, the Company) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to (amongst other matters): (a) the giving of any security, guarantee or indemnity in respect of (i) money lent or obligations incurred by him or by any other person for the benefit of the Company or any of its subsidiaries; or (ii) a debt or obligation of the Company or any of its subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security; (b) any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one per cent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our post-offering amended and restated memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.
As permitted under the Companies Act, our post-offering amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders
Our post-offering amended and restated memorandum and articles of association do not limit the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, our post-offering amended and restated memorandum and articles of association do not stipulate the ownership threshold above which shareholder ownership must be disclosed.
Inspection of Books and Records
Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.
Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements. See “Where You Can Find Additional Information.”
History of Securities Issuances
Our company was incorporated on September 10, 2019. The following is a summary of our securities issuances:
Ordinary Shares
On September 10, 2019, we issued an aggregate of 100 Ordinary Shares to Dream Star Houde BVI for an aggregate consideration of US$1, or US$0.01 per share.
On January 6, 2020, we issued an aggregate of 9,900 Ordinary Shares to 12 investors, including 4,569 Ordinary Shares to Dream Star Houde BVI, 945 Ordinary Shares to Dream Star Bamboo BVI, 626 Ordinary Shares to Dream Star Fuhua BVI, 423 Ordinary Shares to Dream Star Integrity Holdings Limited, 520 Ordinary Shares to Dream Star Guangsheng BVI, 712 Ordinary Shares to Dream Star Fusheng BVI, 139 Ordinary Shares to Dream Star Future Holdings Limited, 756 Ordinary Shares to Dream Star Moyi BVI, 95

Ordinary Shares to CDF INNOVATION DEVELOPMENT LIMITED, 567 Ordinary Shares to Dream Star Mofeng BVI, 425 Ordinary Shares to Dream Star Jifeng Holdings Limited, and 123 Ordinary Shares to Dream Star Yicai Holdings Limited, for an aggregate consideration of US$99.00, or US$0.01 per share.
Name	Number and Class of Shares	Consideration
Dream Star Houde Holdings Limited	4,669 Ordinary Shares	US$46.69
Dream Star Bamboo Holdings Limited	945 Ordinary Shares	US$9.45
Dream Star Fuhua Holdings Limited	626 Ordinary Shares	US$6.26
Dream Star Integrity Holdings Limited	423Ordinary Shares	US$4.23
Dream Star Guangsheng Holdings Limited	520 Ordinary Shares	US$5.20
Dream Star Fusheng Holdings Limited	712 Ordinary Shares	US$7.12
Dream Star Future Holdings Limited	139 Ordinary Shares	US$1.39
Dream Star Moyi Holdings Limited	756 Ordinary Shares	US$7.56
CDF INNOVATION DEVELOPMENT LIMITED	95 Ordinary Shares	US$0.95
Dream Star Mofeng Holdings Limited	567 Ordinary Shares	US$5.67
Dream Star Jifeng Holdings Limited	425 Ordinary Shares	US$4.25
Dream Star Yicai Holdings Limited	123 Ordinary Shares	US$1.23
On February 24, 2021, we issued an aggregate of 35,990,000 Ordinary Shares to our 12 existing shareholders, including 16,803,731 Ordinary Shares to Dream Star Houde BVI, 3,401,055 Ordinary Shares to Dream Star Bamboo BVI, 2,252,974 Ordinary Shares to Dream Star Fuhua BVI, 1,522,377 Ordinary Shares to Dream Star Integrity Holdings Limited, 1,871,480 Ordinary Shares to Dream Star Guangsheng BVI, 2,562,488 Ordinary Shares to Dream Star Fusheng BVI, 500,261 Ordinary Shares to Dream Star Future Holdings Limited, 2,720,844 Ordinary Shares to Dream Star Moyi BVI, 341,905 Ordinary Shares to CDF Innovation Development Limited, 2,040,633 Ordinary Shares to Dream Star Mofeng BVI, 1,529,575 Ordinary Shares to Dream Star Jifeng Holdings Limited, and 442,677 Ordinary Shares to Dream Star Yicai Holdings Limited, for an aggregate consideration of US$3,599.00, or US$0.0001 per share.
Name	Number and Class of Shares	Consideration
Dream Star Houde Holdings Limited	16,803,731 Ordinary Shares	US$1,680.37
Dream Star Bamboo Holdings Limited	3,401,055 Ordinary Shares	US$340.11
Dream Star Fuhua Holdings Limited	2,252,974 Ordinary Shares	US$225.30
Dream Star Integrity Holdings Limited	1,522,377Ordinary Shares	US$152.24
Dream Star Guangsheng Holdings Limited	1,871,480 Ordinary Shares	US$187.15
Dream Star Fusheng Holdings Limited	2,562,488 Ordinary Shares	US$256.25
Dream Star Future Holdings Limited	500,261 Ordinary Shares	US$50.03
Dream Star Moyi Holdings Limited	2,720,844 Ordinary Shares	US$272.08
CDF INNOVATION DEVELOPMENT LIMITED	341,905 Ordinary Shares	US$34.19
Dream Star Mofeng Holdings Limited	2,040,633 Ordinary Shares	US$204.06
Dream Star Jifeng Holdings Limited	1,529,575 Ordinary Shares	US$152.96
Dream Star Yicai Holdings Limited	442,677 Ordinary Shares	US$44.27
On February 22, 2022, Dream Star Integrity Holdings Limited transferred 360,000 Ordinary Shares to Sparkling Worldwide Holdings Limited, a company formed in the British Virgin Islands.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Ordinary Shares. We have applied to list our Ordinary Shares on the Nasdaq Capital Market. Upon completion of this offering, assuming no exercise of the Representative’s over-allotment option or the Motian Star Option, we will have outstanding 4,600,000 Ordinary Shares held by public shareholders, representing approximately 11.33% of our Ordinary Shares in issue. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of our Ordinary Shares in the public market could materially adversely affect prevailing market prices of our Ordinary Shares.
Lock-up Agreements
Each of our directors and executive officers, and principal shareholders (5% or more shareholders) of our Ordinary Shares will enter into a lock-up agreement for a period of twelfth months from the date of this prospectus, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. These restrictions also apply to any Ordinary Shares acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding Ordinary Shares, without giving effect to this offering.
The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”
We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.
Rule 144
All of our Ordinary Shares that will be outstanding upon the completion of this offering, other than those sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:
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1% of the number of Ordinary Shares then outstanding, which will equal approximately 406,000 Ordinary Shares immediately after this offering (or 412,900 Ordinary Shares if the Representative exercises its option to purchase additional Ordinary Shares in full); or

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the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.
Rule 701
Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased Ordinary Shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.
Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Regulation S
Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION
The following discussion of material PRC, Cayman Islands, and United States federal income tax consequences of an investment in our Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Ordinary Shares, such as the tax consequences under state, local, and other tax laws or under tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Zhong Lun Law Firm, our PRC counsel.
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.
PRC Taxation
Income Tax and Withholding Tax
In March 2007, the National People’s Congress of China enacted the Enterprise Income Tax Law, or EIT Law, which became effective on January 1, 2008 (as amended in December 2018). The EIT Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to EIT at the rate of 25% on their worldwide income. The Implementing Rules of the EIT Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise.
In April 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is deemed to be located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not offshore enterprises controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises.
According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.
The Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version), or Bulletin 45, further clarifies certain issues related to the determination of tax resident status. Bulletin 45 also specifies that when provided with a resident Chinese-controlled, offshore-incorporated enterprise’s copy of its recognition of residential status, a payer does not need to withhold a 10% income tax when paying certain PRC-source income, such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.
We believe that our Cayman Islands holding company, Building DreamStar Technology Inc., is not a PRC resident enterprise for PRC tax purposes. Building DreamStar is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with our position and there is a risk that the PRC tax authorities may deem our company as a PRC resident enterprise since a substantial majority of the members of our management team are located in China, in which case we would be subject to the EIT at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for EIT purposes, a number of unfavorable PRC tax consequences could follow.
One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our Ordinary Shares. It is unclear whether, if we are considered a PRC resident enterprise, holders of our Ordinary Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.
According to the Announcement of SAT on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or Circular 7, which was promulgated by the SAT and became effective on February 3, 2015, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in the public securities market) without a reasonable commercial purpose, PRC tax authorities have the power to reassess the nature of the transaction and the indirect equity transfer may be treated as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to PRC withholding tax at a rate of up to 10%.
Under the terms of Circular 7, a transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes if:
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over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties;

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at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territories, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territories;

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the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; or

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the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties.

On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or Circular 37, which took effect on December 1, 2017. Circular 37 purports to provide further clarifications by setting forth the definitions of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of the withholding amount and the date on which the withholding obligation arises.
Specifically, Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.
There is uncertainty as to the application of Circular 7 and Circular 37. Circular 7 and Circular 37 may be determined by the PRC tax authorities to be applicable to transfers of our shares that involve non-resident investors, if any of such transactions were determined by the tax authorities to lack a reasonable commercial purpose.
As a result, we and our non-resident investors in such transactions may become at risk of being taxed under Circular 7 and Circular 37, and we may be required to comply with Circular 7 and Circular 37 or to establish that we should not be taxed under the general anti-avoidance rule of the EIT Law. This process may be costly and have a material adverse effect on our financial condition and results of operations.
Value-added Tax
Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business Tax, or Circular 36, which was promulgated by the Ministry of Finance and the SAT on March 23, 2016 and became effective on May 1, 2016, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of the PRC are required to pay value added tax, or VAT, instead of business tax.
According to the Circular 36, our PRC subsidiaries are subject to VAT, at a rate of 6% to 17% on proceeds received from customers and are entitled to a refund for VAT already paid or borne on the goods purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds.
According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, promulgated on April 4, 2018 and effective since May 1, 2018, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% tax rates are lowered to 16%.
According to the Circular on Policies to Deepen Value-added Tax Reform, promulgated on March 20, 2019 and effective since April 1, 2019, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.
Material U.S. Federal Income Tax Consequences
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by a U.S. Holder (as defined below) that acquires our Ordinary Shares in this offering and holds our Ordinary Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, any withholding or information reporting requirements, or any state, local and non-U.S. tax considerations relating to the ownership or disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

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banks and other financial institutions;

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insurance companies;

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pension plans;

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cooperatives;

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regulated investment companies;

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real estate investment trusts;

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broker-dealers;

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traders that elect to use a market-to-market method of accounting;

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certain former U.S. citizens or long-term residents;

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governments or agencies or instrumentalities thereof;

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tax-exempt entities (including private foundations);

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holders who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

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investors that will hold our Ordinary Shares as part of a straddle, hedging, conversion or other integrated transaction for U.S. federal income tax purposes;

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persons holding their Ordinary Shares in connection with a trade or business outside the United States;

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persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

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investors required to accelerate the recognition of any item of gross income with respect to their Ordinary Shares as a result of such income being recognized on an applicable financial statement;

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investors that have a functional currency other than the U.S. dollar;

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partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Passive Foreign Investment Company (“PFIC”)
A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:
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at least 75% of its gross income for such taxable year is passive income; or

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at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.
Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.
If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:
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the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

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the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

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the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.
A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.
The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.
Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.
If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.
IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.
You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.
Taxation of Dividends and Other Distributions on our Ordinary Shares
Subject to the PFIC rules discussed above, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.
With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.
Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”
To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
Taxation of Dispositions of Ordinary Shares
Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.
Information Reporting and Backup Withholding
Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.
Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

UNDERWRITING
Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Univest Securities, LLC is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of Ordinary Shares indicated below:
Underwriters	Number of Ordinary Shares
Univest Securities, LLC
Total	4,600,000
The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the Representative’s option to purchase additional Ordinary Shares described below.
Over-Allotment Option
We have granted to the Representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 15% additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The Representative may exercise this option solely for the purpose of cover over-allotments, if any, made in connection with the offering contemplated by this prospectus.
Discounts and Expenses
The underwriters will offer the Ordinary Shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $         per Ordinary Share, assuming an initial public offering price of $5.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the Representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to their receipt and acceptance and subject to their right to reject any order in whole or in part.
The following table shows the per Ordinary Share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the Representative’s option to purchase up to an additional 690,000 Ordinary Shares.
	Per Share	Total Without Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Initial public offering price(1)	$5.50	$25,300,000	$29,095,000
Underwriting discounts to be paid by us(2)	$0.495	$2,277,000	$2,618,550
Proceeds, before expenses, to us	$5.005	$23,023,000	$26,476,450

(1)
Initial public offering price per share is assumed as $5.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)
We have agreed to pay the underwriters a discount equal to 9.0% of the gross proceeds of the offering, with the exception that the underwriters shall receive a discount of 4.5% for ordinary shares purchased by investors within our direct placement program. Underwriting discounts to be paid by us are calculated based on the assumption that no shares are purchased by investors within our direct placement program.

We have agreed to reimburse the Representative up to a maximum of $150,000 (including advances) for out-of-pocket accountable expenses, including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, accountable roadshow expenses, and background checks on our principal shareholders, directors and officers.
We paid an expense deposit of $30,000 to the Representative, upon the execution of the exclusive engagement agreement between us and the Representative, for the representative’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred.
Upon completion of this Offering, we also agreed to pay the Representative a cash advisory fee of $20,000 in conjunction with its services for this Offering.
We have applied to list our Ordinary Shares on Nasdaq under the symbol “BDS.” There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.
Indemnification
We have agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Right of First Refusal
We have agreed to grant the underwriters for the 12-month period following the commencement of sales of our Ordinary Shares, a right of first refusal to co-manage any public underwriting or private placement of debt or equity securities, merger, business combination, recapitalization or sale of some or all of the equity or assets of the Company.
Lock-Up Agreements
Each of our directors, executive officers, and principal shareholders (5% or more shareholders) of our Ordinary Shares has also entered into a similar lock-up agreement for a period of twelve (12) months from the effective date of this registration statement of which this prospectus forms a part, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares.
Pricing of the Offering
Prior to the completion of this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the Ordinary Shares has been negotiated between us and the underwriters. Among the factors considered in determining the initial public offering price of the Ordinary Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses.
Electronic Offer, Sale, and Distribution of Ordinary Shares
A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to its online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the underwriters may sell more Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Ordinary Shares available for purchase by the underwriters under option to purchase additional Ordinary Shares. The underwriters can close out a covered short sale by exercising the option to purchase additional Ordinary Shares or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Ordinary Shares compared to the price available under the option to purchase additional Ordinary Shares. The underwriters may also sell Ordinary Shares in excess of the option to purchase additional Ordinary Shares, creating a naked short position. The underwriters must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.
The underwriters may also impose a penalty bid. This occurs when a underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those Ordinary Shares in stabilizing or short covering transactions.
Finally, the underwriters may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.
These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.
Passive Market Making
In connection with this offering, the underwriters may engage in passive market making transactions in our Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.
Potential Conflicts of Interest
The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Stamp Taxes
If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of our Ordinary Shares. Except for the SEC registration fee, the Nasdaq Capital Market listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.
SEC registration fee	US$3,463
Financial Industry Regulatory Authority Inc. filing fee	US$7,000
Nasdaq Capital Market listing fee	US$75,000
Printing and engraving expenses	US$68,000
Legal fees and expenses	US$580,000
Accounting fees and expenses	US$100,000
Miscellaneous	—
Total	US$833,463
We will bear these expenses and the underwriting discounts incurred in connection with the offer and sale of the Ordinary Shares by us.

LEGAL MATTERS
We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm. Hunter Taubman Fischer & Li LLC may rely upon Ogier with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law.
EXPERTS
The consolidated financial statements as of December 31, 2020 and 2021, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of MaloneBailey, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The office of MaloneBailey, LLP is located at 10370 Richmond Avenue, Suite 600, Houston, TX 77042.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.
Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.
No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Building DreamStar Technology Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Building DreamStar Technology Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2020.
Houston, Texas
July 19, 2022

BUILDING DREAMSTAR TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS
(Stated in US dollars)
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,882,029	$4,246,690
Short-term investments	2,165,233	156,325
Accounts receivable, net	125,992	783,792
Prepaid expenses	1,445,440	1,610,247
Due from related parties	151	386,194
Security deposits, net	609,416	170,519
Other current assets, net	604,685	475,287
Total current assets	6,832,946	7,829,054
Non-current assets:
Property and equipment, net	8,833,049	10,248,384
Intangible assets, net	747,049	1,012,958
Operating lease right-of-use assets, net	61,327,318	134,134,932
Long-term investments	418,855	222,576
Long-term prepaid expenses	—	490,760
Rental deposits, net	4,025,234	5,721,252
VAT recoverables	350,253	972,843
Goodwill	262,226	255,441
Total non-current assets	75,963,984	153,059,146
Total assets	$82,796,930	$160,888,200
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities (all of the current liabilities below are related to the consolidated VIE without recourse to the Company as of December 31, 2021 and 2020):
Accounts payable	$1,759,474	$942,437
Short-term debts	2,990,501	3,535,957
Advances from customers	4,992,134	5,854,343
Operating lease liabilities, current	21,082,354	32,147,452
Due to related parties, current	3,650,855	170,045
Income tax payable	4,635	49,040
Deposits from customers, current	5,019,874	5,688,606
Accrued expenses and other current liabilities	3,788,671	4,109,129
Total current liabilities	43,288,498	52,497,009
Non-current liabilities (all of the non-current liabilities below are related to the consolidated VIE without recourse to the Company as of December 31, 2021 and 2020):
Long-term debts	3,929,987	—
Operating lease liabilities, non-current	53,184,452	114,139,744
Due to related parties, non-current	24,399,606	23,768,282
Deposits from customers, non-current	846,553	1,844,196
Deferred tax liabilities	327,360	452,618
Total non-current liabilities	82,687,958	140,204,840
Total liabilities	125,976,456	192,701,849
The accompanying notes are an integral part of these consolidated financial statements.

	December 31, 2021	December 31, 2020
Shareholders’ deficit:
Ordinary shares ($0.0001 par value, 500,000,000 shares authorized; 36,000,000 shares issued and outstanding as of December 31, 2021 and 2020)	3,600	3,600
Additional paid-in capital	20,180,800	20,788,944
Accumulated deficit	(61,152,944)	(51,635,820)
Accumulated other comprehensive loss	(2,414,881)	(1,378,938)
Total Building DreamStar Technology Inc shareholders’ deficit	(43,383,425)	(32,222,214)
Non-controlling interests	203,899	408,565
Total shareholders’ deficit	(43,179,526)	(31,813,649)
Total liabilities and shareholders’ deficit	$82,796,930	$160,888,200

The accompanying notes are an integral part of these consolidated financial statements.

BUILDING DREAMSTAR TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Stated in US dollars)
	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenues, net	$38,789,552	$34,645,881
Cost of revenues	39,259,843	42,115,810
Gross loss	(470,291)	(7,469,929)
Operating expenses:
Selling expenses	4,643,385	5,708,002
General and administrative expenses	7,614,660	7,956,754
Impairment loss on goodwill	—	429,384
Impairment loss on long-lived assets	429,501	760,434
Total operating expenses	12,687,546	14,854,574
Gain from disposal of subsidiaries	816,398	—
Gain from settlement of litigation liability	832,091	—
Other operating income, net	358,822	65,695
Loss from operations	(11,150,526)	(22,258,808)
Other income (expenses):
Interest income	6,040	5,944
Interest expenses	(136,427)	(39,709)
Government subsidies	778,918	2,391,681
Other income	675,478	—
Other expenses	(108,181)	(343,722)
Total other income	1,215,828	2,014,194
Loss before income tax benefit	(9,934,698)	(20,244,614)
Income tax benefit	(96,090)	(562,679)
Net loss	(9,838,608)	(19,681,935)
Less: net loss attributable to non-controlling interests	(321,484)	(1,334,058)
Net loss attributable to Building DreamStar Technology Inc.	$(9,517,124)	$(18,347,877)
Comprehensive loss
Net loss	$(9,838,608)	$(19,681,935)
Other comprehensive loss:
Foreign currency translation adjustment	(1,017,256)	(1,832,120)
Total comprehensive loss	(10,855,864)	(21,514,055)
Less: comprehensive loss attributable to non-controlling interests	(302,797)	(1,451,357)
Comprehensive loss attributable to Building DreamStar Technology Inc.	$(10,553,067)	$(20,062,698)
Net loss per ordinary share attributable to Building DreamStar Technology Inc.
Basic	$(0.26)	$(0.51)
Diluted	$(0.26)	$(0.51)
Weighted average ordinary shares outstanding
Basic	36,000,000	36,000,000
Diluted	36,000,000	36,000,000
The accompanying notes are an integral part of these consolidated financial statements.

BUILDING DREAMSTAR TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(Stated in US dollars)
	Ordinary shares		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Building DreamStar Technology Inc. shareholders’ deficit	Non- controlling interest	Total shareholders’ deficit
	Number of shares	Amount
Balance, December 31, 2019	36,000,000	$3,600	$18,339,285	$(33,287,943)	$335,883	$(14,609,175)	$1,559,764	$(13,049,411)
Cash contribution from shareholders	—	—	2,517,221	—	—	2,517,221	—	2,517,221
Cash distribution made to noncontrolling shareholder	—	—	—	—	—	—	(89,313)	(89,313)
Acquisition of noncontrolling interest	—	—	—	—	—	—	350,894	350,894
Purchase of noncontrolling interest	—	—	(67,562)	—	—	(67,562)	38,577	(28,985)
Net loss	—	—	—	(18,347,877)	—	(18,347,877)	(1,334,058)	(19,681,935)
Foreign currency translation adjustment	—	—	—	—	(1,714,821)	(1,714,821)	(117,299)	(1,832,120)
Balance, December 31, 2020	36,000,000	$3,600	$20,788,944	$(51,635,820)	$(1,378,938)	$(32,222,214)	$408,565	$(31,813,649)
Change of shareholder’s paid-in capital	—	—	(457,045)	—	—	(457,045)	—	(457,045)
Cash contribution from noncontrolling shareholder	—	—	—	—	—	—	155	155
Cash distribution made to noncontrolling shareholder	—	—	—	—	—	—	(53,123)	(53,123)
Purchase of noncontrolling interest	—	—	(151,099)	—	—	(151,099)	151,099	—
Net loss	—	—	—	(9,517,124)	—	(9,517,124)	(321,484)	(9,838,608)
Foreign currency translation adjustment	—	—	—	—	(1,035,943)	(1,035,943)	18,687	(1,017,256)
Balance, December 31, 2021	36,000,000	$3,600	$20,180,800	$(61,152,944)	$(2,414,881)	$(43,383,425)	$203,899	$(43,179,526)
The accompanying notes are an integral part of these consolidated financial statements.

BUILDING DREAMSTAR TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US dollars)
	For the year ended December 31, 2021	For the year ended December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,838,608)	$(19,681,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	2,667,115	3,981,489
Loss on disposal of property and equipment	1,399,376	1,281,031
Non-cash lease expense	20,204,671	21,920,877
Deferred income taxes	(135,341)	(610,276)
(Gain) loss from modification of lease contract	(2,576,518)	1,143,191
Gain on short-term investment	(393,007)	—
Gain from disposal of subsidiaries	(816,398)	—
Allowance for credit loss	(92,522)	684,346
Impairment loss on long-lived assets	429,501	760,434
Impairment loss on long-term investments	—	239,106
Loss on goodwill impairment	—	429,384
Other non-cash income	—	(7,785)
Changes in assets and liabilities:
Accounts receivable, net	669,035	(343,586)
Prepaid expenses	204,646	313,696
Security deposits, net	930,850	269,717
VAT recoverables	509,029	(58,675)
Other current assets, net	(5,101,861)	(1,067,604)
Accounts payable	(642,849)	(478,908)
Advances from customers	(976,093)	1,423,486
Accrued expenses and other current liabilities	4,618,752	366,175
Deposits from customers	(1,840,095)	975,871
Operating lease liabilities	(16,153,776)	(16,237,532)
Income tax payable	(45,063)	33,806
NET CASH USED IN OPERATING ACTIVITIES	(6,979,156)	(4,663,692)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(462,777)	(593,970)
Cash paid for acquisitions, net of cash acquired	—	(266,737)
Disposal of subsidiaries	(13,465)	—
Payments for long-term investments	(187,678)	(74,935)
Proceeds from disposal of long-term investment	—	121,232
Purchases of short-term investments	(9,281,495)	(771,067)
Proceeds from sale of short-term investments	7,698,062	1,301,430
Loans provided to related parties	(155,181)	(4,900,543)
Loan collected from third party	—	869,553
Loans collected from related parties	545,884	4,538,099
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,856,650)	223,062
The accompanying notes are an integral part of these consolidated financial statements.

	For the year ended December 31, 2021	For the year ended December 31, 2020
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contribution from shareholders	—	2,517,221
Cash contribution from noncontrolling shareholder	155	—
Cash distribution made to noncontrolling shareholder	(53,123)	(89,313)
Proceeds from short-term debts	2,790,741	2,898,509
Proceeds from long-term debts	4,339,602	—
Repayment of long-term debts	(465,123)	—
Repayment of short-term debts	(3,165,424)	(265,697)
Borrowings from related parties	4,186,906	22,615,935
Repayment of borrowings from related parties	(1,240,329)	(23,065,204)
Purchase of noncontrolling interest	—	(67,562)
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,393,405	4,543,889
EFFECT OF EXCHANGE RATE CHANGES	77,740	306,337
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,364,661)	409,596
CASH AND CASH EQUIVALENTS – BEGINNING OF THE YEAR	4,246,690	3,837,094
CASH AND CASH EQUIVALENTS – END OF THE YEAR	$1,882,029	$4,246,690
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$138,272	$32,421
Income taxes paid	$79,214	$13,792
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Liabilities assumed in connection with purchases of property and equipment	$1,489,276	$256,272
Operating lease right-of-use asset obtained in exchange for operating lease liability	$3,321,388	$15,563,614
Remeasurement of operating lease right-of-use assets and lease liabilities due to lease modification	$57,650,112	$32,396,027
Property and equipment received with prior prepayments made	$514,917	$—
Consideration receivable in connection with acquisition	$—	$521,732
Change of shareholder’s paid-in capital	$457,045	$—
The accompanying notes are an integral part of these consolidated financial statements.

BUILDING DREAMSTAR TECHNOLOGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. Dollars, unless stated otherwise)
Note 1 — Nature of business and organization
Building DreamStar Technology Inc. (“Building DreamStar”), through its wholly owned subsidiaries Building DreamStar Technology Limited (“Building DreamStar BVI”), HK Building DreamStar Technology Limited (“HK Building DreamStar”), Shenzhen Building Dream Star Chuangxiang Technology Company Limited (“Shenzhen Chuangxiang”), Hangzhou Building Dream Star Chuangxiang Technology Company Limited (“Hangzhou Building Dream Star”), and Shenzhen Building DreamStar Technology Ltd. (“Shenzhen Building DreamStar”) and Shenzhen Building DreamStar’s subsidiaries (collectively, referred to hereinafter as the “Company”), are principally engaged in providing customers with flexible access to spaces, powered by a culture of inclusivity, the energy of a global and diverse community and the connectivity of a broad technology infrastructure. All of the Company’s operations and customers are located in the People’s Republic of China (“PRC”).
Building DreamStar and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.
The Company used to operate substantially all of its business through Shenzhen Building DreamStar, its former variable interest entity (“VIE” or “former VIE”), and the former VIE’s subsidiaries under a series of VIE arrangements (described below). In February 2022, the Company restructured its corporate structure and, by entering into a series of equity transfer agreements with the original shareholders of Shenzhen Building DreamStar, obtained 100% of the equity interest in Shenzhen Building DreamStar through its wholly owned subsidiary Hangzhou Building Dream Star for a consideration of RMB1,000,000 (approximately $155,000) (“corporate restructure”). In the meantime, the relevant VIE arrangements were terminated. After the termination of the VIE arrangements, the Company still effectively controls Shenzhen Building DreamStar and Shenzhen Building DreamStar’s subsidiaries and as a result, Shenzhen Building DreamStar and its subsidiaries remain consolidated by the Company. Upon the execution of the equity transfer agreements, creditors start to have recourse to the general credit of the Company for the liabilities of the former VIE and its subsidiaries, generally to the extent of unpaid registered capital that the Company agreed to contribute to the former VIE, as the former VIE and its subsidiaries are incorporated as limited liability companies under the PRC Company Law. The Company has fully paid for the registered capital of the former VIE.
Corporate structure
Building DreamStar Technology Inc. is a holding company incorporated in Cayman Islands that does not have substantive operations. Its principal subsidiaries consist of the following entities:

•
On September 20, 2019, Building DreamStar Technology Limited, or Building DreamStar BVI, was incorporated in the British Virgin Islands (“BVI”) as a business company with limited liability, which is a wholly owned subsidiary of Building DreamStar.

•
On March 25, 2019, we incorporated HK Building DreamStar Technology Limited, or HK Building DreamStar, in Hong Kong as a wholly owned subsidiary of Building DreamStar BVI.

•
On September 1, 2020, we incorporated Shenzhen Building Dream Star Chuangxiang Technology Company Limited, or Shenzhen Chuangxiang, a limited liability company incorporated in the PRC. Shenzhen Chuangxiang is a wholly owned subsidiary of HK Building DreamStar.

•
On November 2, 2020, we incorporated Hangzhou Building Dream Star, a PRC limited liability company. Hangzhou Building Dream Star is a wholly owned subsidiary of HK Building DreamStar.

As of December 31, 2021, we conducted our business operations primarily across following former VIE and its major subsidiaries.

Name	Later of date of establishment or acquisition	Place of establishment	Percentage of ownership
Former VIE:
Shenzhen Building DreamStar Technology Ltd.	January 18, 2016	PRC	N/A
Major former VIE subsidiaries:
Wuhan Chuangxiang Star Technology Co., Ltd.	May 19, 2016	PRC	100%
Shenzhen Building DreamStar Venture Service Co., Ltd.	November 16, 2016	PRC	100%
Fuzhou Building DreamStar Technology Co., Ltd.	August 19, 2016	PRC	100%
Chengdu Building DreamStar Technology Co., Ltd.	December 14, 2016	PRC	100%
Beijing Building DreamStar Technology Co., Ltd.	December 20, 2016	PRC	100%
Tianjin Building DreamStar Technology Co., Ltd.	January 3, 2017	PRC	100%
Shenzhen Jinhui Commercial Technology Co., Ltd.	March 1, 2017	PRC	100%
Foshan Building DreamStar Technology Co., Ltd.	May 15, 2017	PRC	51%
Shaanxi Building DreamStar Technology Co., Ltd.	June 28, 2017	PRC	70%
Nanchang Building DreamStar Business Incubation Service Co., Ltd.	December 8, 2017	PRC	100%
Fuzhou Shared Space Incubator Management Co., Ltd.	December 11, 2017	PRC	100%
Shenyang Building DreamStar Technology Co., Ltd.	December 7, 2017	PRC	100%
Shenzhen Unicorn Incubator Co., Ltd.	May 18, 2017	PRC	100%
Shenzhen Shared Space Incubator Co., Ltd.	May 18, 2017	PRC	100%
Shanghai Moyi Business Incubator Management Co., Ltd.(1)	January 1, 2017	PRC	100%
Shenyang Shared Star Incubator Co., Ltd.	January 9, 2018	PRC	100%
Anqing Building DreamStar Business Incubation Service Co., Ltd.	June 5, 2018	PRC	90%
Xi’an Chuangxiang Star Business Incubator Co., Ltd.	June 25, 2018	PRC	100%
Yunmeng Building DreamStar Technology Co., Ltd.	September 28, 2018	PRC	100%
Qingdao DreamStar Innovation Technology Co., Ltd.	October 30, 2018	PRC	100%
Changsha Junzhu Venture Service Co., Ltd.	November 1, 2018	PRC	100%
Tianjin DreamStar Technology Co., Ltd.	November 7, 2018	PRC	100%
Anyang Future Space Venture Service Co., Ltd.	November 14, 2018	PRC	100%
Wuxi City DreamStar Venture Space Co., Ltd.	November 19, 2018	PRC	100%
Guiyang Building DreamStar Technology Co., Ltd.	December 26, 2018	PRC	100%
Changsha Milliscale Venture Service Co., Ltd.	November 27, 2018	PRC	100%
Tianjin Zhumeng Ruige Technology Co., Ltd.	December 31, 2018	PRC	51%
Wuxi Miller Space Co., Ltd.	January 11, 2019	PRC	100%
Jinan Building DreamStar Technology Enterprise Incubator Co., Ltd.	March 4, 2019	PRC	100%
Shenzhen IDH Innovation and Entrepreneurship Center Co., Ltd.	January 1, 2019	PRC	51%
Hangzhou Building DreamStar Technology Co., Ltd.(2)	March 29, 2019	PRC	100%
Shenzhen Qianhai Oriental Shengding Venture Capital Fund Management Co., Ltd.	June 4, 2014	PRC	100%
Shenzhen Shengshi Ark Management Co., Ltd.	September 30, 2019	PRC	70%
Shenzhen Building DreamStar Enterprise Service Co., Ltd.(2)	March 15, 2019	PRC	100%

Name	Later of date of establishment or acquisition	Place of establishment	Percentage of ownership
Shanghai Xianpu Business Incubator Management Co., Ltd.(2)	April 28, 2019	PRC	100%
Shanghai Zhuna Technology Co., Ltd.(2)	July 2, 2019	PRC	100%
Suzhou Building DreamStar Incubation Management Co., Ltd.	September 23, 2019	PRC	100%
Shenzhen Dongzhong Enterprise Management Co., Ltd.	December 31, 2019	PRC	100%
Hangzhou Dongzhong Enterprise Management Consulting Co., Ltd.	December 31, 2019	PRC	100%
Nanjing Dongzhong Enterprise Management Co., Ltd.	December 31, 2019	PRC	100%
Shanghai Zhushan Enterprise Service Co., Ltd.(2)	January 16, 2020	PRC	100%
Shanghai Zhuqi Technology Co., Ltd.	January 16, 2020	PRC	100%
Chengdu Dongzhong Enterprise Management Consulting Co., Ltd.(2)	January 1, 2020	PRC	100%
Dongying Building DreamStar Business Incubator Co., Ltd.	December 20, 2019	PRC	100%
Nanjing Millimeter Technology Co., Ltd.(3)	February 25, 2020	PRC	100%
Taiyuan Building DreamStar Technology Co., Ltd.	March 16, 2020	PRC	100%
Chongqing Building DreamStar Technology Co., Ltd.	January 15, 2020	PRC	100%
Shanghai Hanqin Enterprise Management Consulting Co., Ltd.	March 31, 2020	PRC	100%
Longyan Building DreamStar Technology Co., Ltd.	March 19, 2020	PRC	100%
Beijing Chuangxiang Star Technology Co., Ltd.	May 21, 2020	PRC	100%
Shenzhen Fangtan Technology Co., Ltd.	May 26, 2020	PRC	100%
Building DreamStar Chuangxiang (Beijing) Technology Co., Ltd.(2)	September 17, 2020	PRC	100%
Suqian DreamStar Technology Co., Ltd.	October 12, 2020	PRC	100%
Dongying Chuangxiang Star Business Incubator Co., Ltd.	November 12, 2020	PRC	100%
Mengzhou Building DreamStar Space Technology Service Co., Ltd.	December 8, 2020	PRC	100%
Shanghai Zhusheng Zhongchuang Space Management Co, Ltd.	April 7, 2021	PRC	100%
Taizhou Building DreamStar Technology Co, Ltd.	May 19, 2021	PRC	100%
Xingtai Building DreamStar Technology Co, Ltd.	June 10, 2021	PRC	80%
Chongqing Chuangxiang Star Technology Co, Ltd.	June 23, 2021	PRC	100%
Xiamen Chuangxiang Star Technology Co., Ltd.	November 23, 2021	PRC	60%
Changsha Xinjin Venture Service Co., Ltd.	November 10, 2021	PRC	100%
Huaian Building DreamStar Technology Incubator Co., Ltd.	November 5, 2021	PRC	100%
Nanning Building DreamStar Venture Space Co., Ltd.	December 22, 2021	PRC	100%

(1)
This entity was deregistered in 2020.

(2)
The Company disposed these seven subsidiaries to Shanghai Xuanmen Zhongchuang Space Management Co., Ltd., a related party, in September and October of 2021. The disposal of these subsidiaries did not represent a strategic shift that had a major effect on the Company’s operations and financial results.

(3)
This entity was deregistered in 2021.

The VIE arrangements
The Company used to operate substantially all of its business through its former VIE, Shenzhen Building DreamStar Technology Ltd. Effective control over the VIE was transferred to the Company through the series of contractual arrangements without transferring legal ownership in the VIE (“reorganization”). The series of contractual agreements included voting rights proxy agreement and powers of attorney, equity pledge agreement, spousal consent letters, exclusive business cooperation agreement, and exclusive option agreement.
The Company believed that these contractual arrangements enabled the Company to (i) exercise effective control over the VIE; (ii) receive substantially all of the economic benefits of the VIE; and (iii) have an exclusive option to purchase all or part of the equity interests in and/or assets of the VIE when and to the extent permitted by PRC laws. Accordingly, the Company was considered the primary beneficiary of the former VIE and was able to consolidate the former VIE and former VIE’s subsidiaries.
Immediately before and after the reorganization, the controlling shareholders of Building DreamStar controlled Building DreamStar BVI, HK Building DreamStar, Shenzhen Chuangxiang, Hangzhou Building Dream Star and the former VIE and its subsidiaries. Therefore, the reorganization was accounted for as a transaction of entities under common control. Accordingly, the accompanying consolidated financial statements have been prepared as if the reorganization had become effective as of the beginning of the earliest period presented.
The following is a summary of the key terms of the VIE agreements:
Voting Rights Proxy Agreement and Powers of Attorney
On November 3, 2020, the VIE shareholders entered into the voting rights proxy and power of attorney agreement whereby they granted an irrevocable proxy of the voting rights underlying their respective equity interests in Shenzhen Building DreamStar to Hangzhou Building Dream Star, which includes, but are not limited to, all the shareholders’ rights and voting rights empowered to the VIE shareholders by the company. The power of attorney remains valid and irrevocable from the date of execution, so long as each VIE shareholder remains as a shareholder of Shenzhen Building DreamStar Technology Ltd.
Equity Pledge Agreement
On November 3, 2020, the VIE shareholders and Hangzhou Building Dream Star, entered into an equity pledge agreement. Under this agreement, the VIE shareholders pledged their equity interests in the VIE to Hangzhou Building Dream Star to secure the performance of their obligations under the loan agreement and the exclusive option agreement and the power of attorney, and the VIE’s payment obligations under the exclusive business cooperation agreement as described below. Without the Hangzhou Building Dream Star’s prior written consent, the VIE shareholders shall not transfer the equity interests pledged thereunder or create any other pledge or encumbrance on such equity interests during the term of the Equity Interest Pledge Agreement. The equity interest pledge agreements remain effective unless otherwise terminated by Hangzhou Building Dream Star upon a 30-day prior written notice or terminated pursuant to other agreements entered into among all parties to the Equity Pledge Agreement.
Spousal Consent Letters
On November 3, 2020, Ms. Wangxia Liu, spouse of Mr. Houde Li, the controlling shareholder of the VIE, signed a spousal consent letter confirming and acknowledging that the equity interests held by Mr. Houde Li in the VIE are the personal assets of Mr. Houde Li and shall not constitute the community property of the couple. The signing spouse also irrevocably waived any potential right or interest that may be granted by operation of applicable law in connection with the equity interests of the VIE held by Mr. Houde Li.
On November 3, 2020, Mr. Houde Li, spouse of Ms. Wangxia Liu, a shareholder of the VIE, signed a spousal consent letter confirming and acknowledging that the equity interests held by Ms. Wangxia Liu in the VIE are the personal assets of Ms. Wangxia Liu and shall not constitute the community property of the couple. The signing spouse also irrevocably waived any potential right or interest that may be granted by operation of applicable law in connection with the equity interests of the VIE held by Ms. Wangxia Liu.
Exclusive Business Cooperation Agreement
On November 3, 2020, the VIE and Hangzhou Building Dream Star entered into an exclusive service agreement. Under this agreement, Hangzhou Building Dream Star will be the exclusive provider of services and support required by the VIE, including technical support and marketing services, services related to the transfer, leasing and disposal of equipment or assets, information technology and consulting services, the development, maintenance and update of computer system, hardware and database. Without the written consent of Hangzhou Building Dream Star, the VIE shall not accept any technology consulting and services covered by this agreement from any third party. The VIE agrees to pay a service fee at an amount equivalent to all of its net income to Hangzhou Building Dream Star. The Exclusive Service Agreement will remain effective unless otherwise terminated by Hangzhou Building Dream Star upon a 30-day prior written notice or terminated pursuant to other agreements entered into among all parties to the Exclusive Business Cooperation Agreement.
Exclusive Option Agreement
On November 3, 2020, the VIE shareholders, the VIE and Hangzhou Building Dream Star entered into an exclusive option agreement. Pursuant to the agreement, the VIE shareholders granted Hangzhou Building Dream Star an irrevocable and exclusive right to purchase, or designate one or more persons to purchase, at its discretion, all or part of the equity interests in the VIE held by the VIE shareholders at the price paid by the VIE shareholders for acquiring such equity interests or the lowest price permitted under PRC law, whichever is lower. Without the prior written consent of Hangzhou Building Dream Star, the VIE shareholders shall not dispose of or encumber any of their equity interests in the VIE, and the VIE shall not dispose of or transfer any of its assets or income or distribute any dividends to the VIE shareholders in any manner. The Exclusive Purchase Agreement remains effective unless otherwise terminated by Hangzhou Building Dream Star or terminated pursuant to other agreements entered into among all parties to the Exclusive Option Agreement.
The Company believes that the contractual arrangements with the VIE and its shareholders were in compliance with existing PRC laws and regulations and were legally enforceable.
There was no asset in the Company’s former VIE and the former VIE’s subsidiaries that could be used only to settle their obligations, except for registered capital and PRC statutory reserves. No creditors (or beneficial interest holders) of the former VIE had recourse to the general credit of the Company or any of its wholly owned subsidiaries as of December 31, 2021 and 2020. No terms in any arrangements, considering both explicit arrangements and implicit variable interests, required the Company or its subsidiaries to provide financial support to the former VIE.
For the years ended December 31, 2021 and 2020, the Company and its subsidiaries (excluding the former VIE and former VIE’s subsidiaries) had limited operation. Shenzhen Building DreamStar and its subsidiaries accounted for approximately 100% of the Company’s total assets, liabilities, and operating results.
Corporate restructure and termination of the VIE arrangements
On February 9, 2022, all shareholders of Shenzhen Building DreamStar entered into equity transfer agreements and sold 100% of equity interest of Shenzhen Building DreamStar to Hangzhou Building Dream Star for a total consideration of RMB1,000,000 (approximately $155,000), which was paid in June, 2022. On February 12, 2022, the former VIE shareholders, Shenzhen Building DreamStar, and Hangzhou Building Dream Star entered into a VIE termination agreement. As a result, the Company obtained 100% of the equity interest in Shenzhen Building DreamStar. As the Company effectively controls Shenzhen Building DreamStar both before and after the corporate restructure, Shenzhen Building DreamStar and its subsidiaries remain consolidated by the Company. Upon the execution of the equity transfer agreements, creditors (or beneficial interest holders) start to have recourse to the general credit of the Company for the liabilities of the former VIE and its subsidiaries, generally to the extent of unpaid registered capital that the

Company agreed to contribute to the former VIE, as the former VIE and its subsidiaries are incorporated as limited liability companies under the PRC Company Law. The Company has fully paid for the registered capital of the former VIE.
Liquidity
The Company has been incurring recurring losses. As of December 31, 2021, the Company has working capital deficit of approximately $36.5 million. For the year ended December 31, 2021, the Company has incurred a net loss of approximately $9.8 million and generated negative cash flows from operating activities amounting to $7.0 million.
The Company considered the projected revenues and expenses for the next twelve months. In addition, in 2022, the Company was able to extend the due dates for several short-term debts existing as of December 31, 2021.
As of December 31, 2021, the Company has loan balance with Dongguan Jifeng Investment Partnership (“Dongguan Jifeng”), a related party, in an amount of RMB3,100,000 (approximately $487,513), which bears an interest of 5% with a three-month interest free period and was originally due on April 30,2022. On June 27, 2022, the Company signed supplementary loan agreement with Dongguan Jifeng and extended the due date of the loan to December 31, 2023.
As of December 31, 2021, the Company has loan balances with Dongguan Yicai Investment Partnership (“Dongguan Yicai”), a related party, in an amount of RMB15,900,000 (approximately $2,500,473), which bear an interest of 5% with one-year interest free period and was originally due on December 31, 2022. On June 28, 2022, the Company signed supplementary loan agreement with Dongguan Yicai and extended the due date of the loan to December 31, 2023.
As of December 31, 2021, the Company has loan balances with Dongguan Yifang Venture Capital Partnership (“Dongguan Yifang”), a third party, in an amount of RMB3,000,000 (approximately $471,787), which bear an interest of 5% with three-month interest free period and RMB2,000,000 was originally due on October 27, 2022 and RMB1,000,000 was originally due on November 9, 2022. In June 2022, the Company signed supplementary loan agreements with Dongguan Yifang and extended the due dates of the loans to December 31, 2023.
Furthermore, the Company obtained additional financings in the form of long-term debts and credit lines.
During the year ended December 31, 2020, the Company signed a line of credit agreement with Shenzhen Motian Star Enterprise Management Co., Ltd. (“Motian Star”), an entity controlled by controlling shareholder of the Company, for a credit line up to RMB100,000,000 (approximately $15.3 million). The credit line bears an interest of 5% and originally expires on December 31, 2021. Subsequently in 2021 and 2022, the Company signed extension agreements with Motian Star and extended the expiration date to December 31, 2022 and December 31, 2023, respectively. As of December 31, 2021, the balance of the related party loan borrowed under the credit line is RMB1,000,000 (approximately $157,262).
On November 10, 2021, the Company signed a loan agreement with Dongguan Yifang to borrow RMB4,000,000 (approximately $629,050) which bear an interest of 5% with three-month interest free period and was originally due on November 9, 2022. In November 2021, the Company received RMB1,000,000 as mentioned above and received the remaining RMB3,000,000 (approximately $471,787) in February and March 2022. On June 28, 2022, the Company signed supplementary loan agreements with Dongguan Yifang and extended the due date of the loans to December 31, 2023.
The Company signed loan agreements and borrowed RMB4,500,000 (approximately $707,681), RMB2,000,000 (approximately $314,525), and RMB 2,500,000 (approximately $393,156) from Dongguan Guangshen Venture Capital Partnership (“Dongguan Guangshen”), a third party, Dongguan Meihang Venture Capital Partnership (“Dongguan Meihang”), a third party, and Dongguan Guangsheng Equity Investment Partnership (“Dongguan Guangsheng”), a related party, on January 3, 2022, February 23, 2022, and June 28, 2022, respectively. The outstanding loan amounts from Dongguan Guangshen and Dongguan Meihang bear an annual interest of 5% with a three-month interest free period and are originally due on

January 2, 2023 and February 22, 2023, respectively. In June 2022, the Company signed supplementary loan agreements with Dongguan Guangshen and Dongguan Meihang and extended the due date of the loans to December 31, 2023. The outstanding loan amount from Dongguan Guangsheng bears an annual interest of 7% and will be due on December 31, 2023.
As a result, the Company’s cash flow projections for the period after one year after the date that the consolidated financial statements are issued indicate that the Company’s existing cash and cash equivalents and cash provided by operating activities, together with additional financing available, will be sufficient to cover the liquidity needs that become due within one year after the date that the consolidated financial statements are issued. In this respect, substantial doubt about the Company’s ability to continue as a going concern has been alleviated. Based on the above considerations, the Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidity of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business is dependent on, among other things, the Company’s abilities to generate sufficient cash flows from operations and to obtain adequate financing arrangements.
The Company may need additional capital in the future to fund the continued operations of the Company. If the Company is unable to obtain additional equity or debt financing as required, the business operations and prospects of the Company may be materially impacted.
Note 2 — Summary of significant accounting policies
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the SEC.
Principles of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries, the VIE and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.
Non-controlling interests
Non-controlling interests on the consolidated balance sheets are resulted from the consolidation of the VIE’s subsidiaries. The portion of the income or loss applicable to the non-controlling interests in subsidiaries is reflected in the consolidated statements of operations and comprehensive loss.
Use of estimates and assumptions
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates include, but not limited to, consolidation of VIE, estimates for useful lives and impairment of long-lived assets, impairment of goodwill, accounting for investments and the subsequent impairment assessment, purchase price allocation relating to business acquisitions, allowance for credit loss and accounting for deferred income taxes including valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. The extent to which the COVID-19 pandemic may directly or indirectly impact our business, financial condition, and results of operations is highly uncertain and subject to change. We considered the potential impact of the COVID-19 pandemic on our estimates and assumptions and there was not a material impact to our consolidated financial statements as of and for the year ended December 31, 2021. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.
Foreign currency translation and transaction
The accompanying consolidated financial statements are presented in the United States dollar (“$”), which is the reporting currency of the Company. The functional currency of the subsidiaries incorporated outside the mainland China is United States dollar. The functional currency of the PRC subsidiaries, the VIE and VIE’s subsidiaries incorporated in the PRC is Renminbi (“RMB”).
Transactions in currencies other than the functional currency are measured and recorded in the functional currency at the exchange rate prevailing on the transaction date. All exchange gains or losses arising from foreign currency transactions are recorded in the consolidated statements of operations and comprehensive loss during the year they occur. The Company had immaterial exchange gains or losses during the periods presented.
The financial statements of the PRC subsidiaries, the VIE and VIE’s subsidiaries are translated into the United States dollar using the exchange rate as of the balance sheet date for assets and liabilities and the periodic average exchange rate for income and expense items. Equity accounts other than losses generated in current period are translated at the appropriate historical rates. The resulting foreign currency translation adjustments are recorded in accumulated other comprehensive loss as a component of shareholders’ deficit. Cash flows were also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.
Business combinations and asset acquisitions
Business combinations are recorded using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and non‑controlling interest, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses are expensed as incurred. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. Transaction costs directly attributable to the acquisition are expensed as incurred.
If investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalized transaction costs, and does not result in the recognition of goodwill. The cost of the acquisition is allocated to the assets acquired on the basis of relative fair values.
Fair value is determined based upon the guidance of ASC Topic 820, Fair Value Measurements and Disclosures, and generally are determined using Level 2 inputs and Level 3 inputs. The determination of fair value involves the use of significant judgment and estimates. The Company utilize the assistance of a third-party appraiser to determine the fair value as of the date of acquisition.
In a business combination or asset acquisition, the Company may recognize identifiable intangibles that meet either or both the contractual legal criterion or the separability criterion. Identifiable intangible assets recognized in our acquisitions generally include in-place leases, customer relationships and trademark. See Intangible assets section in Note 2 for further details.
Cash and cash equivalents
Cash and cash equivalents consist of cash on hand, demand deposits and time deposits placed with banks or other financial institutions and have original maturities of three months or less.
Short-term investments
Short-term investments consist of investment in wealth management products issued by the banks and marketable securities.
The wealth management products issued by the banks are redeemable by the Company at any time and unsecured with variable interest rates. These investments are classified as available-for-sale debt securities and reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive loss on the consolidated balance sheets, if any. Realized gains and losses from the sale of available-for-sale securities are determined on an aggregate approach basis and are included in the consolidated statements of operations and comprehensive loss.
Marketable securities are accounted for under ASC 321 and reported at their readily determinable fair values as quoted by market exchanges with changes in fair value recorded in other income in the consolidated statements of operations and comprehensive loss.

Property and equipment, net
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:
Leasehold improvements	Over the shorter of the lease term or expected useful lives
Office equipment	5 years
Furniture	3 years
The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.
Construction in progress represents assets under construction. All direct costs relating to the construction are capitalized as construction in progress. Construction in progress is not depreciated until the asset is placed in service.
Goodwill
The excess of the purchase price over the fair value of net assets acquired in business combination is recorded on consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.
The Company recognizes an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit under ASU 2017-04.
The fair value of a reporting unit is estimated by applying valuation multiples and/or estimating future discounted cash flows. The selection of multiples is dependent upon assumptions regarding future levels of operating performance as well as business trends and prospects, industry, market and economic conditions. When estimating future discounted cash flows, the Company considers the assumptions that hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on an industry-wide average cost of capital or location-specific economic factors.
Based on the result of the Company’s annual goodwill impairment assessment, impairment charges of $nil and $429,384 were recognized for the years ended December 31, 2021 and 2020.
Intangible assets
The Company’s intangible mainly consists of in-place leases, customer relationships and trademark obtained in acquisitions.
The value of in-place leases is estimated based on the value associated with the cost avoided in originating customer leases comparable to the acquired in-place leases as well as the value associated with lost rental revenue during the assumed lease-up period. The values allocated to in-place leases are amortized over the remaining terms of the respective customer lease contracts.
Customer relationships are measured as the benefit to the Company resulting from the likelihood of an existing customer renewing its lease, and are amortized over the remaining term and any anticipated renewal periods in the respective leases.
Trademark acquired with business combination is amortized over the remaining life to its expiration.
Impairment for long-lived assets
Long-lived assets, including right-of-use (“ROU”) assets, property and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. The estimates used in projected future cash flows mainly include rental charges, occupancy rate and operating costs. The weighted average cost of capital is used as the discount rate. For the years ended December 31, 2021 and 2020, the Company recorded impairment losses on its long-lived assets of $429,501 and $760,434, respectively.
Long-term investments
The Company’s long-term investments include equity securities without readily determinable fair values and equity method investments.
Equity securities without readily determinable fair values
For equity securities without readily determinable fair value, the Company elected to use the measurement alternative to measure those investments at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer.
The Company reviews its equity securities without readily determinable fair value for impairment at each reporting period. If a qualitative assessment indicates that the investment is impaired, the Company estimates the investment’s fair value in accordance with the principles of ASC Topic 820 — Fair Value Measurement (“ASC 820”). If the fair value is less than the investment’s carrying value, the Company recognizes an impairment loss in the consolidated statements of operations and comprehensive loss.
Equity method investments
Investee companies over which the Company has the ability to exercise significant influence but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered to exist when the Company has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.
Under the equity method, the Company initially records its investment at cost and subsequently recognizes the Company’s proportionate share of each equity investee’s net income or loss after the date of investment into net loss and accordingly adjusts the carrying amount of the investment. The Company reviews its equity method investments for impairment whenever an event or circumstance indicates that any other-than-temporary impairment (“OTTI”) has occurred. The Company considers available quantitative and qualitative evidence in evaluating potential impairment of its equity method investment.
An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary.
Allowance for credit loss
The Company’s accounts receivables are arising from its operating leases and are accounted for in accordance with ASC 842. The Company measures expected credit losses mainly for its security deposit and rental deposits. They consist mainly of refundable lease security deposit paid to the Company’s lessors. The estimate for the allowance of credit losses is based on a historical loss ratio, in conjunction with a qualitative assessment of current conditions and reasonable and supportable forecasts to determine if the allowance for credit losses should be further adjusted. The Company contemplates available information such as change in Chinese economic conditions, industry trend and the Company’s operation plans and so on. As of December 31, 2021 and 2020, the Company has $648,754 and $723,387, respectively, of allowance for expected credit loss.

The following table represents the activity in the allowance for credit losses for the years ended December 31, 2021 and 2020:
	December 31, 2021	December 31, 2020
Beginning Balance	$723,387	$—
Changes in allowance for credit losses	(92,522)	684,346
Effect of changes in foreign exchange rate	17,889	39,041
Ending balance	$648,754	$723,387
Fair value measurement
The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.
The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•
Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•
Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Unobservable inputs reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.
ASC 820 describes three main approaches to measuring the fair value of assets and liabilities:
(1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
The financial asset carried at fair value on a recurring basis at December 31, 2021 and 2020 is as follows:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Short-term investments as of December 31, 2021	$1,536,183	629,050	—	2,165,233
Short-term investments as of December 31, 2020	$3,131	153,194	—	156,325
Financial instruments included in current assets and current liabilities except for short-term investments, due from related parties and due to related parties, are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.
Related party transactions
Transactions involving related parties cannot be presumed to be carried out on an arm’s -length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.
Lease
The Company accounts for its leases under ASC Topic 842 — Leases (“ASC 842”). The Company has made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet.
From the Perspective of Lessee
The Company leases properties for its co-working space and other locations. At the commencement of each lease, management determines its classification as an operating or finance lease. The Company has no finance leases for any of the periods presented. For leases that qualify as operating leases, the Company recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Company enters the leased premises and begins to make improvements in preparation for its intended use.
At the commencement date of a lease, the Company recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term. The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral.
Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the consolidated balance sheets.
The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses include contingent rent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses before it incurs or becomes probable.
From the Perspective of Lessor
The Company recognizes workspace leasing and services revenue under ASC 842, and all the lease contracts are operating leases. The Company has also elected to not separate the non-lease component from the lease component for all leases it acts as a lessor. The consolidated component is accounted for under ASC 842. The Company provides various leasing solutions for its customers and generates revenues mainly from monthly rent in the form of rental fees (for customers who lease the entire office space) or management lease and services fees (for customers who lease desk space in the co-working space). The customers have access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.). The price with each customer varies, based on the basis of the particular characteristics of the office space occupied by the customer, the geographic location of the workspace, and the amount of rent space in the contract. The customers do not have options to purchase underlying assets at termination. Renewal of the leases is on a negotiation basis before termination. The Company’s lease contracts with customers are fixed lease payment contracts.
Workspace leasing and services revenue consists primarily of lease payments from customers and is recognized on a straight-line basis over the lease term, as access to office space and related services are provided. The lease term with most of the customers is less than one year. The leases do not have renewal options and penalty is imposed if the lessees early terminate the leases.
Workspace leasing and services fees are generally collected in advance monthly or quarterly. Customers are generally required to provide the Company with a deposit which is normally one to three months’ lease and service fee. Pursuant to the term of lease contracts, the amount of deposit may be applied against the customer’s unpaid balance.

Lease payments receivables for the following five years as of December 31, 2021 is as following:
Operating leases
2022	13,976,271
2023	3,197,187
2024	1,310,160
2025	454,454
2026	356,609
Thereafter	—
Total lease payments receivables	$19,294,681
Revenue recognition
The Company’s revenue is primarily derived from workspace leasing and services, utility service, temporary meeting room usage service and others. The Company’s workspace leasing and services revenue is recognized under ASC 842 as described in the Lease, from the Perspective of Lessor section in Note 2. All other revenue streams which are determined to be non-lease related are recognized under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all periods presented.
Consistent with the criteria of ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services. Value-added tax that the Company collects concurrent with revenue-producing activities is excluded from revenue. The Company follows the five steps approach for revenue recognition under ASC 606: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies a performance obligation.
Workspace leasing and services revenue
As set out in Lease, from the Perspective of Lessor section in Note 2, workspace leasing and services revenue is recognized under ASC 842.
Utility service revenue
The Company generates utility service revenue by collecting utilities from our existing customers, such as water and electricity. Revenue is recognized during the period when the utility expenses are incurred. Utility revenue is recognized and presented on a gross basis, as the Company obtains control of the goods and services before they are transferred to customers.
Temporary meeting room usage service revenue
Revenue is recognized for customers’ temporary use of the meeting rooms. Revenue is recognized at a point in time when service is provided.
Other services revenue
The Company generates other services revenue for miscellaneous services provided. This is usually project- based co-operation with other parties where the Company is responsible for collecting and paying fees on behalf of cooperation partners, as well as providing other ancillary services, and in return, the Company charges cooperation partners a fixed service fee monthly. Revenue is recognized over time over the service period.
Revenue disaggregation
Management has concluded that the disaggregation level is the same under both the revenue standard and the segment reporting standard. Revenue under the segment reporting standard is measured on the same basis as under the revenue standard. See Note 13 for information regarding revenue disaggregation.

Contract liabilities
Contract liabilities are recorded when consideration is received from a customer prior to transferring the goods or services to the customer or other conditions under the terms of a sales contract. The Company has no contract liabilities related to its contracts under ASC 606 as of December 31, 2021 and 2020.
Government subsidies
Government subsidies represent cash subsidies received from PRC government. Cash subsidies which have no defined rules and regulations to govern the criteria necessary for the Company to enjoy the benefits are recognized when received. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business. Total government grants received were amounted to $778,918 and $2,391,681 for the years ended December 31, 2021 and 2020, respectively.
Value-added taxes
Revenue is recognized net of value-added taxes (“VAT”). The VAT is based on gross sales price.
Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than input VAT and is recorded as VAT recoverables if input VAT is larger than output VAT. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities.
Income taxes
The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
Comprehensive loss
Comprehensive loss consists of two components, net loss and other comprehensive income or loss. Other comprehensive loss refers to revenues, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity or deficit but are excluded from net loss. Other comprehensive loss consists of a foreign currency translation adjustment resulting from the Company not using the United States dollar as its functional currencies.
Net loss per share
The Company computes loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires companies to present basic and diluted loss per share. Basic loss per share is measured as net loss attributable to Building DreamStar Technology Inc. divided by the weighted average number of ordinary shares outstanding for the period. Diluted loss per share presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share. During the years ended December 31, 2021 and 2020, there were no dilutive shares. For the purpose of calculating net loss per share as a result of the reorganization as described in Note 1, the number of shares used in the calculation reflects the outstanding shares of the Company as if the reorganization took place at the beginning of the periods presented.
Segment reporting
The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker has been identified as the chief executive officer of the Company who reviews financial information based on U.S. GAAP. The chief operating decision maker now reviews results analyzed by revenue streams. This analysis is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, the Company has determined that it has only one operating segment.
Concentration of credit risk
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. As of December 31, 2021 and 2020, the Company placed all of the cash and cash equivalents and short -term investments in financial institutions with high credit ratings and quality in the PRC.
The Company conducts credit evaluations of customers, and adjust the lease revenue for specific customers primarily based upon the factors surrounding the credit risk of these customers.
There are no net revenues from customers, which individually represent greater than 10% of the total net revenues for the years ended December 31, 2021 and 2020.
The suppliers of which the total purchase amount exceeding 10% of the total purchases during the years ended December 31, 2021 and 2020 are as follows:
	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Supplier A	66%	—
Supplier B	19%	—
Foreign currency risk
The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Company’s cash and cash equivalents denominated in RMB amounted to $1,881,234 and $4,246,690 as of December 31, 2021 and 2020, respectively.
Recently issued accounting pronouncements
In July 2021, the FASB issued ASU 2021-05, “Leases (Topic 842): Lessors-Certain Leases with Variable Lease Payments” (“ASU 2021-05”), which upon adoption requires a lessor to classify a lease with variable lease payments (that do not depend on a rate or index) as an operating lease on commencement date if classifying the lease as a sales-type or direct financing lease would result in a selling loss. ASU 2021-05 is effective for all entities in fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company anticipates that the adoption of ASU 2021-05 will not have a material impact on its consolidated financial statements.
In November 2021, the FASB issued ASU 2021-10, “Government Assistance (Topic 832)-Disclosures by Business Entities about Government Assistance” (“ASU 2021-10”). ASU 2021-10 requires certain annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. ASU 2021-10 is effective for public companies for fiscal years beginning after December 15, 2021, including applicable interim periods. The Company anticipates that the adoption of ASU 2021-10 will not have a material impact on its consolidated financial statements.
Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
Note 3 — Asset acquisitions
Chengdu Dongzhong Enterprise Management Consulting Co., Ltd.
In January 2020, the Company acquired 100% equity interest of Chengdu Dongzhong Enterprise Management Consulting Co., Ltd., a company providing workspace sharing services, with a net cash consideration of RMB457,012 (approximately $64,987). The transaction was accounted for as an asset acquisition. The following is a summary of the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date:
Other current assets	$75,163
Rental deposits	209,018
Operating lease right-of-use asset	4,822,220
Accounts payable	(12,964)
Advances from customers	(144,563)
Deposits from customers	(152,563)
Operating lease liabilities	(4,731,324)
Total purchase consideration	$64,987
Shanghai Hanqin Enterprise Management Consulting Co., Ltd.
In March 2020, the Company acquired 70% equity interest of Shanghai Hanqin Enterprise Management Consulting Co., Ltd. with a total cash consideration of RMB7,200,000 (approximately $1,023,832) of which RMB3,600,000 (approximately $511,916) was prepaid in the year ended December 31, 2019. Shanghai Hanqin operates three workspace sharing projects in Shanghai, China. The transaction was accounted for as an asset acquisition. The following is a summary of the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date:
Cash	$77,400
Rental deposits	648,702
Operating lease right-of-use assets	8,218,059
Intangible assets, net	896,764
Accounts payable	(10,271)
Advances from customers	(223,331)
Deposits from customers	(390,563)
Deferred tax liabilities	(397,091)
Operating lease liabilities	(7,444,942)
Non-controlling interests	(350,895)
Total purchase consideration	$1,023,832

Note 4 — Short-term investment
Outstanding balances of short-term investment consist of the following:
	As of December 31, 2021	As of December 31, 2020
Wealth Management Products	$629,050	$153,194
Marketable Securities	1,536,183	3,131
Total	$2,165,233	$156,325
For the years ended December 31, 2021 and 2020, no unrealized gain or loss was recorded on the wealth management products.
For the years ended December 31, 2021 and 2020, the unrealized loss related to investments in marketable securities was a loss of $132,203 and nil, respectively.
Note 5 — Property and equipment, net
Property and equipment, net consist of the following:
	As of December 31, 2021	As of December 31, 2020
Furniture	$1,482,430	$1,520,329
Equipment	711,207	656,311
Leasehold improvement	13,859,053	15,638,111
Construction in progress	2,161,436	38,402
Total	18,214,126	17,853,153
Accumulated Depreciation	(9,381,077)	(7,604,769)
Property and equipment, net	$8,833,049	$10,248,384
Depreciation expense for the years ended December 31, 2021 and 2020 amounted to $2,378,436 and $ 2,666,579, respectively.
Note 6 — Intangible assets
Intangible assets consist of the following:
	As of December 31, 2021	As of December 31, 2020
Customer relationships	$486,938	$474,339
Trademark	581,722	566,670
In-place leases	3,641,393	3,547,174
Total	4,710,053	4,588,183
Accumulated amortization	(3,963,004)	(3,575,225)
Total, net	$747,049	$1,012,958
Amortization expense for the years ended December 31, 2021 and 2020 amounted to $ 288,679 and $1,314,911, respectively, included in cost of revenue.

As of December 31, 2021, the future estimated amortization expenses are as below.
Estimated amortization expense
2022	220,590
2023	123,544
2024	107,518
2025	103,433
2026	94,896
Thereafter	97,068
Total	$747,049
Note 7 — Long-term investments
Long-term investments consist of the following:
	As of December 31, 2021	As of December 31, 2020
Equity method investments:
Shenzhen Shengding No.6 Innovation Investment Partnership (limited partnership)(a)	$15,726	$15,320
SSHX (Shenzhen) Investment Center (limited partnership)(b)	157,262	153,193
Beijing CYGJ Travel Agency Co., Ltd(c)	—	—
Equity securities without readily determinable fair values investments:
Anhui Xiangrong Culture Media Co., Ltd.(d)	38,529	37,531
Guangrao Zhongyuan Technology Development Co., Ltd.(e)	5,197	5,063
Wujie Technology (Shenzhen) Co., Ltd.(f)	3,145	3,064
Shenzhen Qingtong Time Network Technology Co., Ltd.(g)	8,628	8,405
Shenzhen CX Investment Co., Ltd.(h)	—	—
Lijiao Consulting (Shenzhen) Co., Ltd.(i)	315	—
Shenzhen Jianquan Culture and Sports Co., Ltd.(j)	1,573	—
Hainan Tianlian Private Equity Investment Fund Partnership (Limited Partnership)(k)	157,262	—
Anyang Xianbao Food Technology Co., Ltd.(l)	19,989	—
Yuntai Furnace Technology (Shanxi) Co., Ltd.(m)	5,945	—
Shanxi Taoran Trading Co., Ltd.(n)	5,284	—
Total	$418,855	$222,576

(a)
In July 2020, the Company invested RMB100,000 (approximately $15,320) in cash in Shenzhen Shengding No.6 Innovation Investment Partnership (limited partnership) for 0.43% equity interests and the Company is the general partner in this partnership. The Company recognized gain or loss according to its equity interest percentage in this investee.

(b)
In June 2018, the Company invested RMB1,000,000 (approximately $151,181) in cash in SSHX (Shenzhen) Investment Center, a limited partnership, for 9.99% equity interest. The Company recognized gain or loss according to its equity interest percentage in this investee.

(c)
In April 2019, the Company invested RMB2,000,000 (approximately $289,553) in cash in Beijing CYGJ Travel Agency Co., Ltd. for 32.5% equity interest. The Company recognized gain or loss according to its equity interest percentage in this investee which is included in other expenses in the consolidated statements of operations and comprehensive loss. This investment was fully impaired as of December 31, 2020.

(d)
In September 2020, the Company invested RMB245,000 (approximately $37,531) in cash in Anhui Xiangrong Culture Media Co., Ltd. for 4.9% equity interests.

(e)
In September 2020, the Company invested RMB33,048 (approximately $5,063) in cash in Guangrao Zhongyuan Technology Development Co., Ltd. for 1% equity interests.

(f)
In March 2020, the Company invested RMB20,000 (approximately $3,064) in Wujie Tech. Co., Ltd. for 2% equity interest.

(g)
In August 2020, the Company invested RMB54,863 (approximately $8,405) in Shenzhen Qingtong Time Network Technology Co., Ltd. for 1% equity interests.

(h)
In December 2019, the Company invested RMB1,000,000 (approximately $144,776) in cash in Shenzhen CX Investment Co., Ltd. for 5.95% equity interest. In April 2020, the investment was sold to a third party for RMB836,516 (approximately $118,952), and there is no gain or loss from the disposal.

(i)
In January 2021, the Company invested RMB2,000 (approximately $315) in cash in Lijiao Consulting (Shenzhen) Co., Ltd. for 2% equity interest.

(j)
In September 2021, the Company invested RMB10,000 (approximately $1,573) in Shenzhen Jianquan Culture and Sports Co., Ltd. for 1% equity interests.

(k)
In August 2021, the Company invested RMB1,000,000 (approximately $157,262) in Hainan Tianlian Private Equity Investment Fund Partnership (Limited) for 2.07% equity interests.

(l)
In November 2021, the Company invested RMB127,104 (approximately $19,989) in Aanyang Xianbao Food Technology Co., Ltd. for 1% equity interests.

(m)
In May 2021, the Company invested RMB37,800 (approximately $5,945) in Yuntai Furnace Technology (Shanxi) Co., Ltd. for 0.7% equity interests.

(n)
In May 2021, the Company invested RMB33,600 (approximately $5,284) in Shanxi Taoran Trading Co., Ltd. for 0.6% equity interests.

During the years ended December 31, 2021 and 2020, the Company recorded impairment loss on long-term investments of nil and $239,106, respectively included in other expenses in consolidated statements of operation and comprehensive loss for investments that the Company believes partial or full amount of the carrying value of the investments were no longer recoverable.
Note 8 — Short-term and long-term debts
Short-term debts
Outstanding balances of short-term debts consist of the following:
As of December 31, 2021	Balance	Maturity Date	Effective interest rate
China Construction Bank (Shenzhen Shahe Branch)	$356,356	May 21, 2022	4.0525%
Bank of China (Shenzhen Yingda Garden Branch)	2,162,358	August 9, 2022	4.7000%
Dongguan Yifang Venture Capital Partnership(*)	314,525	October 27, 2022	5.0000%
Dongguan Yifang Venture Capital Partnership(*)	157,262	November 9, 2022	5.0000%
Total short-term debts	$2,990,501

*
In June 2022, the Company signed supplementary loan agreements with Dongguan Yifang and extended the due dates of the loans to December 31, 2023.

As of December 31, 2020	Balance	Maturity Date	Effective Interest Rate
China Construction Bank (Shenzhen Shahe Branch)	$347,136	May 21, 2021	4.0525%
China Construction Bank (Shenzhen Shahe Branch)	252,616	June 9, 2021	4.0525%
Bank of China (Shenzhen Yingda Garden Branch)	2,936,205	August 17, 2021	4.3500%
Total short-term debts	$3,535,957
Long-term debts
Outstanding balances of long-term debts consist of the following:
As of December 31, 2021	Balance	Maturity Date	Effective Interest Rate
Dongguan Yifang Venture Capital Partnership	$1,729,886	December 31, 2023	5.0000%
Dongguan Guangshen Venture Capital Partnership	471,787	December 31, 2023	5.0000%
Dongguan Meihang Venture Capital Partnership	1,258,099	December 31, 2023	5.0000%
Shenzhen Qianhai Webank Co., Ltd.	314,525	January 1, 2024	3.6% – 9%
Shenzhen Qianhai Webank Co., Ltd.	155,690	January 1, 2024	3.6% – 9%
Total long-term debts	$3,929,987
As of December 31, 2021, the future maturities of long-term debt are as below.
Principle
2022	$215,515
2023	3,694,880
2024	19,592
2025	—
2026	—
Total	$3,929,987
Interest expenses for the years ended December 31, 2021 and 2020 amounted to $136,427 and $39,709, respectively.
Note 9 — Income taxes
Cayman Islands and BVI
The Company and a subsidiary are tax-exempted companies incorporated in the Cayman Islands and BVI, respectively, both of which are not subject to income tax or capital gain. In addition, payments of dividends to their shareholders are not subject to withholding tax in the Cayman Islands or BVI.
Hong Kong
HK Building DreamStar was established in Hong Kong and is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first 2 million Hong Kong dollars of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the consolidated financial statements as it has no assessable profit for the years ended December 31, 2021 and 2020.
PRC
The Company’s subsidiaries incorporated in the PRC are all governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT Laws grant preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Shenzhen Building DreamStar obtained the “high-tech enterprise” tax status in December 2021, which reduced its statutory income tax rate to 15% from December 2021 to December 2023.
The reconciliation of tax computed by applying the statutory income tax rate of 25% for the years ended December 31, 2021 and 2020 applicable to the PRC operations to income tax benefit is as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
PRC statutory tax rate	25.00%	25.00%
Expenses not deductible for tax purpose	(0.30)%	(1.47)%
Chinese tax exemption and reliefs	(7.70)%	0.66%
Recovery from deferred income tax	5.19%	0.63%
Effect of valuation allowance on deferred income tax assets	(21.49)%	(21.82)%
Others	0.27%	(0.22)%
Total	0.97%	2.78%
Significant components of the provision for income taxes are as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Current income tax expense	$39,251	$47,597
Deferred income taxes	(135,341)	(610,276)
Income taxes benefit	$(96,090)	$(562,679)
For the purpose of presentation in the consolidated balance sheets, deferred income tax assets and liabilities have been offset. Significant component of deferred tax assets and liabilities are as follows:
	December 31, 2021	December 31, 2020
Impairment loss on long-lived assets	$108,914	$100,044
Allowance for credit loss	162,188	180,847
Net operating loss carryforward	14,222,322	9,353,533
	14,493,424	9,634,424
Less: valuation allowance	(14,493,424)	(9,634,424)
Deferred tax assets	$—	$—
Acquired intangible assets	$327,360	$452,618
Deferred tax liabilities	$327,360	$452,618
Total	$(327,360)	$(452,618)
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.

Uncertain tax positions
The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authority has up to five years to conduct examinations of the tax filings of the Company’s PRC entities. Accordingly, the PRC subsidiaries’ tax years of 2017 through 2021 remain open to examination by the respective tax authorities. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.
The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2021 and 2020, the Company did not have any significant unrecognized uncertain tax positions.
Note 10 — Shareholders’ deficit
The Company was incorporated in September 2019. On September 10, 2019, the Company issued an aggregate of 100 ordinary shares to Dream Star Houde Holdings Limited, a BVI business company wholly owned by Houde Li, the Company’s controlling shareholder, for a consideration of $1, or $0.01 per share. On January 6, 2020, the Company issued an aggregate of 9,900 ordinary shares to all the existing shareholders of the Shenzhen Building DreamStar for an aggregate consideration of $99, or $0.01 per share. On February 24, 2021, the Company issued an aggregate of 35,990,000 ordinary shares to the existing shareholders of the Company proportionately for an aggregate consideration of $3,599 or $0.0001 per share. The shares were issued to all the existing shareholders of the Shenzhen Building DreamStar in connection with the reorganization described in Note 1. The number of outstanding shares has been stated to reflect the outstanding shares of the Company as if the reorganization took place at the beginning of the period presented.
During the year ended December 31, 2020, shareholders of Shenzhen Building DreamStar contributed $2,517,221 to the Company, and the Company has recorded an increase in additional paid-in capital.
During the year ended December 31, 2020, the Company has made cash distribution of $89,313 to a non- controlling shareholder of Shenzhen Building DreamStar’s subsidiary as a result of the reduction in its registered capital, and the Company has recorded a decrease in non-controlling interests.
During the year ended December 31, 2020, the Company acquired the remaining 1.63% equity interest of Shenzhen Qianhai Oriental Shengding Venture Capital Fund Management Co., Ltd. from Ganjing Chen, the non -controlling shareholder, with RMB200,000 (approximately $28,985) in cash, and the Company has recorded an increase in non-controlling interests and a decrease in additional paid-in capital.
During the year ended December 31, 2020, as described in Note 3, the Company acquired 70% equity interest of Shanghai Hanqin Enterprise Management Co., Ltd. and recorded an increase in non-controlling interests of RMB2,487,000 (approximately $350,894).
During the year ended December 31, 2021, one shareholder of the Company decided to withdraw $457,045 equity interest and agreed to transfer such equity interest into a loan to the Company. The Company has recorded a decrease in additional paid-in capital and a corresponding increase in due to related parties.
During the year ended December 31, 2021, the Company has established a new subsidiary and a non-controlling shareholder has made cash contribution of $155 to this subsidiary. The Company has recorded an increase in non-controlling interests.
During the year ended December 31, 2021, the Company has made cash distribution of $53,123 to a non-controlling shareholder of a subsidiary of Shenzhen Building DreamStar as a result of the reduction in its registered capital, and the Company has recorded a decrease in non-controlling interests.
During the year ended December 31, 2021, Bangbing Han, the noncontrolling shareholder of Shanghai Hanqin Enterprise Management Co., Ltd., transferred 30% equity interest of Shanghai Hanqin Enterprise

Management Co., Ltd. to the Company with nil consideration. As this subsidiary has accumulated deficit, the Company has recorded a decrease in additional paid-in capital and an increase in non-controlling interests.
Note 11 — Operating leases
From the perspective of lessee
The Company leases real estates for terms between 3 to 12.5 years from real estate companies. The Company generally does not have options to extend or terminate leases, as the renewal or termination of relevant lease is on negotiation basis. Lease commences when the landlords make the space available for the Company to use. As the Company’s leases did not provide an implicit discount rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.
As of December 31, 2021, the Company recognized operating lease liabilities, including current and noncurrent, in the amount of $74,266,806 and the corresponding operating lease right-of-use assets of $61,327,318.
As of December 31, 2020, the Company recognized operating lease liabilities, including current and noncurrent, in the amount of $146,287,196 and the corresponding operating lease right-of-use assets of $134,134,932.
The components of lease cost were as follows for the years ended December 31, 2021 and 2020:
	For the year ended, December 31, 2021	For the year ended December 31, 2020
Operating lease cost	$23,296,241	$29,498,679
Short-term lease cost	435,122	—
Variable lease cost	1,258,936	(2,706,122)
Total lease cost	$24,990,299	$26,792,557
Supplemental disclosures related to operating leases were as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Cash flows from operating activities
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$20,997,390	$20,089,966
Supplemental lease cash flow disclosure
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$3,321,388	$15,563,614
Remeasurement of operating lease right-of-use assets and lease liabilities due to lease modification	$57,650,112	$32,396,027
Weighted average remaining lease term of operating leases	4.99 years	7.52 years
Weighted average discount rate of operating leases	5.39%	5.39%
The future maturity of operating lease liabilities as of December 31, 2021 is as follows:
Operating leases
2022	$21,872,468
2023	16,452,662
2024	14,297,121
2025	11,800,642

Operating leases
2026	10,406,960
Thereafter	10,089,502
Total lease payments	84,919,355
Less: imputed interest	(10,652,549)
Total lease liabilities	74,266,806
Less: current portion	(21,082,354)
Operating lease liabilities, non-current	$53,184,452

Note 12 — Restricted net assets
As a result of the PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, additional paid-in capital, and the statutory reserves of the Company’s PRC subsidiaries, which is the amount of net assets of the Company’s entities in the PRC (mainland) not available for distribution.
	As of December 30, 2021	As of December 31, 2020
PRC entities
Paid-in capital	$20,184,400	$20,792,544
As of December 31, 2021 and 2020, total restricted net assets were $20,184,400 and $20,792,544, respectively.
Note 13 — Segment and disaggregate revenue
The Company operates in a single operating segment that includes revenues generated from the workspace leasing and services, utility service, temporary meeting room usage service and other services.
The following table summarizes the revenue generated from different revenue streams:
	For the year ended, December 31, 2021	For the year ended, December 31, 2020
Workspace leasing and services	$37,538,853	$33,735,026
Utility service	844,177	462,992
Temporary meeting room usage service	282,227	447,863
Other services	124,295	—
Total revenues, net	$38,789,552	$34,645,881
Note 14 — Related party transactions
Related parties with whom the Company conducted business consist of the following:
Name of related parties	Relationship with the Company
Houde Li	The Company’s controlling shareholder (the “Controlling Shareholder”) and Chairman of the board
Xueli Li	Father of Controlling Shareholder
Wangxia Liu	Shareholder, wife of Controlling Shareholder
Yuegang Wu	A minority shareholder of one subsidiary of

Name of related parties	Relationship with the Company
Shenzhen Building DreamStar
Shenzhen Motian Star Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Motian Star Enterprise Management Co., Ltd. Wuhan Branch	A branch of Motian Star
Shenzhen Motian Star Enterprise Management Co., Ltd. Beijing branch	A branch of Motian Star
Shenzhen Motian Star Enterprise Management Co., Ltd. Hanyang branch	A branch of Motian Star
Chuangzhan Valley Angel No. 1 Investment Enterprise	Equity investee of the Company*
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Huapu Star Technology Co., Ltd. (formerly known as Shenzhen Huapu Management Consulting Co., Ltd.)	A company controlled by Controlling Shareholder
Shenzhen Xindao Positioning Enterprise Consulting Co., Ltd. (formerly known as Shenzhen Erudite Wisdom Enterprise Management Consulting Co., Ltd.)	A company controlled by Controlling Shareholder
Shenzhen Oriental Shengshi Yacht Co., Ltd.	A company controlled by Wangxia Liu
Shenzhen Mingde Junshang Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Morgan One Venture Capital Partnership (L.P.)	Equity investee of the Company*
Shenzhen Qianhai Shengding Wealth Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Shengjing Health Biology Co., Ltd.(formally known as Shenzhen Sanqiansui Ecological Health Co., Ltd.)	A company controlled by Controlling Shareholder
Shenzhen Shengding No. 6 Venture Capital Partnership (L.P.)	Equity investee of the Company*
Shenzhen Shengjing Gene Medical Co., Ltd.	Equity investee of the Company*
Shenzhen Lion Investment Partnership (L.P.)	Equity investee of the Company*
Shenzhen Life Wisdom Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Wuxi Mingde Junshang Culture Communication Co., Ltd.	A company controlled by Controlling Shareholder
Wuhan Shengjing Ginkgo Planting Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Shengding No.3 Venture Capital Partnership (L.P.)	Equity investee of the Company*
Shenzhen Fuxing Media Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Xiaochan Media Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Mingde Rushang Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Chunchan Internet Technology Co., Ltd.	A company controlled by Controlling Shareholder
Dongguan Jifeng Investment Partnership (L.P.)	Shareholders of the Company

Name of related parties	Relationship with the Company
Dongguan Yicai Investment Partnership (L.P.)	Shareholders of the Company
Chengdu Bode Star Enterprise Management Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Motian Enterprise Management Co., Ltd. Chengdu Branch	A company controlled by Controlling Shareholder
Hubei Shengjing Ginkgo Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Jinchan Internet Technology Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Guochao Sijiu Wine Industry Co., Ltd (formerly known as Shenzhen Guochao Sijiu Internet Technology Co., Ltd.)	A company controlled by Controlling Shareholder
Chengdu Shengjing Gene Biological Technology Co., Ltd.	Equity investee of the Company*
Shenzhen Xiaochan Culture Media Co., Ltd.	A company controlled by Controlling Shareholder
Chengdu Xiaochan Media Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen Qiuchan Live Broadcasting Service Co., Ltd.	A company controlled by Controlling Shareholder
Shenzhen CDF Capital Ltd.	A minority shareholder of Chuangchangu Innovation
Shanghai Xuanmen Space Management Co., Ltd.	An entity over which the Company exercises significant influence
Dongguan Guangsheng Equity Investment Partnership (L.P.)	A company controlled by Controlling Shareholder

*
Investments in these entities are not reflected in the Company’s long-term investments as the Company has not yet contributed any capital to these equity investees.

(i)
Due to related parties

From time to time, the Company borrows from its related parties for working capital purpose. As of December 31, 2021, the current loan with Motian Star of RMB1,000,000 (approximately $157,262) bears annual interest of 5% with a due date originally on December 31,2022. The RMB3,100,000 (approximately $487,513) loan with Dongguan Jifeng Investment Partnership (L.P.) has an annual interest rate of 5% with three-month interest-free period and a due date originally on April 30,2022. The RMB15,900,000 (approximately $2,500,473) loan with Dongguan Yicai Investment Partnership (L.P.) has an annual interest rate of 5% since January 1, 2021, and the due date is originally on December 31, 2022. The RMB3,000,000 (approximately $471,787) loan with Shenzhen Oritental Shengshi Yacht Co., Ltd. is non-interest bearing and due on December 31, 2022. In addition, RMB210,000 (approximately $33,025) and HKD6,200 (approximately $795) of loans with Houde Li are all non-interest bearing and due on demand. For the non-current balance with Motian Star, the creditor does not demand repayment for the remaining balance (RMB139,152,216, approximately $21,883,408) until December 31, 2023. For the non-current balance with Houde Li in the amount of RMB16,000,000 (approximately $2,516,198), the due date will be on August 1, 2024 and the loan bears no interest. All loans from related parties were unsecured.
As of December 31, 2020, all loans from related parties are non-interest bearing, except for the RMB30,000,000 (approximately $4,595,799) loan with Shenzhen Xindao Positioning Enterprise Consulting Co., Ltd. (“Shenzhen Xindao”, formerly known as Shenzhen Erudite Wisdom Enterprise Management Consulting Co., Ltd.,) which has an annual interest rate of 5%, and the RMB16,000,000 (approximately $2,451,093) of loan with Dongguan Yicai Investment Partnership (L.P), which has an annual interest rate of 5% since January 1, 2021. All loans from related parties were unsecured. Balances that are classified as current are due on demand. The non-current balances for Shenzhen Xindao and Dongguan Yicai Investment Partnership (L.P) are due on June 30, 2022 and December 31, 2022, respectively. For the non-current balance with Motian Star, the creditor does not demand repayment until June 30, 2022, which was further extended to December 31, 2023 in June 2022, and the balance will become due on demand thereafter.

As of December 31, 2021 and 2020, due to related parties consisted of the following:
Due to related parties	December 31, 2021	December 31, 2020
Current
Dongguan Jifeng Investment Partnership (L.P.)	$487,513	$—
Dongguan Yicai Investment Partnership (L.P.)	2,500,473	137,874
Houde Li	33,820	32,171
Shenzhen Motian Star Enterprise Management Co., Ltd.	157,262	—
Shenzhen Oriental Shengshi Yacht Co., Ltd.	471,787	—
Total	$3,650,855	$170,045
Due to related parties	December 31, 2021	December 31, 2020
Non-current
Shenzhen Motian Star Enterprise Management Co., Ltd.	$21,883,408	$16,721,390
Shenzhen Xindao Positioning Enterprise Consulting Co., Ltd. (formerly known as Shenzhen Erudite Wisdom Enterprise Management Consulting Co., Ltd.)	—	4,595,799
Dongguan Yicai Investment Partnership (L.P)	—	2,451,093
Houde Li	2,516,198	—
Total	$24,399,606	$23,768,282
During the year ended December 31, 2021, the Company borrowed $4,186,906 from its related parties, transferred $457,045 from additional paid-in capital, and repaid to its related parties in an amount of $1,240,329. During the year ended December 31, 2020, the Company borrowed $22,615,935 from its related parties and repaid to its related parties in an amount of $23,065,204.
In 2020, the Company signed a line of credit agreement with Motian Star, an entity controlled by controlling shareholder of the Company, for a credit line up to RMB100,000,000 (approximately $15.3 million). The credit line bears an interest of 5% and originally expires on December 31, 2021. As of December 31, 2021, the balance of the related party loan borrowed under the credit line is RMB1,000,000 (approximately $157,262). In June 2022, the Company signed a modification agreement with Motian Star and extended the expiration date to December 31, 2023.
On March 5, 2021, Shenzhen Xindao, Motian Star and Shenzhen Building DreamStar entered into an assignment agreement (the “Assignment Agreement”), pursuant to which Shenzhen Xindao agreed to assign to Motian Star its claims against Shenzhen Building DreamStar arising from the Loan Agreement, and Motian Star agreed to accept the assignment and pay Shenzhen Xindao an aggregate of RMB30 million (approximately $4.7 million).
On March 19, 2021, Motian Star and the Company entered into a debt-for-equity agreement (the “Debt-for-equity Agreement”), pursuant to which the Company agreed to grant Motian Star an irrevocable option to purchase certain number of ordinary shares at a purchase price of par value, with the maximum number or ordinary shares purchasable under the option equal to the outstanding balance as of March 19, 2021 (RMB139,152,216, approximately $21,883,408) divided by the initial public offering price of the Company’s ordinary shares. In consideration, Motian Star agreed to, in the event it elects to exercise this option, release the Company from the obligations to pay the outstanding balance. The conversion of debt to equity is contingent upon whether the Company can be successfully listed on the Nasdaq stock market. If the Company fails to be listed on Nasdaq, Motian Star has a right to give up this option and regain its claims related to the outstanding balance.
In June 2022, the Company entered into loan supplementary agreements with Dongguan Jifeng and Dongguan Yicai, to extend the due date of the aggregate loan balance of RMB19,000,000 (approximately $2,987,986) to December 31, 2023 with the interest rate remaining unchanged.

(ii)
Due from related parties

The Company also advances to equity investees in small amounts and to other related parties, and these advances as of December 31, 2021 and 2020 are non-interest bearing, unsecured and due on demand. As of December 31, 2021 and 2020, due from related parties consisted of the following:
Due from related parties	December 31, 2021	December 31, 2020
Shenzhen Morgan One Venture Capital Partnership (L.P.)	$—	$581
Shenzhen Shengding No.3 Venture Capital Partnership (L.P.)	—	1,430
Shenzhen Shengding No.6 Venture Capital Partnership (L.P.)	—	705
Shenzhen Lion Investment Partnership (L.P.)	—	348
Chuangzhan Valley Angel No.1 Investment Enterprise	151	147
Shenzhen CDF Capital Ltd	—	382,983
Total	$151	$386,194
During the year ended December 31, 2021, the Company provided loan in an amount of $155,181 to its related parties, and collected $545,884 from related parties. During the year ended December 31, 2020, the Company provided loan in an amount of $4,900,543 to its related parties and collected $4,538,099 from its related parties.
(iii) Revenues from related parties
The Company provides workspace leasing and services to certain related parties. Revenues from related parties for the years ended December 31, 2021 and 2020 consisted of the following:
Revenues — related parties	For the year ended, December 31, 2021	For the year ended, December 31, 2020
Shenzhen Shengjing Gene Medical Co., Ltd.	$68,390	$291,419
Shenzhen Fuxing Media Co., Ltd.	71,300	46,393
Shenzhen Motian Star Enterprise Management Co., Ltd. Beijing branch	345,841	376,145
Shenzhen Chunchan Internet Technology Co., Ltd.	116,013	124,418
Shenzhen Guochao Sijiu Wine Industry Co., Ltd.	87,528	13,115
Shenzhen Motian Star Enterprise Management Co., Ltd.	218,266	310,112
Shenzhen Mingde Rushang Enterprise Management Co., Ltd.	—	44,936
Wuxi Mingde Junshang Culture Communication Co., Ltd.	210,658	208,223
Shenzhen Motian Star Enterprise Management Co., Ltd. Wuhan Branch	134,059	83,085
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	153,857	454,240
Chengdu Bode Star Enterprise Management Co., Ltd.	94,741	55,111
Chengdu Sharing Star Enterprise Management Co., Ltd.	—	117,937
Shenzhen Motian Enterprise Management Co., Ltd. Chengdu Branch	14,022	—
Chengdu Shengjing Gene Biological Technology Co., Ltd.	49,145	28,193
Beijing Xiaochan Media Co., Ltd.	—	6,452
Hubei Shengjing Ginkgo Co., Ltd.	4,355	4,048
Hangzhou Mingde Rushang Culture Communication Co., Ltd.	—	8,332
Shenzhen Oriental Shengshi Yacht Co., Ltd.	25,866	25,934
Shenzhen Jinchan Internet Technology Co., Ltd.	78,182	30,806
Shenzhen Shengding No. 6 Venture Capital Partnership (L.P.)	19,070	—
Shenzhen Xiaochan Media Co., Ltd.	12,579	51,145
Shenzhen Xiaochan Culture Media Co., Ltd.	67,867	—

Revenues — related parties	For the year ended, December 31, 2021	For the year ended, December 31, 2020
Shenzhen Huapu Star Technology Co., Ltd.	17,713	3,584
Shenzhen Qiuchan Live Broadcasting Service Co., Ltd.	4,368	—
Total	$1,793,820	$2,283,628

In addition, the Company has accounts receivable balance of $7,300 and nil from Motian Star as of December 31, 2021 and 2020, respectively.
The advances and deposits received from related party customers as of December 31, 2021 and 2020 consisted of the following:
Advances from customers — related parties	December 31, 2021	December 31, 2020
Chengdu Bode Star Enterprise Management Co., Ltd.	$—	$5,106
Chengdu Sharing Star Enterprise Management Co., Ltd.	—	10,927
Chengdu Shengjing Gene Biological Technology Co., Ltd.	—	2,324
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	—	35,421
Shenzhen Fuxing Media Co., Ltd.	47	1,319
Shenzhen Guochao Sijiu Wine Industry Co., Ltd.	594	6,742
Shenzhen Motian Star Enterprise Management Co., Ltd.	—	3,552
Shenzhen Jinchan Internet Technology Co., Ltd.	—	561
Shenzhen Xiaochan Media Co., Ltd.	—	13
Shenzhen Xiaochan Culture Media Co., Ltd.	13	—
Wuxi Mingde Junshang Culture Communication Co., Ltd.	64,198	71,309
Shenzhen Motian Star Enterprise Management Co., Ltd Wuhan Branch	26,780	16,334
Hubei Shengjing Ginkgo Co., Ltd.	313	1,324
Shenzhen Shengding No 6 Venture Capital Partnership (L.P.) .	—	18,383
Shenzhen Motian Star Enterprise Management Co., Ltd Beijing Branch	33,025	—
Shenzhen Oriental Shengshi Yacht Co., Ltd .	25	—
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	11,635	—
Total .	$136,630	$173,315
Deposits from customers — related parties	December 31, 2021	December 31, 2020
Shenzhen Shengjing Gene Medical Co., Ltd .	$—	$22,998
Shenzhen Fuxing Media Co., Ltd.	1,572	9,038
Shenzhen Motian Star Enterprise Management Co., Ltd Beijing branch	33,025	70,775
Shenzhen Chunchan Internet Technology Co., Ltd.	29,012	28,261
Shenzhen Guochao Sijiu Wine Industry Co., Ltd.	9,341	22,887
Shenzhen Motian Star Enterprise Management Co., Ltd.	33,725	24,311
Shenzhen Shengjing Health Biology Co., Ltd.	—	4,920
Wuxi Mingde Junshang Culture Communication Co., Ltd.	80,175	78,101
Shenzhen Motian Star Enterprise Management Co., Ltd Wuhan Branch	23,824	19,658
Fuzhou Mingde Rushang Culture Communication Co., Ltd.	32,518	105,589
Chengdu Bode Star Enterprise Management Co., Ltd.	—	24,510
Chengdu Sharing Star Enterprise Management Co., Ltd.	—	52,453
Chengdu Shengjing Gene Biological Technology Co., Ltd.	—	5,147

Deposits from customers — related parties	December 31, 2021	December 31, 2020
Hubei Shengjing Ginkgo Co., Ltd.	697	679
Shenzhen Oriental Shengshi Yacht Co., Ltd.	2,358	2,297
Shenzhen Jinchan Internet Technology Co., Ltd.	—	2,757
Shenzhen Xiaochan Media Co., Ltd.	4,088	3,983
Total	$250,335	$478,364

(iv) Sale and leaseback transaction with related party
In December 2017, the Company purchased an office property in Tianjin, China (the “Tianjin property”) with an original cost of RMB26,359,850 (approximately $3,901,117), and in May 2018, the Company purchased an office property in Shenyang, China (the “Shenyang property”) with an original cost of RMB9,455,498 (approximately $1,429,489). In November 2018, both properties were sold to Motian Star at their carrying value with a total of RMB35,101,236 (approximately $5,306,630). No gain or loss was recognized in relation with the sales of these two properties. The amount was collected in full in 2019.
The Company further entered into lease agreements with Motian Star to lease back both properties in December 2018. The lease term for the Tianjin property is from December 2018 to November 2030, with an annual lease cost of approximately $167,076. The lease term for the Shenyang property is from December 2018 to November 2024, with an annual lease cost of approximately $51,420.
The Company’s operating lease assets and liabilities and lease cost with its related party is as follows as of December 31, 2021 and 2020:
	As of December 31, 2021	As of December 31, 2020
Operating lease right-of-use assets	$1,347,603	$1,438,701
Operating lease liabilities, current	$262,303	$206,775
Operating lease liabilities, non-current	$1,239,692	$1,359,381
The related lease cost with its related party is as follows for the years ended December 31, 2021 and 2020:
	For the year ended, December 31, 2021	For the year ended December 31, 2020
Operating lease cost	$209,610	$206,003
In addition, the rental deposits the Company paid to Motian Star as of December 31, 2021 and 2020 amounted to $19,543 and $19,038, respectively. The Company also has balance of prepaid expenses to Motian Star for the amount of nil and $5,949, respectively, as of December 31, 2021 and 2020.

(v)
Other operating lease with related party

The Company entered into a cooperation agreement with Yuegang Wu, a related party, for using an office space free of charge.
(vi) Purchase or service received from related parties
The Company makes purchases and receives various types of services from certain of its related parties from time to time. For the years ended December 31, 2021 and 2020, the Company engaged the following related parties for services such as advertising and consulting:

General and administrative expenses — related parties	For the year ended December 31, 2021	For the year ended December 31, 2020
Shenzhen Oriental Shengshi Yacht Co., Ltd	$1,860	$—
Chengdu Xiaochan Media Co., Ltd	31,008	205,943
Shenzhen Xiaochan Media Co., Ltd	7,752	732,180
Shenzhen Motian Star Enterprise Management Co., Ltd.	341	—
Shenzhen Guochao Sijiu Wine Industry Co., Ltd.	10,225	—
Total	$51,186	$938,123
In addition, the Company also has accounts payable balance of $2,026 and nil to Motian Star as of December 31, 2021 and 2020, respectively.
The Company has balance of prepaid expenses to Shenzhen Guochao Sijiu Wine Industry Co., Ltd. for the amount of $885 and nil, as of December 31, 2021 and 2020, respectively.
(vii) Disposal of subsidiaries to a related party
On September 7, 2021, the Company entered into an equity transfer agreement with Shanghai Xuanmen Zhongchuang Space Management Co., Ltd. (“Shanghai Xuanmen”), a related party entity over which the Company exercises significant influence. The Company agreed to transfer 100% equity interest of Shengzhen Gouman Enterprise Service Co.,Ltd. (formerly known as Shenzhen Building DreamStar Enterprise Service Co., Ltd.) and its subsidiaries to Shanghai Xuanmen, for a consideration of RMB100,000 (approximately $16,000). The subsidiaries of Shenzhen Gouman Enterprise Service Co., Ltd included in the transaction were Shanghai Zhuna Technology Co., Ltd, Shanghai Xianpu Business Incubator Management Co., Ltd, Shanghai Zhushan Enterprise Service Co., Ltd, Building DreamStar Chuangxiang (Beijing) Technology Co., Ltd, and Hangzhou Building DreamStar Technology Co., Ltd. On October 25 2021, the Company entered into an equity transfer agreement with Shenzhen Gouman Enterprise Service Co., Ltd. The Company agreed to transfer 100% equity interest of Chengdu Dongzhong Enterprise Management Consulting Co., Ltd. to Shenzhen Gouman Enterprise Service Co., Ltd. for no consideration. The transfer of these subsidiaries did not represent a strategic shift that had a major effect on the Company’s operations and financial results. The Company recognized a disposal gain of RMB5,265,683 (approximately $0.8 million).
Note 15 — Contingency
In July 2021, Shanghai Sunrise Property Management Co., Ltd., a landlord of the Company, filed a civil action against the Company in relation to the lease agreement signed with the Company, claiming an amount of about RMB9,271,100 (approximately $1.44 million) for the Company’s lease termination. In April 2022, the court ruled that the Company shall pay Shanghai Sunrise Property Management Co., Ltd. an amount of about RMB4,868,800 (approximately $0.77 million). The case is under appeal. The Company has accrued liabilities in the amount of approximately RMB4,868,800 for this litigation.
In 2020, Zhejiang Junhao Enterprise Management Co., Ltd., a landlord of the Company, filed a civil action against the Company in relation to the lease agreement signed with the Company, claiming an amount of about RMB5,070,000 (approximately $0.73 million) for the Company’s lease termination. The Company has recorded the expected loss and related liabilities in the amount of RMB5,070,000. In 2022, the court gave verdict to this lawsuit, pursuant to which the Company shall make rent payments and property management fee for a total amount of RMB0.7 million (approximately $0.1 million). As a result, the Company recognized a gain of RMB5.4 million (approximately $0.8 million) on the settlement of the litigation.
From time to time, the Company is subject to legal proceedings and claims related to lease contracts with customers in the ordinary course of business. The Company records a liability when it is both probable that a liability will be incurred and the amount of the loss can be reasonably estimated. The Company reviews the need for any such liability on a regular basis.

Note 16 — Subsequent events
The Company has evaluated subsequent events from the balance sheet date through July 19, 2022, the date the consolidated financial statements were issued. Except as otherwise noted below, the Company is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements.
Corporate restructure and termination of the VIE arrangements
On February 9, 2022, all shareholders of Shenzhen Building DreamStar entered into equity transfer agreements and sold 100% of the equity interest of Shenzhen Building DreamStar to Hangzhou Building Dream Star for a total consideration of RMB1,000,000 (approximately $155,000), which were paid in June 2022. On February 12, 2022, the former VIE’s shareholders, Shenzhen Building DreamStar, and Hangzhou Building Dream Star entered into a VIE termination agreement. As a result, the Company obtained 100% of the equity interest in Shenzhen Building DreamStar.
Loans provided to a related party
On February 24, 2022, the Company lent RMB2,000,000 (approximately $314,525) to Shenzhen Oriental Shengshi Yacht Co., Ltd. The loan is interest-free and due on February 23, 2023. The Company received the full repayment from the related party on May 6, 2022.
On March 23, 2022, the Company lent RMB1,000,000 (approximately $157,262) to Shenzhen Oriental Shengshi Yacht Co., Ltd. The loan is interest-free and due on March 22, 2023. The Company received the full repayment from the related party on June 24, 2022.
On June 30, 2022, the Company lent RMB 3,000,000 (approximately $471,787) to Shenzhen Oriental Shengshi Yacht Co., Ltd. The loan is interest-free and due on September 30, 2022. The Company received the full repayment from the related party on July 11, 2022.
Loans obtained
On January 3, 2022, the Company borrowed and obtained RMB4,500,000 (approximately $707,681) from Dongguan Guangshen, a third party. The loan is interest-free for the first three months and bears an annual interest of 5% since the fourth month, and it is due on January 2, 2023.
On February 23, 2022, the Company borrowed and obtained RMB2,000,000 (approximately $314,525) from Dongguan Meihang, a third party. The loan is interest-free for the first three months and bears an annual interest of 5% since the fourth month, and it is due on February 22, 2023.
On February 24, 2022, the Company borrowed and obtained RMB2,000,000 (approximately $314,525) from Dongguan Yifang, a third party. The loan is interest-free for the first three months and bears an annual interest of 5% since the fourth month, and it is due on November 9, 2022.
On March 18, 2022, the Company borrowed and obtained RMB1,000,000 (approximately $157,262) from Dongguan Yifang, a third party. The loan is interest-free for the first three months and bears an annual interest of 5% since the fourth month, and it is due on November 9, 2022.
On June 24, 2022, the Company borrowed and obtained RMB500,000 (approximately $78,631) from Shenzhen Oriental Shengshi Yacht Co., Ltd., a related party. The loan is interest-free and it is due one demand.
On June 28, 2022, the Company borrowed and obtained RMB2,500,000 (approximately $393,156) from Dongguan Guangsheng, a related party. The loan bears an annual interest of 7% and due on December 31, 2023.
On June 28, 2022, all due dates of above loans were extended to December 31, 2023 except for the loan obtained from Dongguan Guangsheng. Please refer to loan extension section below.
Loans extension
In June 2022, the Company entered into loan supplementary agreements with Dongguan Yifang, Dongguan Jifeng, Dongguan Guangshen, Dongguan Yicai, and Dongguan Meihang to extend the due date of the aggregate loan balance of RMB31,500,000 (approximately $4,953,765) to December 31, 2023 with the interest rate remaining unchanged.
On June 24, 2022, the Company signed an extension agreement with Motian Star and extended the expiration date of the credit line up to RMB100,000,000 (approximately $15.3 million) to December 31, 2023 with the interest rate remaining unchanged.
Loan repayment
In July 2022, the Company repaid RMB3,000,000 (approximately $471,787) to Dongguan Jifeng. The remaining balance for the principal of the loan to Dongguan Jifeng is RMB 100,000 (approximately $15,726).
Note 17 — Parent-only financial statements
The Company performed a test on the restricted net assets of the consolidated subsidiaries and VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information for the parent company only.
The subsidiaries did not pay any dividend to the Company for the periods presented. Certain information and footnote disclosures generally included in the financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. These statements should be read in conjunction with the notes to the consolidated financial statements of the Company.
Basis of presentation
The financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investments in its subsidiaries and consolidated VIE.
Investments in subsidiaries and VIE
The parent company and its subsidiaries, VIE and VIE’s subsidiaries were included in the consolidated financial statements where inter-company balances and transactions were eliminated upon consolidation.
For purpose of the parent company’s stand-alone financial statements, its investments in subsidiaries, VIE and VIE’s subsidiaries were reported using the equity method of accounting. The parent company’s share of loss from its subsidiaries, VIE and VIE’s subsidiaries were reported as share of loss of subsidiaries, VIE and VIE’s subsidiaries in the accompanying parent company financial statements. Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of parent company information, preparation the parent company has continued to reflect its share, based on its proportionate interest, of the losses of subsidiaries, VIE and VIE’s subsidiaries regardless of the carrying value of the investment even though the parent company is not obligated to provide continuing support or fund losses.

The following represents unconsolidated financial information of the parent company:
Condensed Financial Information of the Parent Company
Condensed Balance Sheets
	December 31, 2021	December 31, 2020
ASSET/(LIABILITY)
Current assets (liabilities):
Cash and cash equivalents	$795	$—
Due to related party	(795)	—
Total current assets (liabilities)	—	—
Non-current assets (liabilities):
Investment in subsidiaries, VIE and VIE’s subsidiaries	(43,383,425)	(32,222,214)
Total non-current assets (liabilities)	(43,383,425)	(32,222,214)
Total assets (liabilities)	$(43,383,425)	$(32,222,214)
STOCKHOLDERS’ DEFICIT
Shareholders’ deficit:
Ordinary shares ($0.0001 par value, 500,000,000 shares authorized; 36,000,000 shares issued and outstanding as of December 31, 2021 and 2020)	$3,600	$3,600
Additional paid-in capital	20,180,800	20,788,944
Accumulated deficit	(61,152,944)	(51,635,820)
Accumulated other comprehensive loss	(2,414,881)	(1,378,938)
Total Building Dreamstar Technology Inc. shareholders’ deficit	$(43,383,425)	$(32,222,214)
Condensed Financial Information of the Parent Company
Condensed Statements of Operations and Comprehensive Loss
	For the year ended December 31, 2021	For the year ended December 31, 2020
Loss from operations	$—	$—
Loss from investment in subsidiaries, VIE and VIE’s subsidiaries	(9,517,124)	(18,347,877)
Net loss attributable to Building Dreamstar Technology Inc.	$(9,517,124)	$(18,347,877)
Comprehensive loss
Net loss attributable to Building Dreamstar Technology Inc.	(9,517,124)	(18,347,877)
Other comprehensive loss:
Foreign currency translation adjustment	(1,035,943)	(1,714,821)
Comprehensive loss attributable to Building Dreamstar Technology Inc.	$(10,553,067)	$(20,062,698)

Condensed Financial Information of the Parent Company
Condensed Statements of Cash Flows
	For the year ended December 31, 2021	For the year ended December 31, 2020
Cash flow from operating activities:
Net loss	$(9,517,124)	$(18,347,877)
Adjustments to reconcile net income to net cash used in operating activities:
Loss from investment in subsidiaries, VIE and VIE’s subsidiaries	9,517,124	18,347,877
Net cash used in operating activities	—	—
Cash flows from financing activities:
Borrowings from related party	795	—
Net cash flows provided by financing activities	795	—
Net change in cash and cash equivalents	795	—
Cash and cash equivalents – beginning of the year	—	—
Cash and cash equivalents – end of the year	$795	$—

Ordinary Shares
Building DreamStar Technology Inc.
PROSPECTUS
           , 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.
Our post-offering amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering provide that each officer or director of our company (but not auditors) shall be indemnified out of our assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
Under the form of indemnification agreement filed as Exhibit 10.1 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.
The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.   Recent Sales of Unregistered Securities
During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.
None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering.

Purchaser	Date of Issuance	Title and Number of Securities	Consideration (US$)
Dream Star Houde Holdings Limited	September 10, 2019	100 Ordinary Shares	US$1.00
Dream Star Houde Holdings Limited	January 6, 2020	4,569 Ordinary Shares	US$45.69
Dream Star Bamboo Holdings Limited	January 6, 2020	945 Ordinary Shares	US$9.45
Dream Star Fuhua Holdings Limited	January 6, 2020	626 Ordinary Shares	US$6.26
Dream Star Integrity Holdings Limited	January 6, 2020	423 Ordinary Shares	US$4.23
Dream Star Guangsheng Holdings Limited	January 6, 2020	520 Ordinary Shares	US$5.20
Dream Star Fusheng Holdings Limited	January 6, 2020	712 Ordinary Shares	US$7.12
Dream Star Future Holdings Limited	January 6, 2020	139 Ordinary Shares	US$1.39
Dream Star Moyi Holdings Limited	January 6, 2020	756 Ordinary Shares	US$7.56
CDF Innovation Development Limited	January 6, 2020	95 Ordinary Shares	US$0.95
Dream Star Mofeng Holdings Limited	January 6, 2020	567 Ordinary Shares	US$5.67
Dream Star Jifeng Holdings Limited	January 6, 2020	425 Ordinary Shares	US$4.25
Dream Star Yicai Holdings Limited	January 6, 2020	123 Ordinary Shares	US$1.23
Dream Star Houde Holdings Limited	February 24, 2021	16,803,731 Ordinary Shares	US$1,680.37
Dream Star Bamboo Holdings Limited	February 24, 2021	3,401,055 Ordinary Shares	US$340.11
Dream Star Fuhua Holdings Limited	February 24, 2021	2,252,974 Ordinary Shares	US$225.30
Dream Star Integrity Holdings Limited	February 24, 2021	1,522,377 Ordinary Shares	US$152.4
Dream Star Guangsheng Holdings Limited	February 24, 2021	1,871,480 Ordinary Shares	US$187.15
Dream Star Fusheng Holdings Limited	February 24, 2021	2,562,488 Ordinary Shares	US$256.25
Dream Star Future Holdings Limited	February 24, 2021	500,261 Ordinary Shares	US$50.03
Dream Star Moyi Holdings Limited	February 24, 2021	2,720,844 Ordinary Shares	US$272.08
CDF Innovation Development Limited	February 24, 2021	341,905 Ordinary Shares	US$34.19
Dream Star Mofeng Holdings Limited	February 24, 2021	2,040,633 Ordinary Shares	US$204.06
Dream Star Jifeng Holdings Limited	February 24, 2021	1,529,575 Ordinary Shares	US$152.96
Dream Star Yicai Holdings Limited	February 24, 2021	442,677 Ordinary Shares	US$44.27
Item 8.   Exhibits and Financial Statement Schedules
(a)
Exhibits

See Exhibits Index beginning on page II-4 of this registration statement.
(b)
Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.
Item 9.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)
For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBITS INDEX
Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)
4.1†	Registrant’s Specimen Certificate for Ordinary Shares
5.1†	Opinion of Ogier regarding the validity of the Ordinary Shares being registered and certain Cayman Islands tax matters
8.1†	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2†	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)
10.1†	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.2†	Form of Employment Agreement between the Registrant and each of its executive officers
10.3†	English translation of the Cooperation Agreement with Guangdong Zhuojian Law Firm dated October 15, 2019
10.4†	English translation of the Incubator Operation and Services Agreement with the Managing Committee of Zhumeng New District of Anqing City, Anhui Province dated May 2, 2018
10.5†	Form of Lease Agreement with our customers
10.6†	English translation of Lease Agreement with Jinan Jinyu Real Estate Co., Ltd. dated December 6, 2018
10.7†	English translation of Lease Agreement with Qingdao Zhuoyue Qisheng Real Estate Development Co., Ltd. dated September 30, 2018
10.8†	English translation of Lease Agreement with Wuxi Maoye Property Co., Ltd. dated March 29, 2019
10.9†	English translation of Lease Agreement with Zijin Property Insurance Co., Ltd. dated December 1, 2018
10.10†	English translation of Agency Services Agreement with Beijing Jones Lang Lasalle Property Management Services Ltd. dated June 11, 2020
10.11†	English translation of Equity-for-rent Agreement with Shenzhen Micro Time Information Technology Co., Ltd. dated April 27, 2017
10.12†	English translation of Assignment Agreement by and among Shenzhen Building DreamStar, Motian Star and Shenzhen Xindao Positioning Enterprise Consulting Co., Ltd., dated March 5, 2021
10.13†	English translation of Debt-for-equity Agreement by and among Shenzhen Building DreamStar, Motian Star and the Registrant, dated March 19, 2021
10.14†	English translation of the Form of Loan Agreement entered into by and between Motian Star and Shenzhen Building DreamStar, and a schedule of all executed Loan Agreements adopting the same form
10.15†	English translation of Loan Agreement and Supplemental Agreement by and between Shenzhen Erudite Intelligent Enterprise Management Consulting Co., Ltd. and Shenzhen Building DreamStar dated January 2, 2020 and June 30, 2020, respectively
21.1†	Significant Subsidiaries of the Registrant
23.1	Consent of MaloneBailey, LLP, an independent registered public accounting firm
23.2†	Consent of Ogier (included in Exhibit 5.1)
23.3†	Consent of Zhong Lun Law Firm (included in Exhibit 99.2)
24.1†	Powers of Attorney (included on signature page)

Exhibit No.	Description of Exhibit
99.1†	Code of Business Conduct and Ethics of the Registrant
99.2†	Opinion of Zhong Lun Law Firm regarding certain PRC law matters
99.3†	Consent of Frost & Sullivan
99.4†	Consent of Wenbing Chris Wang
99.5†	Consent of Ming Wang
99.6†	Consent of Guangbin Ren
107†	Calculation of Filing Fee Tables

*
To be filed by amendment

†
Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, Guangdong, People’s Republic of China, on July 19, 2022.
Building DreamStar Technology Inc.
By:
/s/ Haibo Zhao

Name: Haibo Zhao
Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* Houde Li	Chairman of the Board of Directors	July 19, 2022
/s/ Haibo Zhao Haibo Zhao	Director and Chief Executive Officer (principal executive officer)	July 19, 2022
/s/ Jiayao Wu Jiayao Wu	Chief Financial Officer (principal financial and accounting officer)	July 19, 2022
*By: /s/ Haibo Zhao Name: Haibo Zhao Attorney-in-fact
*By: /s/ Jiayao Wu Name: Jiayao Wu Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Building DreamStar Technology Inc., has signed this registration statement or amendment thereto in New York on July 19, 2022.
Authorized U.S. Representative
Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:
Sr. Vice President on behalf of Cogency Global Inc.